  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1998

                                                REGISTRATION NO. 333-47245

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 ------------

                        AMENDMENT NO.1 TO FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 ------------
                      UNITED INTERNATIONAL HOLDINGS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              84-1116217
     (STATE OR OTHER JURISDICTION                 (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)             IDENTIFICATION NO.)

                           4643 SOUTH ULSTER STREET
                            DENVER, COLORADO 80237
                                (303) 770-4001
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ------------
                               J. TIMOTHY BRYAN
                            CHIEF FINANCIAL OFFICER
                      UNITED INTERNATIONAL HOLDINGS, INC.
                           4643 SOUTH ULSTER STREET
                            DENVER, COLORADO 80237
                                (303) 770-4001
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                 ------------
                                  COPIES TO:
                             GARTH B. JENSEN, ESQ.
                           HOLME ROBERTS & OWEN LLP
                           1700 LINCOLN, SUITE 4100
                            DENVER, COLORADO 80203
                                (303) 861-7000

                                 ------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]









                                 ------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 10, 1998

PROSPECTUS
      , 1998

                           OFFER FOR ALL OUTSTANDING
    10 3/4% SENIOR SECURED DISCOUNT NOTES DUE 2008, SERIES A IN EXCHANGE FOR
          10 3/4% SENIOR SECURED DISCOUNT NOTES DUE 2008, SERIES B OF

                [LOGO OF UNITED INTERNATIONAL HOLDINGS, INC.]

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME,

                    ON APRIL 10, 1998, UNLESS EXTENDED

  United International Holdings, Inc., a Delaware corporation ("UIH"or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount at maturity of $1,375,000,000 of 10 3/4% Senior Secured Discount Notes due 2008, Series B (the "New Notes") of the Company for a like principal amount at maturity of the issued and outstanding 10 3/4% Senior Secured Discount Notes due 2008, Series A (the "Old Notes" and, together with the New Notes, the "Senior Notes") of the Company from the holders (the "Holders") thereof. The Old Notes were offered for sale on January 30, 1998 (the "Offering"). The terms of the New Notes are identical in all material respects to the Old Notes, except (i) for certain transfer restrictions and registration rights relating to the Old Notes and (ii) that, if the Exchange Offer is not consummated by April 20, 1998, or the Company fails to comply with certain other registration obligations with respect to the Old Notes (each such event referred to as an "Event Date"), the Company is required to pay liquidated damages (the "Liquidated Damages") to the Holders of the Old Notes in an amount equal to (A) during the first 90-day period beginning on, and including, the Event Date, an amount equal 0.5% per annum of the Accreted Value (as defined) of the Old Notes held by such Holder and (B) during each subsequent 90-day period immediately following the final day of the prior 90-day period, a percentage of the Accreted Value of the Old Notes calculated at the rate per annum applicable in the immediately preceding 90-day period plus 0.5%, provided that, the rate at which Liquidated Damages are calculated shall not exceed 2.5% per annum, until, but not including, the date of the consummation of the Exchange Offer or, as the case may be, compliance by the Company with such other registration obligations. Any Liquidated Damages due shall be payable on each February 15 and August 15 to Holders of record of the Old Notes on the February 1 or August 1, respectively, next preceding such payment date.

  The Senior Notes mature on February 15, 2008, and are redeemable at the option of the Company on or after February 15, 2003, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, and Liquidated Damages, if any, to the date of redemption. In addition, at any time prior to February 15, 2001, the Company may redeem up to 35% of the aggregate principal amount at maturity of the Senior Notes with the net cash proceeds of certain public sales of equity interests of the Company or assets of the Company at a redemption price equal to 110.75% of the Accreted Value (as defined) thereof on the redemption date; provided that not less than 65% of the principal amount at maturity of the Senior Notes originally issued are outstanding immediately after giving effect to such redemption. See
"Description of Senior Notes" and "Certain U.S. Income Tax Considerations."
  The Old Notes were issued at a significant discount from their aggregate principal amount at maturity and accrete at a rate of 10 3/4% per annum, compounded semi-annually to an aggregate principal amount on February 15, 2003 of $1,375,000,000. Cash interest will not commence to accrue on the Senior
Notes prior to February 15, 2003. Commencing August 15, 2003, cash interest on the Senior Notes will be payable on February 15 and August 15 of each year until maturity at a rate of 10 3/4% per annum. For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note.
Original Issue Discount of the New Notes will accrue from the date or original issuance of the Old Notes.
                                                        (continued on next page)

  SEE "RISK FACTORS" STARTING ON PAGE 22 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     [ARTWORK OF UIH EUROPE APPEARS HERE]

UIH EUROPE AND UPC (3)

                                          12/31/94            12/31/95            12/31/96              9/30/97
-----------------------------------------------------------------------------------------------------------------
TOTAL HOMES UNDER LICENSE                 1,656,900           3,565,800           4,092,760             4,243,105

TOTAL HOMES PASSED                        1,246,527           2,780,669           3,130,949             3,479,415

TOTAL BASIC SUBSCRIBERS(1)                  744,787           1,932,339           2,131,835             2,368,661

EQUITY BASIC SUBSCRIBERS(1)(2)              125,065             515,401             691,088             1,514,923

(1)  Excludes programming subscribers.
(2) Equity data represents certain operating statistics multiplied by the Company's ownership percentage.
(3) UIH Europe and UPC figures take into account the acquisition of Philips' interest in UPC on December 11, 1997, but do not take into account the planned acquisition of the Combivisie systems.

TOTAL COMPANY

                                          12/31/94            12/31/95            12/31/96              9/30/97
-----------------------------------------------------------------------------------------------------------------
TOTAL HOMES UNDER LICENSE                 3,966,900           7,121,400           9,834,130             9,896,705

TOTAL HOMES PASSED                        1,507,069           3,980,710           6,996,931             7,389,891

TOTAL BASIC SUBSCRIBERS(1)                  819,175           2,115,762           2,745,099             3,071,667

EQUITY BASIC SUBSCRIBERS(1)(2)              158,973             634,733           1,023,431             1,891,269

(1)  Excludes programming subscribers.
(2) Equity data represents certain operating statistics multiplied by the Company's ownership percentage.


                  [ARTWORK OF UIH ASIA/PACIFIC APPEARS HERE]

                  [ARTWORK OF UIH LATIN AMERICA APPEARS HERE]


UIH LATIN AMERICA
                                          12/31/94            12/31/95            12/31/96              9/30/97
-----------------------------------------------------------------------------------------------------------------
TOTAL HOMES UNDER LICENSE                 590,000             1,444,000           3,372,600             3,259,600

TOTAL HOMES PASSED                        257,206               875,654           2,189,716             2,106,574

TOTAL BASIC SUBSCRIBERS(1)                 73,945               154,138             462,804               450,298

EQUITY BASIC SUBSCRIBERS(1)(2)             33,686               102,857             209,332               168,371

(1)  Excludes programming subscribers.
(2) Equity data represents certain operating statistics multiplied by the Company's ownership percentage.



UIH ASIA/PACIFIC
                                          12/31/94            12/31/95            12/31/96              9/30/97
-----------------------------------------------------------------------------------------------------------------
TOTAL HOMES UNDER LICENSE                 1,720,000           2,111,600           2,368,770             2,394,000

TOTAL HOMES PASSED                            3,336             324,387           1,676,266             1,803,902

TOTAL BASIC SUBSCRIBERS(1)                      443              29,285             150,460               252,708

EQUITY BASIC SUBSCRIBERS(1)(2)                  222              16,475             123,011               207,975

(1)  Excludes programming subscribers.
(2) Equity data represents certain operating statistics multiplied by the Company's ownership percentage.

(Continued from the Cover)

  The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined). Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC" or the "Commission"), as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the "distribution" (within the meaning of the Securities Act) of such New Note. The Company acknowledges and each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date (as defined) and ending at the close of business on the 180th day following the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  The Indenture governing the Senior Notes (the "Indenture") limits the ability of the Company, its Subsidiaries (as defined) and its Restricted Affiliates (as defined) to incur additional Indebtedness (as defined). The Indenture also provides that, upon a Change of Control (as defined), holders of Senior Notes have the right to require the Company to purchase the Senior Notes at a price of 101% of the Accreted Value thereof at the date of purchase. See "Description of Senior Notes."

  The Senior Notes are general, senior, secured obligations of the Company that rank senior in right of payment to all existing and future Subordinated Indebtedness (as defined) of the Company. The Senior Notes rank pari passu in right of payment with the Company's existing 14% Senior Secured Discount Notes due 1999 (the "1999 Notes"). As of February 27, 1998, approximately $465,000 principal amount at maturity of the 1999 Notes was outstanding. The Senior Notes are effectively subordinated to all existing and future Indebtedness and other liabilities and commitments of the Company's subsidiaries. As of November 30, 1997, pro forma for the UPC Acquisition (as defined), the Tender Offer (as defined), the Offering and the use of the proceeds therefrom, the total liabilities of the Company's subsidiaries were $1.1 billion (excluding inter-company payables to the Company).

  The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any of the Old Notes, the Company promptly will return the Old Notes to the Holders thereof. See "Exchange Offer." The New Notes have been approved for trading in the Private Offering, Resale and Trading through Automated Linkages ("PORTAL") market upon issuance.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in, or incorporated by reference into, this Prospectus. All foreign currency amounts translated to U.S. dollars have been converted using a convenience translation unless otherwise stated. See "Management's Discussion and Analysis of Financial Condition--Certain Accounting Conventions." All references to "$" or "dollars" are to U.S. dollars. Unless otherwise indicated, the information in this Prospectus assumes the UPC Acquisition had occured as of the date of such information.

                                  THE COMPANY

  The Company, through its subsidiaries and affiliates, is a leading provider of multi-channel television services outside the United States, owning and operating systems in over 20 countries around the world. UIH operates systems in three geographic regions: (i) Europe, primarily through UPC, which is one of Europe's largest privately owned multiple system operators; (ii) Asia/Pacific, including through its indirect 98% owned subsidiary, Austar, which is the largest provider of multi-channel television services in regional Australia; and (iii) Latin America, including through its 34% interest in VTR Hipercable S.A. ("VTR Hipercable"), which is the largest multi-channel television provider in Chile. These operating systems served an aggregate of approximately 3.1 million subscribers and passed approximately 7.4 million of the approximately
9.9 million homes in their respective service areas at September 30, 1997. UIH's equity interest as of such date in those subscribers, homes passed and homes in the Company's service areas was approximately 1.9 million, 4.6 million and 6.1 million, respectively. See "Corporate Organizational Structure" for a discussion of UIH's equity interests in its various intermediate holding companies and operating systems.

  UIH was founded in 1989 by a management team that had substantial experience in the cable television industry in the United States. Recognizing the opportunities that exist to bring multi-channel television services to countries that have little or none of such services, UIH has, since its formation, focused on and invested in multi-channel television systems outside the United States. UIH originally focused its efforts in Europe and Israel, whose economies were sufficiently developed to support its operations and where demand for service was significant. A number of UIH's original development projects in Europe and Israel have established large subscriber bases, realized high penetration rates and, as a result, are currently generating substantial operating cash flow. To capitalize on the opportunities to apply its expertise in building and operating multi-channel television systems in developing markets with attractive economic, regulatory and demographic profiles, UIH has significantly expanded the scope of its operations over time to include portions of Latin America and the Asia/Pacific region. Many of UIH's operating companies in these regions have established leading positions in their respective markets and have built significant subscriber bases.

  In its early years, UIH acquired primarily minority ownership interests in systems, which it, nonetheless, actively managed. Having successfully built and developed many multi-channel television systems around the world, UIH began rationalizing its operations in 1996 to focus on large, majority owned systems, with the goal of significantly expanding the scale of its operations and increasing the Company's financial flexibility. As a result, the Company's total equity subscribers increased from approximately 659,000 at December 31, 1995 to approximately 1.9 million at September 30, 1997. The primary elements of UIH's rationalization plan are: (i) acquiring significant and/or controlling ownership interests in several operating companies; (ii) selling selected assets for cash, generally at significant gains on its invested capital; (iii) obtaining equity partners for certain other companies; and (iv) merging or swapping selected assets in order to obtain larger or controlling ownership interests in other companies or interests in larger, combined companies. Through a series of these types of transactions, UIH has acquired controlling interests in the majority of its large, primary systems and management believes the Company is well-positioned to capitalize on the growth opportunities of its operating companies. See "--UIH Asset Rationalization."

  UIH's operating companies are currently a combination of (i) highly penetrated, mature systems that generate stable cash flow and, which, management believes, have the opportunity to increase revenues and cash flows through the introduction of new services such as cable telephony, tiered programming, pay-per-view and Internet/data services and (ii) earlier stage businesses that typically have established leading market positions and large subscriber bases, and whose number of subscribers management believes will continue to increase primarily through aggressive marketing within their respective service areas. UIH's principal strategies are to: (i) increase the revenues and cash flows of its existing systems; (ii) continue to capitalize on opportunities to rationalize its operations; (iii) pursue selected new acquisition and development opportunities; and (iv) finance its operating companies primarily through internally generated cash flow and borrowings by its regional holding and operating companies under existing facilities.

EUROPEAN OPERATIONS

  Through UPC, UIH is one of the largest private sector multi-channel cable television operators in Europe, with interests in well-established systems, as well as systems under construction, in 12 countries in Europe and in Israel. UIH holds effectively all of the voting control of UPC and owns all of its issued and outstanding shares, other than approximately 8.4% of such shares, which have been registered in the name of a foundation to support UPC's employee equity incentive plan. UPC's operations consist primarily of large, developed systems, including systems in Austria, Belgium, The Netherlands and Norway (the "UPC Established Systems"). UPC's operations include two of the world's larger clusters of systems: the Vienna and surrounding areas systems, in which UPC has a 95% interest, which had approximately 434,100 subscribers as of September 30, 1997, and the Amsterdam and surrounding areas system, in which UPC has a 50% interest, which had approximately 519,800 subscribers as of September 30, 1997. With the continued liberalization of the communications market in Europe, the Company believes UPC is well-positioned within its markets to exploit anticipated opportunities for growth in video services, Internet/data services and cable telephony services. As of September 30, 1997, UPC's affiliated companies passed a total of approximately 3.3 million homes and had an aggregate of approximately 2.3 million subscribers and, on an equity basis, UPC passed approximately 2.1 million homes and had approximately 1.5 million subscribers. For the year ended December 31, 1996, UPC had consolidated revenues and Adjusted EBITDA (as defined below) of approximately $145.1 million and $50.8 million, respectively, and for the nine months ended September 30, 1997, UPC had consolidated revenues and Adjusted EBITDA of approximately $128.9 million and $42.7 million, respectively. See "Business--Summary Operating Data for the Company's Operating Systems."

  The UPC Established Systems have been characterized by very high penetration rates (ranging from 69% to 95% as of September 30, 1997), low net churn rates (a monthly average of approximately 0.6% for the nine months ended September 30, 1997) and stable positive cash flow. All of the UPC Established Systems (each of which has been operating for more than ten years) and many of its other systems have long-term licenses to provide cable television services in their operating areas. Although the UPC Established Systems have high penetration rates and low churn rates, the cash flow per subscriber of these systems is significantly lower than levels achieved in the United States and many other countries in which UIH operates. UPC is aggressively installing fiber optic two-way digital networks in many of its systems in an attempt to increase revenue and cash flow per subscriber by offering enhanced communications services such as impulse pay-per-view, Internet/data services and, when permitted, cable telephony. UPC also plans to expand its operations by selectively building out cable infrastructure in certain unserved regions in its existing markets and, where appropriate, by investing in new development and acquisition opportunities.

  UPC also has majority interests in systems in the Czech Republic, France, Portugal, Romania and the Slovak Republic, which are at various stages of construction and development (the "UPC Development Projects"), and non-consolidated equity interests in systems in Hungary, Israel, Ireland and Malta (the "UPC Equity Investments"). The Company believes these interests have significant value and UPC is evaluating the potential sale of a portion of, or potentially acquiring a majority interest in, these and selected other systems in order to do one or more of the following: (i) rationalize its operations; (ii) reduce debt; or (iii) provide additional capital for the growth of the UPC Established Systems.

  UIH (through entities other than UPC) holds a 46% interest in a Hungarian company ("Monor Communications") that is building a fiber-optic telecommunications network in the Monor region of Hungary with approximately 85,000 homes passed and approximately 60,600 telephony subscribers and 21,700 cable television subscribers as of September 30, 1997.

ASIA/PACIFIC OPERATIONS

  The Company, through its 98% owned subsidiary UIH Asia/Pacific Communications, Inc. ("UAP"), is a leading provider of multi-channel television services in Australia and the Asia/Pacific region. Through its wholly-owned subsidiary, Austar, UAP is the second largest provider (based on subscribers) of multi-channel television services in Australia and largest provider of multi-channel television services in regional Australia, operating MMDS systems and marketing a DTH service in franchise areas encompassing approximately 1.6 million television homes, or approximately 25% of the total Australian market. Austar began marketing its services in late 1995 and has grown its subscriber base from approximately 5,200 subscribers as of December 31, 1995 to approximately 178,800 subscribers as of September 30, 1997. The Company believes that Austar has benefitted from several factors, including exclusive license agreements and a well developed regional infrastructure, which have provided Austar with an attractive competitive position within its markets.

  UAP, through its 65% owned New Zealand subsidiary Saturn Communications Limited ("Saturn"), is constructing a wireline cable and telephony system in Wellington, New Zealand, a market with approximately 141,000 television homes. In addition, Telemondial Holdings, Inc. ("Sun Cable"), in which UAP holds a note convertible (subject to local restrictions) into a 40% ownership interest, owns and operates cable television systems in 15 markets in the Philippines with an aggregate of approximately 65,000 subscribers and a total of approximately 600,000 television homes in its operating areas as of September 30, 1997. Sun Cable and SkyCable recently announced their intention to form a joint venture, which, if consummated, would create the second largest multi-channel television operator in the Philippines and the largest outside of Manila. See "Business--UIH Asia/Pacific Communications, Inc.--Philippines: Sun Cable." UAP's other businesses include (i) a 25% interest in XYZ Entertainment Pty. Ltd. ("XYZ"), a programming company that provides five channels to the Australian multi-channel television market, four of which are part of the "Galaxy Package," the core component of Austar's programming offering, and the most widely distributed programming package in Australia (with a total of approximately 524,000 subscribers as of September 30, 1997) and (ii) up to a 90% economic interest in Telefenua S.A. ("Telefenua"), the only provider of multi-channel television services in Tahiti, with an MMDS system in a market with approximately 31,000 television homes. UIH is evaluating the sale of its interest in Telefenua.

  The Company believes that UAP is well-positioned to capitalize on the strong demand for multi-channel television and other telecommunications services in its markets. As of September 30, 1997, UAP's multi-channel television operating systems had an aggregate of approximately 1.8 million television homes serviceable and approximately 252,700 subscribers, compared to approximately 324,000 television homes serviceable and approximately 29,000 subscribers as of December 31, 1995 (with a substantial majority of such growth resulting from Austar's build out and subscriber marketing). During this same period, subscribers to XYZ's programming increased from approximately 65,000 to approximately 524,000. For the nine months ended September 30, 1997, UAP had consolidated revenues of approximately $49.1 million. While the Company expects that a substantial portion of UAP's growth will come from the continued development of Austar, the Company also is anticipating growth by UAP's other operating companies, which the Company believes have significant opportunities to increase their subscribers, revenues and cash flows by continuing to market within their respective existing franchise areas.

LATIN AMERICAN OPERATIONS

  Through UIH Latin America, Inc. ("UIHLA"), a wholly-owned subsidiary of the Company, UIH owns interests in and operates multi-channel television distribution systems in Chile, Brazil, Mexico and Peru. The Company believes that many countries in Latin America are characterized by rapidly growing economies, increasing political stability, declining inflation and low multi-channel television penetration. In addition, many Latin American countries are placing an emphasis on privatization of businesses. UIHLA's current strategy is to (i) increase the subscribers, revenues and cash flows of its existing, larger core operating companies, (ii) purchase significant or majority ownership positions in new multi-channel television operating companies and/or development projects in Latin America, and (iii) reduce the indebtedness of UIHLA with proceeds from the sale of selected assets.

  UIHLA's primary operating company is VTR Hipercable, the largest cable television operator in Chile, serving an estimated 57% of the total homes passed in Chile as of September 30, 1997. UIHLA owns a 34% interest in VTR Hipercable with an option (exercisable until April 30, 1998) to increase its ownership interest to 50%. VTR Hipercable operates in several regions throughout Chile, including Santiago, Chile's largest city, and has substantially completed an upgrade of its network to a 750Mhz hybrid fiber coaxial system. As a result of the network upgrade, VTR Hipercable began offering cable telephony service to its customers in June 1997. As of September 30, 1997, VTR Hipercable had approximately 359,200 subscribers (representing an increase of approximately 11.6% compared to December 31, 1996) and for the nine months ended September 30, 1997, VTR Hipercable had revenues and Adjusted EBITDA of $83.5 million and $16.4 million, respectively, representing substantial increases over the comparable periods in the prior year. VTR Hipercable's strategy is to improve its current penetration of 24.4% (as of September 30, 1997) by aggressively marketing its multi-channel television and cable telephony services.

  UIHLA is currently evaluating its ownership positions in (i) systems in Mexico, which it currently plans to divest in order to reduce debt and (ii) a 46.3% interest in TV Cabo e Communicacoes in Jundiai ("Jundiai"), a system located in Jundiai, Brazil. The Company anticipates that a portion of the proceeds of any such sale will be used to repay certain UIHLA indebtedness.

                           UIH ASSET RATIONALIZATION

  During the past two years, UIH has focused on opportunities to rationalize its operations. Management believes that this strategy has several advantages for UIH, including: (i) increasing the scale of its operations (from December 31, 1995 to September 30, 1997, UIH increased its equity subscribers from approximately 659,000 to approximately 1.9 million) while reducing the number of operating companies in which it participates; (ii) realizing gains on its investments and redeploying capital to its majority-owned and/or higher growth-opportunity operating companies (during the past two years, UIH has realized total proceeds of approximately $315.4 million from asset sales, which resulted in net proceeds to UIH, after repayment of debt, of approximately $245.8 million, compared to its total cash investment of approximately $81.9 million in such systems); (iii) reducing the debt of its operating companies; and (iv) reducing the need for the Company to raise capital from outside parties or to make contributions to fund the operations of its subsidiaries and affiliates.

  This asset rationalization has consisted primarily of: (i) acquiring significant and/or controlling ownership interests in several operating companies; (ii) selling selected assets for cash, generally at significant gains on the Company's invested capital; (iii) obtaining equity partners for certain other companies; and (iv) merging or swapping selected assets in order to obtain larger or controlling ownership interests in other companies or interests in larger, combined companies. Through the completion of a series of such transactions, UIH has been able to increase its subscriber base significantly and acquire majority ownership of most of its major operating systems. Following is a summary of the major transactions that UIH has completed during the past two years:

                                  ASSET SALES
  . Sale of Argentinean Cable Operations. In October 1997, UIH sold all of its Argentinean cable operations (the "Argentina Transaction") for approximately $213.3 million in cash, subject to certain post-closing adjustments currently under negotiation. This purchase price represented a value of approximately $1,500 per subscriber. UIH had invested cash of approximately $45.6 million in Argentina and borrowed approximately $69.6 million prior to the sale, and the Company recognized a net gain of approximately $91.6 million (after recognizing cumulative operating losses and other items).
  . Sale of Minority Interest in New Zealand Cable/Telephony Operator to Strategic Partner. In July 1997, Saturn, UAP's wholly-owned New Zealand subsidiary, sold a 35% interest to a subsidiary of Saskatchewan Telecommunications Holding Corporation ("Sasktel"), a Canadian telecommunications company with substantial experience in constructing and operating telephone networks, for approximately $19.5 million in cash (implying a value for UIH's remaining 65% stake of approximately $36.2 million). Saturn is using the proceeds to build out its hybrid fiber coaxial dual network (cable/telephony) in Wellington. UIH had invested a total of approximately $28.4 million in Saturn prior to the transaction.
  . Sale of Venezuelan Cable Operations. In May 1997, UIH entered into an agreement to sell its Venezuelan cable operations for approximately $10.5 million, which acquisition recently closed. UIH sold these operations in order to focus its management and financial resources on other Latin American operations. The Company held this investment for approximately eight months.
  . Sale of 34% Interest in Brazilian Cable Operation. In August 1996, UIH sold its 34% interest in Cabodinamica TV Cabo Sao Paulo, S.A. ("Net Sao Paulo"), a company that was building a cable television system in Sao Paulo, for approximately $78.1 million in cash. UIH had invested approximately $22.8 million in this company prior to the sale, and recognized a net gain of approximately $65.2 million (after recognizing cumulative operating losses of approximately $9.9 million).
  . Sale of 25% Interest in Brazilian Cable Operation. In January 1996, UIH sold its 25% interest in TV-Cabo Rio Telecommunicacoes, S.A. ("TV Cabo Rio"), a company that was developing a cable television system in Rio de Janeiro, for approximately $13.5 million. UIH had invested approximately $1.6 million in this company prior to the sale, resulting in a net gain of approximately $11.9 million.

                             POTENTIAL ASSET SALES

  UIH expects to continue to rationalize its portfolio of operating companies, with an emphasis on selling its minority-owned affiliates in order to reduce debt and provide its majority-owned systems with additional capital to fund their growth opportunities. The following summarizes the assets and businesses that UIH is currently evaluating for potential sale or strategic combination:

  . Other Europe. In order to finance the Company's acquisition (the "UPC Acquisition") from Philips (as defined below) of Philips' interest in UPC, UPC, through a wholly-owned subsidiary, incurred approximately $125.0 million of additional indebtedness (of which approximately $13.8 million is held as a restricted cash reserve) pursuant to a bridge bank facility (the "Tranche B Facility"), which facility generally is secured by certain indirect interests of UPC in its operating companies, other than the Austria, Belgium and Norway systems, and shares of UIH that UPC acquired in the UPC Acquisition. The Company plans to use approximately $63.0 million of the proceeds of the Offering to repay a portion of the Tranche B Facility. UPC is also considering selling some or all of the assets securing the Tranche B Facility, the proceeds of which the Company currently believes would be sufficient to repay the amounts currently outstanding pursuant to the Tranche B Facility. See "--The UPC Acquisition." Additionally, UPC has recently sold some smaller systems in France and its system in Spain.

  . Asia/Pacific. UIH is evaluating the sale of its interests in Telefenua, its Tahitian MMDS operator.

  . Latin America. UIH is evaluating the sale of certain of its interests in its Mexico and Brazil cable operations. UIH intends to apply the proceeds from these sales, together with approximately $25.0 million of the proceeds from the Offering, to the repayment of a $40.0 million short term credit facility of UIHLA (approximately $38.0 million of which was drawn down and outstanding under such facility as of November 30, 1997) and, if possible, to pursue selected investment opportunities in the region.

            CONSOLIDATIONS, ACQUISITIONS AND POTENTIAL ACQUISITIONS

  . Acquisition of Controlling Interest in European Operations. On December 11, 1997, UIH acquired the interest in UPC owned by several subsidiaries of Philips Electronics N.V. (collectively, "Philips"), thereby making UPC an effectively wholly-owned subsidiary (subject to certain employee equity incentive compensation arrangements), and giving the Company control over the majority of its European operations. See "--The UPC Acquisition."

  . Acquisition of Norwegian Cable Operator. In January 1997, UPC acquired from Helsinki Media Company ("Helsinki Media") a 70.2% interest in Janco Kabel-TV A/S ("Janco"), a Norwegian cable operator with approximately 160,900 subscribers at September 30, 1997. See "Business--United Pan-Europe Communications N.V.--UPC Acquisitions." In November 1997, UPC merged the Janco operations with its existing Norwegian cable subsidiary's operations, thereby creating Janco Multicom AS ("Janco Multicom"), the largest cable television operator in Norway. Following such merger, UPC holds an 87.3% interest in Janco Multicom. From an economic perspective, UPC has all the rights and obligations of full ownership of Janco Multicom and UPC consolidates 100% of the financial results therefrom, although Helsinki Media has been granted certain minority shareholder rights. UPC expects to realize economies of scale as a result of the merger. UPC has the right to acquire, and Helsinki Media has the right to put to UPC, the remaining interest in Janco Multicom by July 2, 2001 for approximately NKr165.9 million ($23.5 million as of September 30, 1997), subject to certain adjustments. UPC has in place a letter of credit facility to fund fully the purchase of the remaining interest in Janco Multicom.

  . UCI Partnership Transaction. In September 1996, UPC purchased for $30.0 million from its partner, Telewest Europe Group, an affiliate of U S WEST and TCI, the remaining partnership interest in United Communications International ("UCI"), a partnership that held interests in cable television companies in Hungary, Norway and Sweden. The UCI acquisition increased UPC's ownership in its Norway system from 8.3% to 100%, in its Hungary system from 3.9% to 50% and in Swedish Cable and Dish AB (Sweden) from 2.8% to 26%. In October 1996, UPC sold its interest in the Sweden operations.

  . Acquisition of a Controlling Interest in Australian Operations. In December 1995, UAP acquired an additional 40% interest (increasing its interest at that time to 90%) in Austar, its Australian multi-channel television operation, through the issuance of approximately $29.8 million initial liquidation value of convertible preferred stock of UIH. In 1996, UAP increased its economic ownership interest in Austar to 100%.

  . Acquisition of Netherlands Cable Operator. In February 1998, UPC acquired the cable television systems surrounding Eindhoven, The Netherlands ("Combivisie"), a market in which UPC currently operates, for a purchase price of approximately NLG181.1 million ($91.4 million as of September 30, 1997). At September 30, 1997, Combivisie had approximately 137,000 subscribers and a 96.5% penetration rate.

  There can be no assurance that any of the potential transactions described above will occur, or if they occur, that the terms of any such transaction will be as stated. In addition to those transactions described above, UPC and its operating companies are in various stages of review and negotiation of other potential acquisition and diposition opportunities.

                              THE UPC ACQUISITION

  On December 11, 1997, UPC closed the UPC Acquisition pursuant to which UIH acquired Philips' interest in UPC, thereby increasing its ownership to effectively 100% (subject to certain employee equity incentive arrangements described in "Corporate Organizational Structure--UPC"). The Company and Philips formed UPC in 1995 in order to capitalize on the growth opportunities in the multi-channel television and related industries in Europe. UPC has grown significantly since its formation, both through acquisitions and increases in subscribers, revenues and cash flows at its operating companies. The Company believes that the UPC Acquisition provides it with an attractive opportunity to obtain management and operating control of the majority of its European properties.

  In addition to purchasing Philips' interest in UPC, as part of the UPC Acquisition at closing, (i) UPC purchased all of the 3.17 million shares of Class A Common Stock of the Company held by Philips, (ii) UPC repaid to Philips the accreted amount of UPC's 9.96% Series A and 10.03% Series B Pay-in-Kind Convertible Notes not acquired directly by UIH and (iii) UPC made a payment to Philips in lieu of issuing a previously negotiated stock appreciation right. In connection with the UPC Acquisition, UPC refinanced all of its existing consolidated debt, except for approximately NLG123.4 million ($62.3 million as of September 30, 1997) of project financing, of which approximately NLG65.0 million ($32.8 million as of September 30, 1997) is expected to be refinanced in connection with UPC's acquisition of Combivisie.

  The UPC Acquisition was financed with (i) approximately NLG305.2 million ($151.5 million as of December 11, 1997 drawn under a NLG1.1 billion nine-year bank facility (the "Tranche A Facility"), (ii) approximately $111.2 million of the $125.0 million Tranche B Facility, and (iii) an approximately $162.5 million cash investment by UIH. An additional NLG508.7 million ($252.5 million) was drawn under the Tranche A Facility to refinance existing debt and pay for transaction expenses. The following table summarizes the sources and uses of funds for the UPC Acquisition using a convenience translation as of December 11, 1997 (in millions):

SOURCES OF
FUNDS:
UPC Bank Facility:
  Tranche A(1).................... $404.0
  Tranche B(2)....................  111.2
UIH Cash Investment(3)............  162.5
                                   ------
  Total sources................... $677.7
                                   ======

USES OF FUNDS:
Purchase UPC Equity and UIH Class
 A Common Stock(4) ............... $256.5
Retire UPC Debt due to Philips....  168.7
Refinance Existing UPC Debt.......  163.8
Refinance Existing Norway Debt....   74.5
Transaction Expenses..............   14.2
                                   ------
  Total uses...................... $677.7
                                   ======

--------------------
(1) The Tranche A Facility has total availability of NLG1.1 billion ($546.0 million as of December 11, 1997) and is secured by UPC's interests in the Austria, Belgium and Norway operating companies. See "Description of Other Debt--UPC and Affiliates--UPC."

(2) The Tranche B Facility (which matures December 5, 1998, which maturity date is extendable to June 5, 1999 under certain conditions) is secured by, among other things, UPC's indirect ownership interest in certain operating companies, other than the Austria, Belgium and Norway systems, some or all of which may be sold in order to retire the Tranche B Facility. UPC currently believes that the proceeds from such sales would be sufficient to repay the outstanding amounts under the Tranche B Facility. See "Description of Other Debt--UPC and Affiliates--UPC." The Company plans to use approximately $63.0 million of the proceeds of the Offering to repay a portion of the Tranche B Facility.
(3) UIH used proceeds from the Argentina Transaction and a portion of its unrestricted cash balance to fund its cash investment.
(4) Includes a payment in lieu of issuing a stock appreciation right.

                                THE TENDER OFFER

  The Company used approximately $530.9 million of the proceeds from the Offering to complete the tender offer for the 1999 Notes (the "Tender Offer") and the consent solicitation that the Company conducted concurrently therewith. The Company commenced the Tender Offer on January 7, 1998, and the Tender Offer expired on February 4, 1998, with over 99.8% of the 1999 Notes being validly tendered. The Company subsequently purchased $500,000 principal amount at maturity of the 1999 Notes on the open market. The Company intends to repurchase the remaining outstanding 1999 Notes ($465,000 principal amount at maturity) to the extent they come available in the open market.

  Those 1999 Notes that remain outstanding will mature on November 15, 1999, and share a security interest with the Senior Notes in the stock and intercompany notes of the Company of UIPI, which currently holds all of the Company's assets, except for its interest in UIH Europe, Inc. ("UIH Europe"), a wholly owned subsidiary of the Company formerly known as Joint Venture, Inc. which holds the Company's interest in UPC. In addition to a first-priority security interest in the stock and intercompany notes to the Company of UIPI, which holders of the Senior Notes will share with the holders of any outstanding 1999 Notes, holders of the Senior Notes, but not holders of the outstanding 1999 Notes, will benefit from a first-priority security interest in the stock and intercompany notes of the Company of UIH Europe.

                            ORGANIZATIONAL STRUCTURE

  All of the Company's ownership interests in existing operating systems and development projects (other than UPC) are held through UIPI, a wholly-owned subsidiary of the Company. The Company's interest in UPC is held through UIH Europe, a wholly-owned subsidiary of the Company. The Senior Notes, together with the outstanding 1999 Notes are secured by a first priority security interest in the capital stock and intercompany notes to the Company of UIPI. The Senior Notes (but not the 1999 Notes) are also to be secured by a first priority security interest in the capital stock and intercompany notes to the Company of UIH Europe. See "Description of Senior Notes."

  The following chart sets forth the systems in which the Company has interests as of the date hereof. The Company's interest in such systems are often held by various holding companies and its voting rights and rights to participate in earnings of such entities may differ from the interests indicated in the chart. For a discussion of certain portions of the Company's current organizational structure, see "Corporate Organizational Structure."

                             [CHART APPEARS HERE]
--------------------
(1) Approximately 8.4% of UPC's outstanding shares are registered in the name of a foundation administering UPC's employee equity incentive plan to support stock issuances. As of the date hereof, awards equivalent to approximately 5.5% of UPC's outstanding shares have been granted to employees under the plan. See "Corporate Organizational Structure--UPC."

(2) UIH Australia/Pacific, Inc. ("UIH A/P"), a wholly owned subsidiary of UAP, issued warrants on November 17, 1997 to holders of its 14% Senior Discount Notes to acquire a total of 3.4% of UIH A/P, which warrants have a total exercise price of $5.1 million. See "Corporate Organizational Structure-- UAP--UIH A/P."
(3) In November 1997, UPC's wholly-owned subsidiary Norkabel merged with and into UPC's approximately 70% owned subsidiary, Janco to form Janco Multicom, in which UPC holds an approximately 87% interest. From an economic perspective, however, UPC has all the rights and obligations of full ownership of Janco Multicom and UPC consolidates 100% of the financial results therefrom, although Janco Multicom's articles of association grant certain minority rights to Helsinki Media. UPC has the right to acquire, and Janco's other shareholder has the right to put to UPC, the remaining interest in Janco Multicom for a purchase price of approximately NKr165.9 million ($23.5 million as of September 30, 1997), subject to certain adjustments, by July 2, 2001. See "Business--United Pan-Europe Communications N.V.--Norway: Janco Multicom."
(4) UIH A/P holds an effective 100% economic interest in the Australia system through a combination of ordinary shares and convertible debentures. See "Corporate Organizational Structure--UAP-- Austar."

                               THE EXCHANGE OFFER

Securities Offered..........  $1,375,000,000 aggregate principal amount at maturity of New Notes. The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes summarized below under "-- The New Notes."

The Exchange Offer..........  The New Notes are being offered in exchange for a like principal amount at maturity of Old Notes. The issuance of the New Notes is intended to satisfy obligations of the Company contained in the Registration Rights Agreement (the "Registration Rights Agreement") dated February 5, 1998, by and among the Company, Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch & Co., Morgan Stanley Dean Witter and TD Securities (USA), Inc., as the initial purchasers with respect to the initial sale of the Old Notes (the "Initial Purchasers"). For procedures for tendering, see "Exchange Offer."

Expiration Date:
 Withdrawal.................  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on April 10, 1998, or such later date and time to which it is extended (the "Expiration Date"). Each holder tendering Old Notes must acknowledge that it is not engaging in, nor intends to engage in, a distribution of the New Notes. The tender of the Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Federal Income Tax
 Consequences...............  In the opinion of counsel, the exchange of Notes pursuant to the Exchange Offer should not constitute a taxable exchange for federal income tax purposes. See the discussion under "Certain U.S. Income Tax Considerations."

Use of Proceeds.............  There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer.

Exchange Agent..............  Firstar Bank of Minnesota, N.A. is serving as
                              Exchange Agent in connection with the Exchange Offer.

Shelf Registration
 Statement..................  Under certain circumstances, certain holders of
                              Senior Notes (including holders who may not participate in the Exchange Offer, or who may not freely resell New Notes received in the Exchange Offer) may require the Company to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Senior Notes by such holders. See "Description of Senior Notes -- Registration Rights."

      CONSEQUENCES OF EXCHANGING OLD NOTES PURSUANT TO THE EXCHANGE OFFER

  Generally, Holders of Old Notes (other than any Holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer such New Notes for resale, resell such New Notes, and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that such New Notes are acquired in the ordinary course of the Holders' business and such Holders, other than brokers-dealers, are not engaged in do not intend to engage in and have no arrangement or understanding with any person to participate in, a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register thereunder the New Notes prior to offering or selling such New Notes. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes held by broker-dealers for offer or sale under the securities or blue sky laws of such jurisdictions as any such holder of such New Notes reasonably requests in writing. Unless the Company is so requested, the Company does not intend to register or qualify the sale of the New Notes in any such jurisdictions. If a Holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to provisions of the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer contained in the legend on the Old Notes. In general, Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, Securities Act and applicable state securities laws. See "Exchange Offer -- Consequences of Failure to Exchange" and "Registration Rights -- The Notes."

                                 THE NEW NOTES

  The terms of the New Notes are identical in all material respects to the Old Notes, except (i) for certain transfer restrictions and registration rights relating to the Old Notes and (ii) that, if the Exchange Offer is not consummated by April 20, 1998, or the Company fails to comply with certain other registration obligations with respect to the Old Notes (each such event referred to as an "Event Date"), the Company is required to pay liquidated damages (the "Liquidated Damages") to the Holders of the Old Notes in an amount equal to (A) during the first 90-day period beginning on, and including, the Event Date, an amount equal to 0.5% per annum of the Accreted Value (as defined) of the Old Notes held by such Holder and (B) during each subsequent 90-day period immediately following the final day of the prior 90-day period, a percentage of the Accreted Value of the Old Notes calculated at the rate per annum applicable in the immediately preceding 90-day period plus 0.5%, provided that, the rate at which Liquidated Damages are calculated shall not exceed 2.5% per annum, until, but not including, the date of the consummation of the Exchange Offer or, as the case may be, compliance by the Company with such other registration obligations. Any Liquidated Damages due shall be payable on each February 15 and August 15 to Holders of record of the Old Notes on the February 1 or August 1, respectively, next preceding such payment date.

Securities Offered..........  $1,375,000,000 aggregate principal amount at maturity of 10 3/4% Senior Secured Discount Notes due 2008, Series B.

Maturity....................  February 15, 2008

Interest....................  The Senior Notes will accrete at a rate of 10
                              3/4%, compounded semi-annually until February 15, 2003. Cash interest will not commence to accrue on the Senior Notes prior to February 15, 2003. Commencing

                              August 15, 2003, cash interest on the Senior
                              Notes will be payable on February 15 and August 15 of each year until maturity at a rate of 10 3/4% per annum.

Optional Redemption.........  On or after February 15, 2003, the Company may redeem the Senior Notes, in whole or in part, at the redemption prices set forth herein, plus ac-crued and unpaid interest, if any, and Liquidated Damages (as defined), if any, to the date of re-demption. See "Description of Senior Notes -- Op-tional Redemption."

                              At any time prior to February 15, 2001, the Com-pany may redeem up to 35% of the aggregate prin-cipal amount at maturity of the Senior Notes with the net cash proceeds of certain public sales of equity interests of the Company or assets of the Company at a redemption price equal to 110.75% of the Accreted Value (as defined) thereof on the redemption date; provided that not less than 65% of the principal amount at maturity of the Senior Notes originally issued remain outstanding imme-diately after giving effect to such redemption.

Security....................  The Senior Notes, together with the outstanding
                              1999 Notes, are secured by a first priority pledge of (i) all of the Capital Stock of UIPI, a wholly-owned subsidiary of the Company, and (ii) all intercompany notes of UIPI held by the Compa-ny. The Senior Notes (but not the 1999 Notes) are also be secured by a first priority pledge of the Capital Stock and intercompany notes of UIH Eu-rope, a wholly-owned subsidiary of the Company that holds the Company's interest in UPC.

Ranking.....................  The Senior Notes are general, senior, secured ob-
                              ligations of the Company. The Senior Notes rank pari passu in right of payment with all existing and future senior obligations of the Company, in-cluding the 1999 Notes and senior in right of payment to all existing and future Subordinated Indebtedness (as defined) of the Company. As of November 30, 1997, pro forma for the UPC Acquisi-tion, the Tender Offer, the Offering and the ap-plication of the proceeds therefrom, the Company had outstanding approximately $3.7 million of se-nior obligations that rank pari passu with the Senior Notes. The Company is a holding company with no operations and no substantial assets other than the equity interests of its subsidiar-ies and affiliated companies substantially all of which are held through UIH Europe or UIPI. The Senior Notes are effectively subordinated to all obligations (including trade payables) of the Company's subsidiaries, the total liabilities of which were $1.1 billion at November 30, 1997 (ex-cluding inter-company payables to the Company), pro forma for the UPC Acquisition, the Offering and the Tender Offer. See "Description of Other Debt."

Change of Control...........  Upon a Change of Control, each holder of Senior
                              Notes has the right to require the Company to re-purchase all or any part of such holders' Senior Notes at a cash price equal to 101% of the Ac-creted Value thereof, plus Liquidated Damages, if any, to the date of purchase.

Certain Covenants...........  The Indenture contains covenants that, among other things, limit the ability of the Company and its Subsidiaries (as defined) to (i) incur additional Indebtedness and issue Disqualified Capital Stock (as defined), (ii) make Restricted Payments (as defined), (iii) enter into agree-ments that would restrict Subsidiaries' ability to make distributions, loans or other payments to the Company, (iv) create Liens (as defined), (v) make Asset Sales (as defined), (vi) enter into transactions with Affiliates (as defined) and
                              (vii) enter into consolidations or mergers or sell all, or substantially all, of their consoli-dated assets. See "Description of Senior Notes-- Certain Covenants."

Original Issue Discount.....  The Old Notes were issued on February 5, 1998 of
                              $590.69 per $1,000 principal amount at maturity. The New Notes will have a substantial original issue discount for United States federal income tax purposes. Original issue discount (that is, the difference between the sum of all payments to be made on the Senior Notes and the issue price of the Senior Notes) will accrue from the Issue Date of a Senior Note to its maturity date and will be included as interest income for each day during each taxable year in which the Senior Note is held by a holder in such holder's gross income for federal income tax purposes in advance of re-ceipt of the cash payments to which the income is attributable. See "Certain U.S. Income Tax Con-siderations."

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain factors relating to the Company and the Senior Notes that should be considered by Holders who tender their Old Notes in the Exchange Offer.

  SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA OF THE COMPANY

  The following summary historical consolidated financial data have been derived from the Company's audited consolidated financial statements. The following summary selected financial data for the nine-month periods ended November 30, 1996 and 1997 and as of November 30, 1997 have been derived from unaudited financial statements that, in the opinion of management of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such date. The Company's consolidated financial statements do not consolidate the operating results of its minority-owned affiliates, including UPC historically. Upon consummation of the UPC Acquisition on December 11, 1997, the Company will consolidate the results of UPC. The data set forth below are qualified by reference to and should be read in conjunction with the audited consolidated financial statements and notes thereto of the Company included in and incorporated by reference into this Prospectus and also with "Management's Discussion and Analysis of Financial Condition."

                                                               YEAR ENDED        NINE MONTHS    NINE MONTHS ENDED
                                YEAR ENDED   YEAR ENDED    FEBRUARY 28, 1997        ENDED       NOVEMBER 30, 1997
                               FEBRUARY 28, FEBRUARY 29, ----------------------- NOVEMBER 30, -----------------------
                                   1995         1996      ACTUAL    PRO FORMA(1)     1996      ACTUAL    PRO FORMA(1)
                               ------------ ------------ ---------  ------------ ------------ ---------  ------------
                                                                  (In thousands)
                                                                                      (Unaudited)
STATEMENT OF OPERATIONS DATA:
 Service and other
  revenue..........              $    701     $  2,363   $  30,244    $170,935     $ 13,877   $  67,719    $178,989
 Management fee
  income from
  related parties..                   912          507       1,311       1,311          756         852         852
 Operating
  expense..........                (1,651)      (4,224)    (25,796)    (71,386)     (13,925)    (45,220)    (86,440)
 Selling, general
  and
  administrative
  expense..........               (18,299)     (22,483)    (54,475)    (98,933)     (32,092)    (59,466)    (95,109)
 Equity in income
  (losses) of
  affiliated
  companies, net...                (6,106)     (48,635)    (47,575)    (26,348)     (33,224)    (53,521)    (21,739)
 Gain on sale of
  investments in
  affiliated
  companies........                   --        16,013      65,249      65,249       65,260      91,600         --
 Interest expense,
  net..............                (2,787)     (27,628)    (66,330)   (128,334)     (45,235)    (84,344)   (125,324)
 Provision for
  losses on
  investment
  related costs....                (2,865)      (6,055)     (5,859)     (5,859)      (1,600)     (8,148)     (8,148)
 Net loss..........               (30,614)     (91,311)   (138,825)   (211,538)     (59,244)   (158,059)   (306,983)
 Ratio of earnings
  to fixed
  charges(2).......                   --           --          --          --           --          --          --
OTHER DATA(3):
 Homes in service
  area(4)..........                 6,140        8,463       9,834       9,721        9,976       9,897       9,897
 Homes passed(5)...                 2,440        4,705       6,997       6,898        6,800       7,390       7,390
 Subscribers(6)....                 1,059        2,426       2,745       2,685        2,678       3,072       3,072
 Equity
  subscribers(7)...                   169          659       1,023       1,624          965       1,153       1,891

                                                     AS OF NOVEMBER 30, 1997
                                                     ---------------------------
                                                       ACTUAL     PRO FORMA(1)
                                                     -----------  --------------
                                                          (In thousands,
                                                            unaudited)
BALANCE SHEET DATA:
 Cash, cash equivalents and short-term investments.. $   239,042       289,295
 Investments in and advances to affiliated
  companies, including marketable equity
  securities........................................     211,133       209,439
 Property, plant and equipment......................     209,159       444,533
 Intangibles........................................      63,674       571,806
 Total assets.......................................     799,182     1,685,674
 Long-term debt.....................................     825,876     1,687,559
 Total liabilities..................................     909,919     1,911,218
 Total stockholders' deficit........................    (156,179)     (274,005)

--------------------
(1) Pro forma for the UPC Acquisition, the Tender Offer, the Offering and the application of the proceeds thereof, as if each had occurred as of the beginning of the relevant period.
(2) In calculating the ratio of earnings to fixed charges, earnings consist of
    (i) net loss before income tax expense and fixed charges plus (ii) equity in losses of an equity method investee for which the Company has guaranteed the investee's debt. Fixed charges consist of interest expense on third party debt, interest expense to the Company's predecessor parent, and the Company's proportionate share of the interest expense on guaranteed debt of an equity investee. The ratio of earnings to fixed charges was less than
    1.0 to 1.0 for each of the Company's last five fiscal years and for the nine months ended November 30, 1996 and 1997. Earnings available for fixed charges were thus inadequate to cover fixed charges for such periods. The amount of the coverage deficiencies for the years ended February 28, 1993, 1994 and 1995, February 29, 1996 and February 28, 1997 were approximately $8.8 million, $13.1 million, $26.5 million, $64.7 million and $120.9 million, respectively. The amount of the coverage deficiencies for the nine months ended November 30, 1996 and 1997 were $44.9 million, and $144.0 million, respectively. On a pro forma basis, assuming that the Offering, the Tender Offer and the UPC Acquisition had been consummated as of the beginning of the applicable period, the Company's pro forma earnings would have been inadequate to cover its pro forma fixed charges for the year ended February 28, 1997, by $193.8 million and for the nine months ended November 30, 1997, by $294.4 million. See "Risk Factors--Leverage and Ability to Service Debt."
(3) Data is for the end of the respective period.
(4) Number of homes within the Company's areas of service. All of these homes are not necessarily capable of receiving the Company's multi-channel television signal.
(5) Number of homes within the Company's areas of service that are capable of receiving the Company's multi-channel television signal.
(6) Number of homes passed that subscribe to the Company's basic cable service.
(7) Calculated as the sum of the subscribers of each of UIH's systems multiplied by UIH's net equity interest in each system.

      ADDITIONAL FINANCIAL DATA FOR THE COMPANY'S MAJOR OPERATING SYSTEMS

  The financial information presented below has been derived from financial information of the respective operating companies and is not adjusted for the ownership percentage of the Company. Some of the information presented below has been derived from financial statements prepared in accordance with foreign generally accepted accounting principles which differ from United States generally accepted accounting principles. In addition, certain amounts for the year ended December 31, 1996 and the nine months ended September 30, 1997 have been converted to dollars using September 30, 1997 exchange rates for the convenience of translation.

                                                             REVENUES
                             ------------------------------------------------------------------------
                                          FUNCTIONAL CURRENCY               CONVENIENCE TRANSLATION
                             --------------------------------------------- --------------------------
                                                              NINE MONTHS                NINE MONTHS
                                YEARS ENDED DECEMBER 31,         ENDED      YEAR ENDED      ENDED
                             ------------------------------- SEPTEMBER 30, DECEMBER 31, SEPTEMBER 30,
                              1993    1994    1995    1996       1997          1996         1997
                             ------- ------- ------- ------- ------------- ------------ -------------
                                                   (In thousands)
                                                                           (Unaudited)
MAJOR SYSTEMS:
 Austria(/1/)...........  AS 869,700 908,800 921,000 985,338    757,231      $ 79,277      $60,925
 Belgium(/2/)........... BEF 619,100 662,800 681,539 693,990    550,538        19,036       15,101
 Netherlands(/3/)
  A2000*................ NLG  67,248  72,747 75,030   89,893     72,290        45,366       36,482
  KTE*.................. NLG  14,809  15,894 16,544   17,932     15,115         9,050        7,628
  Combivisie*........... NLG  19,586  22,761 25,661   27,143     21,483        13,698       10,842
 Norway(/4/)
  Norkabel.............. NKr 193,221 213,233 216,062 215,076    167,824        30,433       23,747
  Janco................. NKr  84,822  95,321 101,488 101,699     86,970        14,390       12,306
 Australia(/5/).........  A$     --      --      594  26,852     59,972        19,489       43,527
 Chile(/6/)............. US$     --    7,035  16,947  88,423     83,505        88,423       83,505

                                                       ADJUSTED EBITDA(/7/)
                             --------------------------------------------------------------------------
                                          FUNCTIONAL CURRENCY                 CONVENIENCE TRANSLATION
                             ----------------------------------------------- --------------------------
                                                                NINE MONTHS                NINE MONTHS
                                YEARS ENDED DECEMBER 31,           ENDED      YEAR ENDED      ENDED
                             --------------------------------  SEPTEMBER 30, DECEMBER 31, SEPTEMBER 30,
                              1993    1994    1995     1996        1997          1996         1997
                             ------- ------- -------  -------  ------------- ------------ -------------
                                                   (In thousands)
                                                                             (Unaudited)
MAJOR SYSTEMS:
 Austria(/1/)...........  AS 486,200 498,100 468,200  512,356     381,886      $41,223       $30,725
 Belgium(/2/)........... BEF 223,900 240,100 255,000  268,232     208,402        7,357         5,716
 Netherlands(/3/)
  A2000*................ NLG  38,150  38,083  34,841   40,829      24,446       20,605        12,337
  KTE*.................. NLG   9,581   9,917   9,948   11,298       9,159        5,701         4,622
  Combivisie*........... NLG  14,031  16,286  17,948   19,816      14,063       10,001         7,097
 Norway(/4/)
  Norkabel.............. NKr  41,602  62,652  67,939   68,446      59,489        9,685         8,418
  Janco................. NKr  30,979  35,142  38,009   39,619      31,518        5,606         4,460
 Australia(/5/).........  A$     --      --   (9,390) (29,765)    (19,179)     (21,603)      (13,920)
 Chile(/6/)............. US$     --      481   4,500   13,950      16,365       13,950        16,365

--------------------
* Certain interests of UPC in these systems secure the UPC Tranche B Facility. See "Description of Other Indebtedness--UPC and Affiliates--UPC." Some of these systems may be sold in order to repay the Tranche B Facility.
(1) The Austrian schilling (AS) is the functional currency for the Austria systems. The financial statements of the Austria systems for 1995, 1996 and the nine months ended September 30, 1997 have been prepared in accordance with Dutch GAAP, which differ from those of the United States, although not materially different with respect to the calculation of revenues and Adjusted EBITDA. The financial statements of the Austria systems for 1993 and 1994 have been prepared in accordance with Austrian GAAP, which differ from those of the United States.
(2) The Belgian franc (BEF) is the functional currency for the Belgium systems. The financial statements of the Belgian systems for 1995, 1996 and the nine months ended September 30, 1997 have been prepared in accordance with Dutch GAAP, which differ from those of the United States, although not materially different with respect to the calculation of revenues and Adjusted EBITDA. The financial statements of the Belgium systems for 1993 and 1994 have been prepared in accordance with Belgium GAAP, which differ from those of the United States.

(3) The Dutch guilder (NLG) is the functional currency for The Netherlands systems. The financial statements of A2000, Eindhoven and Combivisie have been prepared in accordance with Dutch GAAP, which differ from those of the United States, although not materially different with respect to the calculation of revenues and Adjusted EBITDA.
(4) The Norwegian kroner (NKr) is the functional currency for the Norway systems. The financial statements of the Norway systems have been prepared in accordance with Norwegian GAAP, which differ from those of the United States.
(5) The Australian dollar (A$) is the functional currency for the Australia systems. The financial statements of the Australia systems have been prepared in accordance with Australian GAAP, which differ from those of the United States, although not materially different with respect to the calculation of revenues and Adjusted EBITDA. The Australia systems commenced operations in late 1995.
(6) The dollar is the reporting currency for the Chile systems. The financial statements of the Chile systems have been prepared in accordance with United States GAAP. The Company acquired its initial interest in its Chile system in 1994. In 1996, it combined its assets with those of another operator. See "Business--UIH Latin America, Inc.--Chile: VTR Hipercable."
(7) Adjusted EBITDA represents net income (loss) as determined using generally accepted accounting principles for Austria, Belgium, The Netherlands, Norway, Chile and Australia (which differ from those used in the United States, although not materially different with respect to the calculation of revenues and Adjusted EBITDA) plus net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense payable to the Company, currency exchange gains (losses) and other non-operating income (expense) items. Industry analysts generally consider Adjusted EBITDA to be an appropriate measure of the performance of multi-channel television operations. Adjusted EBITDA should not be considered as an alternative to net income or cash flows or to any other measure of performance or liquidity, or as an indicator of an entity's operating performance.

      ADDITIONAL OPERATING DATA FOR THE COMPANY'S MAJOR OPERATING SYSTEMS

  Below is certain operating information for the Company's major systems.

                                      AT DECEMBER 31,
                          -------------------------------------------  AT SEPTEMBER 30,
                           1992     1993     1994     1995     1996          1997
                          -------  -------  -------  -------  -------  ----------------
MAJOR SYSTEMS:
Austria
 Subscribers............  348,475  380,190  401,578  414,775  428,453      434,066
 Penetration Rate.......     62.8%    65.0%    68.7%    68.2%    68.8%        68.8%
 Avg. Monthly Service
  Rev. per
  Subscriber(1).........   $13.28   $13.19   $13.44   $13.28   $13.84       $13.84
Belgium
 Subscribers............  130,241  129,923  128,641  127,843  127,815      126,438
 Penetration Rate.......     97.2%    97.0%    96.7%    96.1%    96.1%        95.1%
 Avg. Monthly Service
  Rev. per
  Subscriber(1).........    $8.53    $9.13    $9.29    $9.49    $9.63        $9.90
Netherlands
 A2000*
 Subscribers............  473,000  477,500  479,859  488,631  523,940      519,848
 Penetration Rate.......     94.0%    97.0%    94.1%    95.4%    94.3%        92.4%
 Avg. Monthly Service
  Rev. per
  Subscriber(1).........    $5.85    $6.06    $6.06    $6.54    $6.54        $6.72
 KTE(2)*
 Subscribers............   81,400   82,535   83,794   83,408   84,660       90,638
 Penetration Rate.......     95.0%    95.0%    98.0%    94.5%    95.0%        95.0%
 Avg. Monthly Service
  Rev. per
  Subscriber(1).........    $7.32    $7.42    $7.42    $8.38    $8.93        $9.01
 Combivisie(3)*
 Subscribers............   94,039  105,905  126,157  130,429  133,775      137,000
 Penetration Rate.......     94.7%    95.0%    95.4%    95.6%    96.2%        96.5%
 Avg. Monthly Service
  Rev. per
  Subscriber(1).........    $7.61    $7.65    $7.38    $7.90    $8.18        $8.56
Norway
 Norkabel
 Subscribers............  140,167  141,735  147,344  152,257  156,915      157,381
 Penetration Rate.......     68.6%    67.3%    67.4%    70.1%    70.9%        68.0%
 Avg. Monthly Service
  Rev. per
  Subscriber(1).........   $16.98   $16.98   $18.11   $17.83   $16.70       $17.26
 Janco
 Subscribers............  158,740  157,787  157,419  159,210  160,331      160,946
 Penetration Rate.......     72.2%    71.7%    71.6%    71.6%    71.3%        71.5%
 Avg. Monthly Service
  Rev. per
  Subscriber(1).........    $6.65    $6.37    $7.07    $7.50    $7.50        $8.77
Australia(4)
 Subscribers............      --       --       --     5,204  103,447      178,832
 Penetration Rate.......      --       --       --       2.2%     6.8%        11.3%
 Avg. Monthly Service
  Rev. per
  Subscriber(1).........      --       --       --        NM   $26.70       $30.54
Chile(5)
 Subscribers............      --       --    38,498   89,349  321,730      359,153
 Penetration Rate.......      --       --      21.4%    30.4%    21.7%        24.4%
 Avg. Monthly Service
  Rev. per
  Subscriber(1).........      --       --    $17.13   $20.99   $23.57       $27.35

--------------------
 * Certain interests of UPC in these systems secure the Tranche B Facility. See "Description of Other Indebtedness--UPC and Affiliates--UPC."
(1) Average Monthly Revenue per Subscriber for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and for the nine months ended September 30, 1997 using a convenience translation as of September 30, 1997. This figure represents the service revenue (excluding installation revenue) of the operating system for the respective period divided by the weighted average number of subscribers during the period.
(2) These numbers include the Son en Breugel system, acquired by UPC in July
    1997.
(3) UPC acquired the Combivisie system in February 1998. See "Business--United Pan-Europe Communications N.V.--UPC Acquisitions."
(4) The Company launched operations in Australia in August 1995 and full-scale marketing for these operations began in early 1996.
(5) In September 1996, the Company merged its then existing Chilean operations with VTR S.A. See "Business--UIH Latin America, Inc.--Chile: VTR Hipercable."

                               OTHER INFORMATION

  The Company was incorporated in 1989 as a Delaware corporation. The principal executive office of the Company is located at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, and its telephone number is (303) 770-4001. Unless the context otherwise requires, the terms "UIH" and the "Company" refer to United International Holdings, Inc. and its subsidiaries and non-majority owned affiliates and their respective predecessors. All references to the "Company" in the Indenture and the terms of the Senior Notes refer only to United International Holdings, Inc.

                                 RISK FACTORS

  Holders of the Old Notes should consider carefully the following Risk Factors, as well as the other information set forth in this Prospectus (including attachments and items incorporated by reference), before tendering the Old Notes in the Exchange Offer.

  This Prospectus and the documents incorporated herein by reference contain statements which constitute forward-looking statements within the meaning of
Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth below and under "Summary," "Management's Discussion and Analysis of Financial Condition--Liquidity and Capital Resources" and "Business," as well as within the Prospectus generally. In addition, when used in this Prospectus, the words "believes," "anticipates," "expects," "plans," "intends" and similar expressions are intended to identify forward-looking statements. Forward-looking statements and statements of expectations, plans and intent are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result, among other things, of the risk factors set forth below and the matters set forth in the Prospectus generally. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. The Company cautions the reader, however, that this list of risk factors and other cautionary language contained herein may not be exhaustive.

  Holding Company Structure; Limitations on Access to Cash Flow. The Company is a holding company with no business operations of its own. The Company's assets consist primarily of its ownership interests in its direct and indirect subsidiaries and affiliated companies, which are held through UIPI and UIH Europe. The Company's ability to repay the Senior Notes at maturity will be dependent upon (i) earnings and cash flows or sales of assets of the Company's subsidiaries and affiliated companies and payment of funds by the affiliated companies to the Company in the form of loans, dividends and otherwise and/or
(ii) the Company's ability to refinance the Senior Notes prior to maturity. The Company currently is unable to gain access to the cash flow of many of its subsidiaries and affiliated companies because (i) in the case of certain of its affiliates, the Company owns 50% or less of the equity of such entities and, therefore, does not have the requisite control to cause such entities to pay dividends to their equity holders and (ii) certain subsidiaries and other affiliates are parties to credit or other borrowing agreements that severely restrict or prohibit the payment of dividends (see "Description of Other Debt"), and such entities are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. As a result, the Company's ability to generate any significant cash through dividends or other distributions from its affiliates in the near future is severely restricted. See "--Leverage and Ability to Service Debt."

  The Senior Notes are effectively subordinated to all existing and future indebtedness and other liabilities of the Company's subsidiaries and affiliated companies because the Company's right to receive the assets of any such affiliates upon their liquidation or reorganization will be subordinated by operation of law to the claims of such affiliates' creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of any such affiliate, in which case the claims of the Company still would be subordinated to any indebtedness of such affiliate that is senior in right of payment to the Company's claim. See "Description of Certain Indebtedness." UIPI and UIH Europe, the capital stock and intercompany notes of which secure the Company's obligations under the Senior Notes, are also holding companies with no business operations of their own.

  The Indenture restricts the ability of the Company, its Subsidiaries and its Restricted Affiliates to incur additional Indebtedness, however, it does not otherwise prohibit the Company from incurring indebtedness that provides for cash payments of interest or principal prior to maturity of the Senior Notes. See "Description of Senior Notes."

  The covenants set forth in the Indenture governing the Senior Notes restrict the activities of the Company, its Subsidiaries and Restricted Affiliates. Under certain limited circumstances, the Company is entitled to designate certain of its Subsidiaries as Unrestricted Subsidiaries, which are not subject to many of the restrictions set forth in the Indenture. The Company's ability to make future Investments (as defined) in persons other than Subsidiaries and Restricted Affiliates is also limited by the Indenture. See "Description of Senior Notes."

  Leverage and Ability to Service Debt. The Company is highly leveraged. As of November 30, 1997, pro forma for the UPC Acquisition, the Offering and the Tender Offer, the Company would have had consolidated long-term debt of approximately $1.7 billion and a stockholders' deficit of approximately $274.0 million. See "Capitalization" and "Pro Forma Consolidated Condensed Financial Information of the Company." The Company's earnings have been insufficient to cover its fixed charges in each of the last five years. See "Selected Consolidated Financial Data." On a pro forma basis, assuming that the Offering and the Tender Offer had been so consummated as of the beginning of fiscal 1997, the Company's pro forma earnings on a consolidated basis would have been inadequate to cover its pro forma fixed charges in that year by $193.8 million. Additionally, for each of the last five fiscal years, the amount of operating cash flow generated by the Company on a consolidated basis was less than the sum of (i) the amount by which the 1999 Notes accreted during such fiscal year plus, (ii) the sum of all fixed charges in such year.

  Prior to the maturity of the Senior Notes, the Company will be obligated to satisfy significant payment and purchase obligations in the near term, including, but not limited to, the Combivisie acquisition, the repayment of the Tranche B Facility and the satisfaction of certain obligations described in "Description of Other Debt." Although the Company currently believes that cash on hand, cash flow from its future operations and its borrowing capacity will be sufficient to meet these obligations as they become due, no assurance can be given that the Company will satisfy all of the conditions precedent to borrowing pursuant to certain of its existing credit facilities or that circumstances will not require the Company to sell assets or obtain additional equity or debt financing, which the Company may not at such time be able to do on terms satisfactory to it or at all.

  UIH is required to repay in November 1999 the 1999 Notes, approximately $465,000 principal amount at maturity of which are outstanding as of February 27, 1998. The Company's Series A Preferred Stock is subject to a mandatory redemption in June 2000. Assuming no shares of the Series A Preferred Stock are converted into shares of the Company's common stock prior to the redemption date, the aggregate redemption price will be approximately $35.7 million.

  The Company's ability to make scheduled payments of principal of, or to pay interest on, or to refinance its indebtedness (including the Senior Notes) will depend on the future performance of the Company, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. Currently, the Company believes that its cash on hand, cash flow from operations and available borrowings under its current financial facilities, will be adequate to meet the Company's anticipated future requirements for working capital, capital expenditures and scheduled payments of principal and interest on its indebtedness. There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable the Company to pay the principal amount of maturity of the Senior Notes, or make necessary capital expenditures. See "Management's Discussion and Analysis of Financial Condition--Liquidity and Capital Resources."

  The degree to which the Company will be leveraged following the Offering could have important consequences to holders of the Senior Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future could be limited; (iii) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and (iv) the Company's ability to execute its business plan, to compete effectively, to respond adequately to unforseen events and to take advantage of unforseen opportunities could be limited. The Indenture and other instruments governing the Company's consolidated indebtedness contain financial and restrictive covenants that limit the ability of the Company, among other things, to borrow additional funds, dispose of assets or pay cash dividends. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, would have a material adverse effect on the Company.

  The Company's ability to sell or transfer its ownership interests in certain of its affiliated companies is subject to limitations contained in the agreements between the Company and its strategic and financial partners including, in certain cases, complete prohibitions on sales or transfers for a period of years and/or rights of first refusal. In addition, there can be no guarantee that there will be in the future either a public or private market for the securities of the Company's affiliates. As a result, the Company's ability to liquidate any or all of its investments may be substantially limited and there can be no guarantee that the Company will be able to do so in a timely manner in the event of an acceleration of the Senior Notes prior to their maturity. In addition, many of the Company's affiliates are parties to credit agreements that limit or, in some cases, restrict their ability to pay dividends or make other distributions to their equity investors. Under many of the credit and other agreements of the Company's affiliates, the exercise by the Collateral Agent (as defined) of its security interest in UIPI and UIH Europe would cause such affiliates to be in default of such credit agreements, which are structurally senior to the Senior Notes.

  Capital-intensive Business. The development, construction and operation of multi-channel television and telephony systems require substantial capital investment. In addition, many of the Company's operating companies are expanding and upgrading their respective networks to increase channel capacity and to be able to offer additional services. As technology changes in the multi-channel television and telephony industry, additional system upgrades may be necessary for the Company's operating systems to compete effectively in their respective markets. While the Company believes it has capital available to it from cash on hand, existing credit facilities and cash to be generated from operations that is sufficient for the planned operations, and in certain systems construction and rebuilding projects, of its existing systems, there can be no assurance that the Company's resources will be sufficient for future capital needs. The Company's inability to continue upgrading its operating systems' networks or to make its other planned capital expenditures could adversely affect the Company's operations and competitive position.

  To the extent the Company pursues new acquisition or development opportunities, the Company would likely need to raise additional capital, either through asset sales, issuances of its debt or equity securities (which could increase the Company's leverage) or through operating company borrowings. There can be no assurance the Company will be able to raise additional capital through any such methods. See "--Leverage and Ability to Service Debt."

  History of Losses. The Company has experienced significant losses since its inception. As of November 30, 1997, the Company had an accumulated deficit of approximately $461.6 million. The Company had net operating losses of $20.0 million, $26.2 million and $87.7 million for fiscal years 1995, 1996 and 1997, respectively, and $98.1 million for the nine months ended November 30, 1997, and expects to incur substantial additional losses for the foreseeable future. There can be no assurance that such losses will not continue indefinitely. See "Management's Discussion and Analysis of Financial Condition." Continuing net operating losses could have a material adverse effect on the Company's results of operations and increase the Company's need for additional capital in the future. See "--Capital-intensive Business."

  Dependence on Key Personnel. The success of the Company and its growth strategy depends in large part on the ability of the Company to attract and retain key management, marketing and operating personnel, both at the corporate and operating company levels. Retaining a successful international management team may be particularly difficult because key United States employees may be required to live and work overseas and because experienced local managers are often unavailable. There can be no assurance that the Company will be able to attract and retain the qualified personnel needed for its business.

  Risks Inherent in Foreign Investment. The Company has invested its resources outside of the United States and intends to continue to make international investments in the future. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks, risks of increases in taxes and governmental royalties and fees and involuntary renegotiation of contracts with foreign governments. The Company carefully considers those risks when evaluating investment opportunities and insures against risks where possible in circumstances where its assessment of the costs and risks involved justifies obtaining insurance. Only a portion of such risks may be insured. The Company is also exposed to the risk of changes in foreign and domestic laws and policies that govern operations of foreign-based companies.

  Foreign Currency Exchange Rate and Conversion Risks. Although the Company's operating companies have attempted, and will continue to attempt, to match costs and revenues and borrowings and repayments in terms of their respective local currencies, payment for a majority of purchased equipment has been, and may continue to be, required to be made in dollars. In addition, the value of the Company's investment in an operating company is partially a function of the currency exchange rate between the dollar and the applicable local currency. In general, the Company and certain of its operating companies do not execute hedge transactions to reduce the Company's exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the dollar. Furthermore, certain of the Company's operating companies have notes payable and notes receivable that are denominated in a currency other than their own functional currency or loans linked to the dollar. The Company may also experience economic loss and a negative impact on earnings related to these monetary assets and liabilities. The countries in which the Company's primary operating companies now conduct business generally do not restrict the removal or conversion of local or foreign currency; however, there can be no assurance this situation will continue. The Company also may acquire equity interests in companies that operate in countries where the removal or conversion of currency is restricted. See "Management's Discussion and Analysis of Financial Condition-- Inflation and Foreign Currency Exchange Rate Risks."

  Possible Inability to Control Operating Companies. The Company holds a controlling interest in the majority of its operating companies, including most of its primary systems. In certain circumstances, however, financial, regulatory and operational considerations have required the Company to invest with financial and strategic partners in operating systems. Although the Company is actively involved in the management of the operating companies in which it has a minority ownership interest and intends to invest in the future primarily in operating companies in which it can control or at least participate in management, its existing minority voting positions may preclude it from affirmatively controlling certain of the companies in which it has an interest. In particular, the Company may not be able to cause these operating companies to pay dividends and other distributions and its lack of control may inhibit the Company's ability to implement strategies that it favors. The Company has an effective 100% interest in Austar, its Australian operating company and believes that through the securities it holds it has the right to designate all the directors of Austar. While the transactions pursuant to which the Company acquired its interest in Austar did not require any advance notification or approval under Australian law, the Treasurer of Australia has the power to review such transactions under provisions of the Australian Foreign Acquisition and Takeovers Act of 1975, as amended ("FATA"). If the Treasurer determines the ownership structure is in violation of the FATA, the Treasurer could require the voting structure of Austar to be changed such that the Company would be entitled to appoint only three of the six directors of Austar. See "Corporate Organizational Structure--UIH Asia/Pacific Communications, Inc.--Austar" and "Regulation--Australia."

  Regulation. Multi-channel television operations and programming services are subject to governmental regulation, which may change from time to time. Changes in applicable laws and regulations could increase the costs of the Company. There can be no assurance that material and adverse changes in the regulation of the Company's existing operating systems will not occur in the future. Regulation can take the form of price controls, service requirements, programming content restrictions and foreign ownership restrictions, among others. Delays in obtaining any required regulatory approvals could adversely affect the Company's ability to offer some or all of its proposed range of services in certain of its markets. Moreover, most countries have regulatory regimes that provide for non-exclusive licenses to provide multi-channel television services within a geographic area. Operators may have to compete with each other for contracts to provide services to apartments, hotels and other multi-unit buildings as well as with providers of other multi-channel television services via other distribution technologies. The lack of a regulatory framework and the terms upon which such contracts are available may limit the ability to add subscribers to developing systems and, if such contracts and licenses are not renewed, may limit the long-term appreciation in the value of the systems involved. In addition, certain countries may impose interconnection obligations and other regulatory controls with respect to the telecommunications services offered by the Company's operating systems. See "Regulation."

  General Risks of Multi-Channel Television Operations. A substantial portion of the Company's initial investments have been in cable television. Cable television, as an industry, could become technologically obsolete upon the introduction of technologies that do not currently exist or the substantial improvement of existing competing technologies. In some markets, only a limited amount of indigenous programming may be available in which case the Company's systems must repackage available programming in the local language. Limited availability of competitive programming may adversely affect subscriber demand for multi-channel television services and thereby the operations of the Company's systems. There can be no assurance that adequate programming will be available for all systems in which the Company has an ownership interest.

  Ability to Procure Additional Programming Services. The Company's success is largely dependent upon management's ability to procure programming that is attractive to its customers at reasonable commercial rates. The Company is dependent upon third parties for the development and delivery of programming services. These programming suppliers will charge the operating companies for the right to distribute the channels to the operating companies' customers. The costs to the operating companies for additional services will be determined through negotiations between the operating companies and these programming suppliers. Management believes that the availability of sufficient programming on a timely basis will be critical to the Company's future success. There can be no assurance that the operating companies will have access to additional programming services or that management can secure rights to such programming on commercially acceptable terms.

  Australis Media Limited ("Australis"), Austar's primary supplier of programming, has engaged in a rapid roll-out of service that has required a significant amount of capital and has strained its liquidity. Australis recently announced a $20 million note sale that is expected to allow it to meet its short-term funding requirements. Australis has also announced it is continuing to negotiate with its bondholders, certain of the movie studios that supply it with programming and other third parties in order to implement a longer-term source of funding. If Australis is unable to make arrangements to satisfy its long-term capital needs, Australis may have difficulty meeting contractual obligations with respect to the four non-XYZ Galaxy channels distributed directly by Australis. The Company believes that if Austar is no longer able to obtain the four Galaxy channels provided by Australis and the Company was required to seek replacement programming, it could have access to the same programming directly from the suppliers of such four Galaxy channels or sufficient alternative programming on competitive terms. There can be no assurance, however, that this would be the case, and the ability of Austar to procure the same or suitable alternative programming at competitive rates and on an exclusive basis in its service areas could have a material adverse effect on the Company's Australian operations. See "Business--UIH Asia/Pacific Communications, Inc.--Austar--Programming."

  Competition. The multi-channel television and telephony industries in many of the markets in which the Company operates are highly competitive and often are rapidly changing. The Company recognizes that in the future it is likely to encounter increased competition as new entrants with competing technologies enter its markets and launch new services. Multi-channel television also competes with the direct reception of broadcast television signals and, in varying degrees, with other communications and entertainment media. The success of the Company's existing operating systems is dependent, in part, on their ability to provide services and programming not otherwise available to subscribers. The Company may also have to compete initially in certain areas with unlicensed operators. In many of the Company's markets, the Company competes with other multi-channel television and telephony operators, many of which have substantially greater resources than the Company.

  Construction Risks. Many of the Company's operating systems are currently upgrading their physical plant. Construction activity may require the Company to obtain qualified subcontractors, the availability of which varies significantly from country to country. Construction projects are subject to cost overruns and delays not within the control of the Company or its subcontractors, such as those caused by acts of governmental entities, financing delays and catastrophic occurrences. Delays also can arise from design changes and material or equipment shortages or delays in delivery. Services to buildings passed by the operating systems can be delayed if the operating companies or their subcontractors have difficulty in obtaining necessary easements or rights-of-way. Failure to complete construction on a timely basis could jeopardize a system's subscriber contracts, franchises and licenses or the system's ability to preempt its competition.

  Introduction of New Services. The multi-channel television and telecommunications services industry is characterized by changing technology and regulatory requirements, each of which influences the demand for the Company's products and services. Acceptance of new products and services may be affected by the adoption of new government regulations. The Company's ability to anticipate changes in technology and regulatory standards and to develop and introduce new and enhanced products successfully on a timely basis will be a factor in the Company's ability to continue to grow and to remain competitive. Upon completion of the upgrade of certain of its systems, the Company intends to offer a range of new services in many of its markets including the provision of additional channels and tiers, impulse pay-per-view services, high speed data services, Internet access and telephony. There can be no assurance that the Company will be able to achieve the technological advances that may be necessary for it to remain competitive. In addition, the Company is subject to the risks generally associated in all of its markets with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to operate properly. There is no proven market for certain of the advanced services referred to above and there can be no assurance that sufficient demand will develop for such telephony and enhanced services in each of the Company's markets.

  Limited Insurance Coverage. The Company's operating companies obtain insurance of the type and amount customary for the property in their systems. Consistent with industry practice in the United States, however, they do not insure the entire cable portion of multi-channel television systems. Accordingly, any catastrophe affecting a significant portion of a system's cable could result in substantial uninsured losses.

  International Tax Risks. In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for foreign taxes paid and accrued. Because the Company must calculate its foreign tax credit separately for dividends received from each foreign corporation in which the Company owns 10% to 50% of the voting stock and because of certain other limitations, the Company's ability to claim a foreign tax credit may be limited, particularly with respect to dividends paid out of earnings subject to a high rate of foreign tax. This limitation and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective tax rate on the Company's earnings. The Company has acquired ownership interests and may acquire additional ownership interests in operating companies located in countries with which the United States does not have income tax treaties, in which case the Company may be subject to increased withholding taxes on distributions and other payments from those operating companies and also may be subject to double taxation with respect to income generated in such countries.

  Inflation Risks. Certain of the operating companies in which the Company holds an interest operate in countries where the rate of inflation is extremely high relative to that in the United States. While the Company's affiliated companies attempt to increase their subscription rates to offset increases in operating costs, there is no assurance that they will be able to do so. Therefore, operating costs may rise faster than associated revenue, resulting in a material negative impact on reported earnings. See "Management's Discussion and Analysis of Financial Condition--Inflation and Foreign Currency Exchange Rate Risks."

  Original Issue Discount Consequences. The Senior Notes were issued at a significant discount from their aggregate principal amount at maturity. Consequently, the purchasers of the Senior Notes generally will be required to include amounts in gross income for federal income tax purposes in advance of receipt of any cash payment on the Senior Notes to which the income is attributable. See "Certain U.S. Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the holders of the Senior Notes of the purchase, ownership and disposition of the Senior Notes.

  If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code (the "Bankruptcy Code") after the issuance of the Senior Notes, the claim of a holder of Senior Notes with respect to the principal amount thereof will be limited to an amount equal to the sum of (i) the initial offering price of the Senior Notes and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would most likely constitute "unmatured interest."

  Trading Market for the Securities; Absence of Public Market. The New Notes are being offered to the Holders of the Old Notes. The Company has not sought a listing for the Senior Notes on a national securities exchange or an authorization for quotation on the Nasdaq Stock Market. The Senior Notes may trade at a discount from their respective initial offering prices, depending upon prevailing interest rates, the market for similar securities and other factors. The Initial Purchasers have informed the Company that, following the completion of this Offering, the Initial Purchasers currently intend to make a market in the Senior Notes offered hereby. The Initial Purchasers are not obligated to do so, however, and any such market making may be discontinued by them at any time without notice at the Initial Purchasers' sole discretion. There can be no assurance that an active trading market will develop for the Senior Notes. The liquidity of, and trading market for, the Senior Notes may also be significantly adversely affected by declines in the market for high yield securities generally. See "Plan of Distribution."

                                EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on April 10, 1998, provided, however, that if the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended, and provided, further, that the Expiration Date shall not, however, be extended to a date beyond 60 days after the date of this Prospectus.

  As of the date of this Prospectus, approximately $1,375,000,000 aggregate principal amount at maturity of the Old Notes was outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about March 13, 1998, to all Holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "Certain Conditions to the Exchange Offer" below.

  The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the Holders thereof; provided that the Expiration Date shall not, however, be extended to a date beyond 60 days after the date of this Prospectus. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

  The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder (which term for purposes of the Exchange Offer, includes any participant in the Book-Entry Transfer Facility (as defined) system whose name appears on a security position listing as the holder of such Old Notes) who wishes to tender Old
Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal to Firstar Bank of Minnesota, N.A. (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to he procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date along with the Letter of Transmittal, or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED IN ALL CASES. SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) a registered Holder of the Old Notes who has not competed the box entitled "Special Issuance Instructions" or "Special Delivery Instruction" on the letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealer, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or by such other Eligible Institution within the meaning of Rule 17(A)(d)-15 of the Exchange Act, as amended (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer, or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

  All questions as to the validity, form, eligibility (including time of receipt and acceptance) of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to no accept any particular Old Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Notes.

  If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, that neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the Holder nor any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of the Company. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holders (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospects delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered, issue the New Notes promptly after acceptance of the Old Notes and cause such New Notes to be authenticated. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

  For each Old Note accepted for exchange the Holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. If the Exchange Offer is not consummated by April 20, 1998, Liquidated Damages will accrue from and including April 20, 1998. Such Liquidated Damages will be payable in cash semiannually in arrears each February 15 and August 15, respectively, commencing August 15, 1998, to holders of record on the immediately preceding February 1 and August 1, respectively, at a rate per annum equal to 0.5% of the Accreted Value of the Old Notes (determined daily). The aggregate amount of Liquidated Damages payable pursuant to the above provisions will in no event exceed 2.5% per annum of the Accreted Value (determined daily). Upon the consummation of the Exchange Offer after April 20, 1998, the liquidated Damages payable on the Old Notes form the date of such consummation will cease to accrue and all accrued and unpaid Liquidated Damages as of the consummation of the Exchange Offer shall be paid promptly thereafter to the holders of record of Old Notes immediately prior to the time of such occurrence.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent for certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount at maturity that the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Facility pursuant to the book-entry procedures described below, such non-exchange Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book- Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility to transfer such Old Notes into the exchange Agent's account in the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantee and any other required documents, must, in any case, however, be transmitted to and received by the Exchange Agent at the address set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

  If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the

Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis; a tender may be effected if
(i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of the Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ( "NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form or transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

  Tenders of Old Notes may be withdrawn at any time prior to the Expiration
Date.

  For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount at maturity of such Old Notes) and (where certificates for Old Notes have been transmitted), specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an Eligible Institution, unless such Holder is an Eligible Institution, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been tendered for exchange for purposes of the Exchange Offer. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn, Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following event shall occur:

    (a) there shall be threatened instituted or pending any action or proceeding before, or any injunction order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Company, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this Prospectus, or would otherwise made it inadvisable to proceed with the Exchange Offer; or

    (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

    (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the reasonable judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the reasonable judgment of the Company, have or may have adverse significance with respect to the value of the Old Notes or the New Notes;

that, in the reasonable judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

EXCHANGE AGENT

  Firstar Bank of Minnesota, N.A. has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

        DELIVERY TO: FIRSTAR BANK OF MINNESOTA, N.A., AS EXCHANGE AGENT

     By Mail, By Hand and Overnight Courier:             By Facsimile:

     Firstar Bank of Minnesota, N.A.                        (612) 229-0415
     Attention: Frank P. Leslie, III
     Vice President                                      Confirm by Telephone:
     101 East Fifth Street
     St. Paul, Minnesota 55101-1860                         Frank P. Leslie, III
                                                            (612) 229-2600

  DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers, or others soliciting acceptance of the Exchange Offer except for reimbursement of mailing expenses.

  The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by Company and are estimated in the aggregate to be $325,000.

TRANSFER TAXES

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend on the Old Notes and as described in the Offering Memorandum dated January 30, 1998 relating to the Old Notes, as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will be required to register the Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders, other than broker-dealers, are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in, the distribution (within the meaning of the Securities Act) of such New Notes. If any Holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or any exemption from registration or qualification is available and is complied with. The Company does not currently intend to register or qualify the sale of the Senior Notes in any such jurisdictions.

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the exchange of the Old Notes for the New Notes. The proceeds to the Company (less discounts, commissions and expenses associated with the Offering) from the Offering were approximately $791.9 million. The Company used approximately $530.9 million of the net proceeds to purchase 1999 Notes tendered pursuant to the Tender Offer and to pay the Consent fees and other related expenses. The proceeds of the 1999 Notes were used to finance the construction, development and acquisition of the Company's operating systems. The Company plans to use approximately $88.0 million of the excess proceeds from the Offering for repayment of approximately $63.0 million of the Tranche B Facility indebtedness and approximately $25.0 million of UIHLA's bridge loan facility. The Company intends to use the remaining portion of the excess proceeds for general corporate purposes including to fund the construction and upgrading of its existing systems, as well as to pursue additional development and acquisition opportunities. Pending application, the Company intends to hold such proceeds in short-term, interest bearing, investment grade securities, including governmental obligations and other money market instruments.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of November 30, 1997, as adjusted to reflect the UPC Acquisition, the Offering and the application of the net proceeds from the Offering. The consolidated capitalization of the Company, as further adjusted, reflects the repurchase of all of the 1999 Notes in the Tender Offer and otherwise and the planned repayment of approximately $88.0 million of existing subsidiary indebtedness including (i) approximately $63.0 million of the Tranche B Facility indebtedness (approximately $111.2 million as of November 30, 1997) and (ii) approximately $25.0 million of UIHLA's bridge loan facility (approximately $38.0 million as of November 30, 1997). The table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and "Management's Discussion and Analysis of Financial Condition" included elsewhere in, or incorporated by reference into, this Prospectus.

                                               NOVEMBER 30, 1997
                                   ----------------------------------------
                                                              AS FURTHER
                                              AS ADJUSTED  ADJUSTED FOR THE
                                              FOR THE UPC  OFFERING AND THE
                                    ACTUAL    ACQUISITION    TENDER OFFER
                                   ---------  -----------  ----------------
                                           (In thousands, unaudited)
Cash, cash equivalents and short-
 term investments................  $ 239,042  $  111,307      $  289,295
                                   =========  ==========      ==========
Current portion of long-term
 debt:
  Notes payable..................     38,000      68,971          43,971
  Other debt--current............      4,181       4,181           4,181
                                   ---------  ----------      ----------
                                      42,181      73,152          48,152
                                   ---------  ----------      ----------
Long-term debt:
  10 3/4% Senior Secured Discount
   Notes due 2008................        --          --          812,199
  14% Senior Secured Discount
   Notes due 1999(1).............    455,595     455,595             --
  UIH Australia/Pacific, Inc. 14%
   Senior Discount Notes due
   2006(2).......................    302,076     302,076         302,076
  Bank Facilities(3).............     63,144     631,223         568,223
  Other..........................      5,061       5,061           5,061
                                   ---------  ----------      ----------
    Total long-term debt.........    825,876   1,393,955       1,687,559
                                   ---------  ----------      ----------
Minority interest in subsidiary..     13,200      16,219          16,219
                                   ---------  ----------      ----------
Convertible Preferred Stock,
 Series A, stated at liquidation
 value(4)........................     32,242      32,242          32,242
                                   ---------  ----------      ----------
Stockholders' equity:
  Common stock...................        392         392             392
  Additional paid-in capital.....    347,127     347,127         347,127
  Treasury stock.................        --      (33,163)        (33,163)
  Cumulative translation
   adjustment....................    (38,782)    (38,782)        (38,782)
  Deferred compensation..........       (121)       (121)           (121)
  Unrealized loss on investments
   in marketable equity
   securities....................     (3,183)     (3,183)         (3,183)
  Accumulated deficit............   (461,612)   (461,612)       (546,275)
                                   ---------  ----------      ----------
    Total stockholders' equity...   (156,179)   (189,342)       (274,005)
                                   ---------  ----------      ----------
    Total capitalization.........  $ 757,320  $1,326,226      $1,510,167
                                   =========  ==========      ==========

---------------------
(1) The Company acquired approximately 99.8% of the 1999 Notes in the Tender Offer and subsequently purchased an additional 0.1% of the 1999 Notes in the open market. The Company intends to repurchase the remaining outstanding 1999 Notes (approximately $465,000 principal amount at maturity) to the extent they come available in the open market.
(2) From May 15, 1997 until such time as UIH A/P effects a sale of equity resulting in gross proceeds of at least $70 million ("UIH A/P Equity Sale"), the rate at which these notes accretes is 14.75%. As of December 31, 1997, the Company has funded approximately $15.7 million of such $70 million requirement.
(3) Primarily consists of three facilities: (i) the Tranche A Facility with total availability of NLG1.1 billion ($555.1 million, as of September 30, 1997), of which approximately NLG813.9 million ($404.0 million as of December 11, 1997) was drawn as of December 11, 1997 (ii) the Tranche B Facility with total availability of $125.0 million, all of which was drawn as of December 11, 1997 in conjunction with the closing of the UPC Acquisition and (iii) approximately A$87.0 million ($63.1 million as of September 30, 1997) drawn as of September 30, 1997 by Austar on its bank credit facility, which has total availability of approximately A$200 million ($145.2 million as of September 30, 1997) upon Austar having achieved certain minimum subscriber and operating cash flow levels. The Tranche B Facility matures December 5, 1998, which maturity date is extendable to June 5, 1999 under certain conditions, and the Company expects to retire this facility with proceeds from the sale of selected systems of UPC as well as from proceeds of the Offering. See "Description of Other Debt--UPC and Affiliates--UPC" and "Description of Other Debt-- UAP and Affiliates -- Austar."
(4) All unconverted shares of the Series A Preferred Stock are subject to a mandatory redemption on June 19, 2000 and are convertible into shares of Class A Common Stock at $17.50 per share. The liquidation value on the mandatory redemption date will be approximately $35.7 million.

  The following table sets forth information from the pro forma consolidating balance sheets of the Company as of November 30, 1997 as adjusted to reflect the UPC Acquisition, the Offering and the Tender Offer, net of estimated commissions, fees and expenses, and the application of the proceeds therefrom.

                                               AS OF NOVEMBER 30, 1997
                                    ---------------------------------------------------------
                                      UIH         UPC       UIH A/P      UIHLA       TOTAL
                                    --------    --------    --------    -------    ----------
                                              (In thousands, unaudited)
Long-term debt/preferred stock:
 10 3/4% Senior Secured Discount
 Notes due 2008...................  $812,199    $    --     $    --     $   --     $  812,199
 UIH A/P 14% Senior Discount Notes
 due 2006(1)......................       --          --      302,076        --        302,076
Bank facilities and debt of
 consolidated subsidiaries........       --      505,079(2)   63,144(3)     -- (4)    568,223
Other debt........................       --          --        2,068      2,993         5,061
Preferred stock ($.01 par value)..    32,242(5)      --          --         --         32,242(5)
                                    --------    --------    --------    -------    ----------
  Total debt and preferred stock..  $844,441    $505,079    $367,288    $ 2,993    $1,719,801
                                    ========    ========    ========    =======    ==========

---------------------
(1) From May 15, 1997 until such time as UIH A/P effects a UIH A/P Equity Sale, the rate at which these notes accretes is 14.75%. As of December 31, 1997, the Company has funded approximately $15.7 million of such $70 million equity sale requirement.
(2) Includes the Tranche A and Tranche B Facilities. The Company plans to use approximately $63.0 million of the proceeds from the Offering to repay a portion of the Tranche B Facility.
(3) Represents approximately A$87.0 million ($63.1 million as of September 30,
    1997) drawn as of September 30, 1997 by Austar on its bank credit facility, which has total availability of approximately A$200 million ($145.2 million as of September 30, 1997), upon Austar having achieved certain minimum subscriber and operating cash flow levels.
(4) Excludes approximately $38.0 million drawn as of November 30, 1997 on a new UIHLA credit facility following the Argentina Transaction. This facility matures in November 1998 and the Company expects to apply the proceeds from the sale of select Latin American assets, together with approximately $25.0 million of the proceeds from the Offering, to repay this facility.
(5) The Series A Preferred Stock is subject to a mandatory redemption on June 19, 2000 and is convertible into shares of Class A Common Stock at $17.50 per share. The liquidation value on the mandatory redemption date will be approximately $35.7 million.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected annual consolidated financial data includes portions of selected consolidated financial data incorporated by reference in this Prospectus and have been derived from the Company's audited consolidated financial statements. The following selected financial data for the nine-month periods ended November 30, 1996 and 1997 and as of November 30, 1997 have been derived from unaudited financial statements that, in the opinion of management of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such date. The Company's consolidated financial statements do not consolidate the operating results of its minority-owned affiliates, including UPC historically. Upon consummation of the UPC Acquisition on December 11, 1997, the Company will consolidate the results of UPC. The data set forth below are qualified by reference to and should be read in conjunction with the audited consolidated financial statements and notes thereto of the Company included in and incorporated by reference into this Prospectus and also with "Management's Discussion and Analysis of Financial Condition."

                                YEARS ENDED                                        NINE MONTHS ENDED
                               FEBRUARY 28,             YEAR ENDED    YEAR ENDED      NOVEMBER 30,
                         ---------------------------   FEBRUARY 29,  FEBRUARY 28, ---------------------
                          1993      1994      1995         1996          1997       1996        1997
                         -------  --------  --------  -------------- ------------ ---------  ----------
                                                      (In thousands)
                                                                                      (Unaudited)
STATEMENT OF OPERATIONS DATA:
 Service and other
  revenue............... $   --   $    --   $    701     $  2,363     $  30,244   $  13,877  $   67,719
 Management fee income
  from related parties..   1,246       746       912          507         1,311         756         852
 Operating expense......     --        --     (1,651)      (4,224)      (25,796)    (13,925)    (45,220)
 Selling, general and
  administrative
  expense...............  (6,181)  (10,126)  (18,299)     (22,483)      (54,475)    (32,092)    (59,466)
 Depreciation and
  amortization..........    (102)     (182)   (1,701)      (2,331)      (38,961)    (16,773)    (61,953)
                         -------  --------  --------     --------     ---------   ---------  ----------
 Net operating loss.....  (5,037)   (9,562)  (20,038)     (26,168)      (87,677)    (48,157)    (98,068)
 Equity in losses of
  affiliated companies,
  net...................  (2,709)   (2,551)   (6,106)     (48,635)      (47,575)    (33,224)    (53,521)
 Gain on sale of
  investments in
  affiliated companies..     --        356       --        16,013        65,249      65,260      91,600
 Interest income
  (expense), net........  (2,059)    1,034    (2,787)     (27,628)      (66,330)    (45,235)    (84,344)
 Provision for losses on
  investment related
  costs.................    (135)   (2,754)   (2,865)      (6,055)       (5,859)     (1,600)     (8,148)
 Other..................      21      (407)    1,182        1,162         3,367       3,712      (5,578)
                         -------  --------  --------     --------     ---------   ---------  ----------
 Net loss............... $(9,919) $(13,884) $(30,614)    $(91,311)    $(138,825)  $ (59,244) $ (158,059)
                         =======  ========  ========     ========     =========   =========  ==========
 Ratio of earnings to
  fixed charges(1)......     --        --        --           --            --          --          --

                             AS OF FEBRUARY 28,          AS OF         AS OF        AS OF
                         ---------------------------  FEBRUARY 29,  FEBRUARY 28, NOVEMBER 30,
                           1993      1994     1995        1996          1997         1997
                         --------  -------- -------- -------------- ------------ ------------
                                                     (In thousands)
                                                                                 (Unaudited)
BALANCE SHEET DATA :
 Cash, cash equivalents
  and short-term
  investments........... $    160  $ 65,260 $130,102    $147,910      $139,143    $ 239,042
 Property, plant and
  equipment, net........      419     2,989   13,741      31,102       219,342      209,159
 Investments in and
  advances to affiliated
  companies, including
  marketable equity
  securities............   12,995    24,427   94,037     275,478       257,401      211,133
 Total assets...........   19,492   107,312  370,290     580,206       819,936      799,182
 Notes payable to
  related parties.......    5,027     1,836      --          --            --           --
 Senior secured notes
  and other debt........    4,293     4,504  202,416     371,227       671,540      825,876
 Total liabilities......   35,076    12,145  212,946     384,482       773,240      909,919
 Stockholders' equity
  (deficit).............  (16,059)   93,836  138,870     151,976        15,096     (156,179)

---------------------
(1) In calculating the ratio of earnings to fixed charges, earnings consist of
    (i) net loss before income tax expense and fixed charges plus (ii) equity in losses of an equity method investee for which the Company has guaranteed the investee's debt. Fixed charges consist of interest expense on third party debt, interest expense to the Company's predecessor parent, and the Company's proportionate share of the interest expense on guaranteed debt of an equity investee. The ratio of earnings to fixed charges was less than 1.0 to 1.0 for each of the Company's last five fiscal years and for the nine months ended November 30, 1996 and 1997. Earnings available for fixed charges were thus inadequate to cover fixed charges for such periods. The amount of the coverage deficiencies for the years ended February 28, 1993, 1994 and 1995, February 29, 1996 and February 28, 1997 were approximately $8.8 million, $13.1 million, $26.5 million, $64.7 million and $120.9 million, respectively. The amount of the coverage deficiencies for the nine months ended November 30, 1996 and 1997 were $44.9 million, and $144.0 million, respectively. On a pro forma basis, assuming that the Offering, the Tender Offer and the UPC Acquisition had been consummated as of the beginning of the applicable period, the Company's pro forma earnings would have been inadequate to cover its pro forma fixed charges for the year ended February 28, 1997, by $193.8 million and for the nine months ended November 30, 1997, by $294.4 million. See "Risk Factors--Leverage and Ability to Service Debt."

     PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION OF THE COMPANY
  The following unaudited pro forma consolidated balance sheet gives effect to the consummation of (i) the UPC Acquisition and (ii) the Tender Offer, the Offering and the application of the proceeds therefrom as if each had occurred on November 30, 1997. The following unaudited pro forma consolidated statement of operations for the year ended February 28, 1997 and nine months ended November 30, 1997 gives effect to these transactions, together with the Argentina Transaction, as if each had occurred as of the beginning of fiscal 1997. The pro forma consolidated condensed financial information and notes thereto do not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such dates.

  The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable. The unaudited pro forma consolidated condensed financial information and accompanying notes should be read in conjunction with the Consolidated Financial Statements and the related notes thereto, and other financial information pertaining to the Company including "Management's Discussion and Analysis of Financial Condition" included in and incorporated by reference into this Prospectus.

                                         AS OF NOVEMBER 30, 1997
                          -----------------------------------------------------
                                        PRO FORMA ADJUSTMENTS
                                     ---------------------------
                                                    THE OFFERING
                                        THE UPC       AND THE
                          HISTORICAL ACQUISITION(1) TENDER OFFER     PRO FORMA
                          ---------- -------------- ------------    -----------
                                        (In thousands, unaudited)
CONSOLIDATED CONDENSED
 BALANCE SHEET:
ASSETS
Cash and cash
 equivalents and short-
 term investments.......   $239,042    $(127,735)     $177,988(2)   $   289,295
Restricted and escrowed
 cash...................     15,171          --            --            15,171
Subscriber receivables,
 net....................      2,670       54,092           --            56,762
Costs to be reimbursed
 by affiliated compa-
 nies...................     10,610          --            --            10,610
Other current assets....     18,576        7,725        (6,153)(3)       20,148
                           --------    ---------      --------      -----------
 Total current assets...    286,069      (65,918)      171,835          391,986
Property, plant and
 equipment, net.........    209,159      235,374           --           444,533
Goodwill, net...........     54,888      205,645           --           260,533
License rights..........      8,786      302,487           --           311,273
Investments in and ad-
 vances to affiliated
 companies..............    211,133       (1,694)          --           209,439
Other non-current as-
 sets...................     29,147       26,657        12,106 (4)       67,910
                           --------    ---------      --------      -----------
 Total assets...........   $799,182     $702,551      $183,941      $ 1,685,674
                           ========    =========      ========      ===========
LIABILITIES AND STOCK-
 HOLDERS' EQUITY
Accounts payable, ac-
 crued liabilities and
 other..................   $ 41,862     $108,501           --       $   150,363
Notes payable...........     38,000       30,971       (25,000) (5)      43,971
Current portion of long
 term debt..............      4,181          --            --             4,181
                           --------    ---------      --------      -----------
 Total current liabili-
  ties..................     84,043      139,472       (25,000)         198,515
Deferred income taxes...        --        25,144           --            25,144
Senior secured notes and
 other debt.............    825,876      568,079       293,604 (6)    1,687,559
                           --------    ---------      --------      -----------
 Total liabilities......    909,919      732,695       268,604        1,911,218
Minority interest.......     13,200        3,019           --            16,219
Preferred stock.........     32,242          --            --            32,242
Stockholders' equity
 (deficit)..............   (156,179)     (33,163)      (84,663)(7)     (274,005)
                           --------    ---------      --------      -----------
 Total liabilities and
  stockholders' equity
  (deficit).............   $799,182     $702,551      $183,941      $ 1,685,674
                           ========    =========      ========      ===========

                                              YEAR ENDED FEBRUARY 28, 1997
                           --------------------------------------------------------------------
                                                 PRO FORMA ADJUSTMENTS
                                       --------------------------------------------
                                                                       THE OFFERING
                                       THE ARGENTINA       THE UPC       AND THE
                           HISTORICAL  TRANSACTION(8)   ACQUISITION(1) TENDER OFFER   PRO FORMA
                           ----------  --------------   -------------- ------------   ---------
                                     (In thousands, except share and per share data)
                                                         (Unaudited)
CONSOLIDATED CONDENSED
 STATEMENT OF
 OPERATIONS:
Service and other
 revenue................   $  30,244      $ (4,385)        $145,076      $    --      $ 170,935
Management fee income
 from related parties...       1,311           --               --            --          1,311
Operating expense.......     (25,796)        2,031          (47,621)          --        (71,386)
Selling, general and
 administrative
 expense................     (54,475)        2,183          (46,641)          --        (98,933)
Depreciation and
 amortization...........     (38,961)        1,592          (70,385)          --       (107,754)
                           ---------      --------         --------      --------     ---------
 Net operating loss.....     (87,677)        1,421          (19,571)          --       (105,827)
Other income (expense):
Equity in income
 (losses) of affiliated
 companies, net.........     (47,575)          --            21,227           --        (26,348)
Gain on sale of
 investment in
 affiliated company.....      65,249           --               --            --         65,249
Interest expense, net...     (66,330)        1,078          (34,113)      (28,969)(9)  (128,334)
Provision for losses on
 investment related
 costs..................      (5,859)          --               --            --         (5,859)
Other...................       3,367           (22)         (13,764)          --        (10,419)
                           ---------      --------         --------      --------     ---------
 Net income (loss) .....   $(138,825)     $  2,477         $(46,221)     $(28,969)    $(211,538)
                           =========      ========         ========      ========     =========
 Net income (loss) per
  common share..........   $   (3.56)                                                 $   (5.90)
                           =========                                                  =========
                                         NINE MONTHS ENDED NOVEMBER 30, 1997
                           --------------------------------------------------------------------
                                                 PRO FORMA ADJUSTMENTS
                                       --------------------------------------------
                                                                       THE OFFERING
                                       THE ARGENTINA       THE UPC       AND THE
                           HISTORICAL  TRANSACTION(8)   ACQUISITION(1) TENDER OFFER   PRO FORMA
                           ----------  --------------   -------------- ------------   ---------
                                   (In thousands, except share and per share data)
                                                     (Unaudited)
CONSOLIDATED CONDENSED
 STATEMENT OF OPERATIONS:
Service and other
 revenue................   $  67,719      $(17,627)        $128,897      $    --      $ 178,989
Management fee income
 from related parties...         852           --               --            --            852
Operating expense.......     (45,220)        8,886          (50,106)          --        (86,440)
Selling, general and
 administrative
 expense................     (59,466)        5,626          (41,269)          --        (95,109)
Depreciation and
 amortization...........     (61,953)        3,288          (66,174)          --       (124,839)
                           ---------      --------         --------      --------     ---------
 Net operating loss.....     (98,068)          173          (28,652)          --       (126,547)
Other income (expense):
Equity in income
 (losses) of affiliated
 companies, net.........     (53,521)          203           31,579           --        (21,739)
Gain on sale of
 investment in
 affiliated company.....      91,600       (91,600)(10)         --            --            --
Interest expense, net...     (84,344)        7,046          (25,570)      (22,456)(9)  (125,324)
Provision for losses on
 investment related
 costs..................      (8,148)          --               --            --         (8,148)
Other...................      (5,578)        1,089          (20,736)          --        (25,225)
                           ---------      --------         --------      --------     ---------
 Net income (loss)......   $(158,059)     $(83,089)        $(43,379)     $(22,456)    $(306,983)
                           =========      ========         ========      ========     =========
 Net income (loss) per
  common share..........   $   (4.03)                                                 $   (8.52)
                           =========                                                  =========

---------------------
(1) Represents the net effect of the UPC Acquisition. On December 11, 1997, the Company acquired Philips' entire interest in UPC. In addition to purchasing Philips' interest in UPC at closing, (i) UPC purchased 3.17 million shares of the Company's Class A Common Stock held by Philips, (ii) UPC repaid to Philips the accreted amount of UPC's pay-in-kind convertible notes not acquired directly by UIH, and (iii) UPC made a payment to Philips in lieu of issuing a previously negotiated stock appreciation right. In connection with the UPC Acquisition, UPC refinanced all of its existing consolidated debt, except for approximately NLG123.4 million ($62.3 million as of September 30, 1997) of project financing and other notes payable. The UPC Acquisition was financed with (i) approximately NLG813.9 million ($404.0 million as of December 11, 1997) drawn under the Tranche A Facility and $111.2 million drawn under the Tranche B Facility and an approximate $162.5 million cash investment by UIH. The following consolidated condensed financial statements of UPC give effect to the above transaction:

                                               PRO FORMA        PRO FORMA
                                             ADJUSTMENTS TO   ADJUSTMENTS TO
                             HISTORICAL (A)  UPC BALANCES     UIH BALANCES    PRO FORMA
                             -------------- ---------------  ---------------  ---------
   CONSOLIDATED CONDENSED
    BALANCE SHEET
   AS OF SEPTEMBER 30,
    1997:
   Cash and cash
    equivalents and short
    term investments.......     $ 34,765       $    --          $(162,500)(b) $(127,735)
   Restricted and escrowed
    cash...................          --             --                --            --
   Subscriber receivables,
    net....................       54,092            --                --         54,092
   Costs to be reimbursed
    by affiliated
    companies..............          --             --                --            --
   Other current assets....        7,725            --                --          7,725
                                --------       --------         ---------     ---------
    Total current assets...       96,582            --           (162,500)      (65,918)
   Property, plant and
    equipment, net.........      225,961          9,413 (c)           --        235,374
   Goodwill, net...........       74,043        131,602 (c)           --        205,645
   License rights, net.....      242,740         59,747 (c)           --        302,487
   Investments in and
    advances to affiliated
    companies..............       30,004         24,243 (c)       (55,941)(d)    (1,694)
   Other non-current
    assets.................       26,657            --                --         26,657
                                --------       --------         ---------     ---------
    Total assets...........     $695,987       $225,005         $(218,441)    $ 702,551
                                ========       ========         =========     =========
   Accounts payable,
    accrued liabilities and
    other..................     $108,501       $    --          $     --      $ 108,501
   Current portion of long
    term debt..............      269,277       (238,306)(e)           --         30,971
                                --------       --------         ---------     ---------
    Total current
     liabilities...........      377,778       (238,306)              --        139,472
   Deferred income taxes...       23,545          1,599 (c)           --         25,144
   Senior secured notes and
    other debt.............      225,573        342,506 (f)           --        568,079
                                --------       --------         ---------     ---------
    Total liabilities......      626,896        105,799               --        732,695
   Minority interest.......        3,019            --                --          3,019
   Preferred stock.........          --             --                --            --
   Stockholders' equity
    (deficit)..............       66,072        119,206 (g)      (218,441)(h)   (33,163)
                                --------       --------         ---------     ---------
    Total liabilities and
     stockholders' equity
     ......................     $695,987       $225,005         $(218,441)    $ 702,551
                                ========       ========         =========     =========
   CONSOLIDATED CONDENSED
    STATEMENT OF OPERATIONS
   FOR THE YEAR ENDED
    DECEMBER 31, 1996:
   Service and other
    revenue................     $145,076       $    --          $     --      $ 145,076
   Management fee income
    from related parties...          --             --                --            --
   Operating expense.......      (47,621)           --                --        (47,621)
   Selling, general and ad-
    ministrative expenses..      (46,641)           --                --        (46,641)
   Depreciation and amorti-
    zation.................      (57,001)       (13,384)(i)           --        (70,385)
                                --------       --------         ---------     ---------
    Net operating loss.....       (6,187)       (13,384)              --        (19,571)
   Other income (expense):
   Equity in income (loss-
    es) of affiliated com-
    panies, net............       (3,438)           --             24,665 (j)    21,227
   Gain on sale of invest-
    ment in affiliated com-
    pany...................          --             --                --            --
   Interest expense, net...      (21,485)       (12,628)(k)           --        (34,113)
   Provision for losses on
    investment related
    costs..................          --             --                --            --
   Other...................      (13,764)           --                --        (13,764)
                                --------       --------         ---------     ---------
    Net income (loss)......     $(44,874)      $(26,012)        $  24,665     $ (46,221)
                                ========       ========         =========     =========
   CONSOLIDATED CONDENSED
    STATEMENT OF OPERATIONS
   FOR THE NINE MONTHS
    ENDED SEPTEMBER 30,
    1997:
   Service and other reve-
    nue....................     $128,897       $    --          $     --      $ 128,897
   Management fee income
    from related parties...          --             --                --            --
   Operating expense.......      (50,106)           --                --        (50,106)
   Selling, general and ad-
    ministrative expenses..      (41,269)           --                --        (41,269)
   Depreciation and amorti-
    zation.................      (56,136)       (10,038)(i)           --        (66,174)
                                --------       --------         ---------     ---------
    Net operating loss.....      (18,614)       (10,038)              --        (28,652)
   Other income (expense):
   Equity in income (loss-
    es) of affiliated com-
    panies, net............       (3,509)           --             35,088(j)     31,579
   Gain on sale of invest-
    ment in affiliated com-
    pany...................          --             --                --            --
   Interest expense, net...      (24,143)        (1,427)(k)           --        (25,570)
   Provision for losses on
    investment related
    costs..................          --             --                --            --
   Other...................      (20,736)           --                --        (20,736)
                                --------       --------         ---------     ---------
    Net income (loss)......     $(67,002)      $(11,465)        $  35,088     $ (43,379)
                                ========       ========         =========     =========

  ---------------------
  (a) Represents UPC historical balance sheet balances as of September 30, 1997 and historical statement of operations balances for the year ended December 31, 1996 and for the nine month period ended September 30, 1997 all prepared in accordance with United States generally accepted accounting principles.
  (b) Reduction in cash of UIH as partial consideration for the acquisition of UPC ordinary shares and UPC pay-in-kind convertible notes owned by Philips.
  (c) Represents the allocation of excess purchase price over book value to UPC assets as a result of applying purchase accounting. The total step-up of $225,005 includes the push-down of goodwill ($22,905) from UIH's investment in UPC to UPC goodwill, transaction costs ($10,200), deferred taxes ($1,599), and the step-up related to the acquisition of Philip's interest in UPC totalling $190,301. This amount is the difference between the price paid for Philips' interest ($223,337) and their proportionate interest in UPC's net assets ($33,036).
  (d) Represents the following:

    Additional investment by the Company in UPC..................... $ 162,500
    Elimination of the Company's investment in UPC..................  (218,441)
                                                                     ---------
                                                                     $ (55,941)
                                                                     =========

  (e) Represents the refinancing of certain existing UPC credit facilities.

  (f) Represents the following:

    Repayment of the pay-in-kind convertible notes................. $(163,242)
    Refinancing of certain existing UPC credit facilities..........   238,306
    Acquisition of UPC ordinary shares.............................   223,337
    Acquisition of 3.17 million shares of UIH Class A Common Stock
     owned by Philips..............................................    33,163
    Transaction costs..............................................    10,200
    Other..........................................................       742
                                                                    ---------
    Total.......................................................... $ 342,506
                                                                    =========

  (g) Represents the following:

    Acquisition of ordinary shares held by Philips................. $(223,337)
    Additional investment by the Company in UPC....................   162,500
    Step-up in basis at UPC as a result of the UPC Acquisition.....   213,206
    Reclassification of UPC's investment in UIH Class A Common
     Stock to treasury stock.......................................   (33,163)
                                                                    ---------
    Total.......................................................... $ 119,206
                                                                    =========

  (h) Represents the following:

   Elimination of historical UIH investment in UPC..................  $ (55,941)
   Elimination of additional investment by UIH in UPC...............   (162,500)
                                                                      ---------
                                                                      $(218,441)
                                                                      =========

  (i) Represents additional depreciation and amortization as a result of the step-up in basis of property, plant and equipment, license rights and goodwill.

  (j) Represents elimination of the Company's historical equity in losses related to UPC.

  (k) Represents the following:

                                            YEAR ENDED      NINE MONTHS ENDED
                                         FEBRUARY 28, 1997  NOVEMBER 30, 1997
                                         -----------------  -----------------
    Elimination of historical interest
     expense on the pay-in-kind con-
     vertible notes....................           $ 14,327            $11,558
    Elimination of historical interest
     on the refinanced credit
     facilities........................              5,609             11,438
    Additional interest expense on the
     Tranche A Facility (assuming
     borrowings of $400,000 at an
     interest rate of 5.5%)............            (22,000)           (16,500)
    Additional interest expense on the
     Tranche B Facility (assuming
     borrowings of $111,200 at an
     interest rate of 9.5%)............            (10,564)            (7,923)
                                                  --------            -------
    Total..............................           $(12,628)           $(1,427)
                                                  ========            =======

(2) Represents the net increase in cash as a result of the Offering and the Tender Offer:

   Cash paid to redeem 1999 Notes*.................................. $(455,595)
   Cash paid for Tender Premium and other costs*....................   (70,342)
   Cash proceeds of the Offering....................................   791,925
   Estimated repayment of subsidiary indebtedness...................   (88,000)
                                                                     ---------
                                                                     $ 177,988
                                                                     =========

  * Based on a payment of $887.29 per $1,000 principal amount at maturity and assuming (i) a Tender Offer expiration date of November 30, 1997 and (ii) repurchase of 100% of the 1999 Notes. As of the expiration of the Tender
    Offer period on February 4, 1998, 99.8% of the 1999 Notes were validly and irrevocably tendered. The Company subsequently purchased $500 principal amount at maturity of the 1999 Notes on the open market, and intends to purchase the remaining approximately $465 principal amount at maturity of the 1999 Notes with the proceeds from the Offering to the extent they become available on the open market.

(3) Represents elimination of the current portion of deferred offering costs related to the 1999 Notes.

(4) Represents net increase in deferred offering costs as follows:

   Elimination of deferred offering costs related to 1999 Notes..... $  (8,168)
   Deferred Offering costs related to the Offering..................    20,274
                                                                     ---------
                                                                     $  12,106
                                                                     =========

(5) Represents the planned repayment of approximately $25,000 of the UIHLA bridge loan facility.

(6) Represents net increase in senior secured notes and other debt as follows:

   Redemption of 1999 Notes......................................... $(455,595)
   The Offering.....................................................   812,199
   Repayment of a portion of the Tranche B Facility.................   (63,000)
                                                                     ---------
                                                                     $ 293,604
                                                                     =========

(7) Represents the extraordinary loss on the repayment of the 1999 Notes computed as the excess of the cash paid to redeem existing notes ($525,487) over the accreted value of existing notes ($455,595) plus the write-off of unamortized debt costs on the existing notes ($14,321), and $450 of other costs. The actual loss on redemption on or about February 4, 1998 will be less than the pro forma loss by approximately $6.6 million, due to the difference between the actual accretion amount and the actual redemption amount at February 4, 1998.

(8) Represents elimination of historical Argentina results of operations due to the Argentina Transaction.

(9) Represents the net increase in interest expense as result of the Offering:

                                              YEAR ENDED      NINE MONTHS ENDED
                                           FEBRUARY 28, 1997  NOVEMBER 30, 1997
                                           -----------------  -----------------
   Elimination of historical interest
    expense and amortization of deferred
    debt costs on the 1999 Notes.........           $ 56,759           $ 48,573
   Reduction of interest expense for the
    planned repayment of $63,000 on the
    Tranche B Facility at 9.5%*..........              5,985              4,489
   Additional interest expense on the
    Senior Notes (assuming borrowings of
    $812,199 at an interest rate of
    10.75%; compounded semi-annually)....            (89,658)           (74,015)
   Amortization of deferred debt costs on
    the Senior Notes.....................             (2,055)            (1,503)
                                                    --------           --------
                                                    $(28,969)          $(22,456)
                                                    ========           ========

  * Effect of reduction of interest expense on UIHLA bridge loan facility is immaterial, as the indebtedness was incurred on November 28, 1997.

(10) Represents elimination of the estimated gain recorded on the Argentina Transaction during the quarter ended November 30, 1997.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

  The section below includes portions of "Management's Discussion and Analysis of Financial Condition and Results of Operation" incorporated by reference in this Prospectus, as updated to reflect the Offering and recent commitments to certain new development projects. A detailed "Management's Discussion and Analysis of Financial Condition and Results of Operations," including an analysis of the Company's consolidated financial statements, is incorporated by reference from the Company's Form 10-K for the year ended February 28, 1997, and Form 10-Q for the nine months ended November 30, 1997, copies of which may be obtained from the Company.

INTRODUCTION

  The Company was formed in 1989 for the purpose of acquiring and developing multi-channel television and telecommunications systems outside the United States. The Company currently, through UPC, owns interests in multi-channel television operating systems in 12 countries in Europe and in Israel. The Company, through UIHLA and UAP, holds interests in multi-channel television operating systems and related business development projects in Chile, Brazil, Mexico, Peru, Australia, New Zealand, Tahiti, the Philippines and China. The Company also holds interests in a private telecommunications network in Russia and a telephony project in Hungary, as well as programming companies for the Australia, Spain, Portugal and Ireland markets. The Company has historically accounted for UPC and all of the interests it holds directly through UIHLA and UAP using the equity method, except for the interests in the Australia, New Zealand, Tahiti and Peru operating systems, which are consolidated. Prior to the Argentina Transaction, the Company consolidated the results of the Bahia Blanca, Argentina system. Following the UPC Acquisition on December 11, 1997, the Company will consolidate the operations of UPC and its consolidated subsidiaries (the Austria, Belgium, Netherlands (Eindhoven), Norway, Czech Republic, France, Portugal, Romania and Slovak Republic operating systems).

  The Company's consolidated financial statements do not consolidate the operating results of its minority-owned operating companies. Historically, the only revenue reflected on the Company's consolidated statements of operations other than revenue of consolidated subsidiaries is management fees from related parties and certain operating entities. General and administrative costs include salaries, employee benefits, rent and other routine overhead expenses of the Company as well as legal, accounting and consulting fees.

  The Company accounts for its share of the income or loss of its operating companies based on the calendar year results of such operating company. This creates a two-month delay in reporting the operating company results in the Company's consolidated results for its fiscal year end. Based on reported historical results and the activities of the operating companies, the Company believes this two-month delay has not had and will not have a significant impact on reported operating results of the Company.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception, the Company has financed its operations, as well as its investments in and development of its operating systems and development opportunities, primarily through the sale of equity and debt securities as well as through the sale of appreciated assets. During the period from 1989 to the Offering in February 1998, the Company has raised total gross cash proceeds of approximately $287.3 million from the sale of its common equity in a series of private transactions and public offerings and approximately $325.9 million from the sale of the 1999 Notes. The following table summarizes the total gross cash proceeds raised by the Issuer from sales of its common stock and the 1999 Notes:

                                                                  GROSS PROCEEDS
                                                                  (IN MILLIONS)
                                                                  --------------
 Management and original investors...............................     $ 28.5
 Private equity offerings (April and July 1993)..................       30.0
 Initial public offering (July 1993).............................       76.5
 Public equity offering (November 1994)..........................       86.3
 Public equity offering (November 1995)..........................       66.0
                                                                      ------
  Total equity proceeds..........................................      287.3
                                                                      ------
 14% Senior Secured Discount Notes (November 1994)...............      200.9
 14% Senior Secured Discount Notes (November 1995) ..............       75.9
 14% Senior Secured Discount Notes (February 1996) ..............       49.1
                                                                      ------
  Total 1999 Notes proceeds......................................      325.9
                                                                      ------
  Total equity and debt gross proceeds...........................     $613.2
                                                                      ======

  In December 1995, in connection with the Company's acquisition of an additional 40% economic interest in Austar, the Company issued 170,513 shares of its Convertible Preferred Stock, Series A ("Series A Preferred Stock"), having a liquidation value at issuance of approximately $29.8 million as partial consideration for the 40% interest it acquired in Austar (increasing its interest at that time to 90%). The Company is required to redeem in June 2000 the Series A Preferred Stock not previously converted at the then liquidated value. Assuming that none of the Series A Preferred Stock is converted prior to redemption, the total cost to the Company of redeeming the Series A Preferred Stock would be approximately $35.7 million.

  From November 1994 through February 1996, the Company raised total gross proceeds of approximately $325.9 million from the public and private offerings of $599.4 million aggregate principal amount at maturity of the 1999 Notes. In February 1998, the Company raised gross proceeds of $812.2 million from the sale of Senior Notes in the Offering. The Company used approximately $530.9 million of the proceeds from the Offering to complete the Tender Offer, with over 99.8% of the 1999 Notes being validly and irrevocably tendered. The Company subsequently purchased $500,000 principal amount at maturity of the 1999 Notes on the open market. The Company plans to repurchase the remaining outstanding 1999 Notes (approximately $465,000 principal amount at maturity) to the extent they become available on the open market. See "Pro Forma Consolidated Condensed Financial Information of the Company."

  In January 1996, the Company sold its 25% interest in a company developing a cable television system in Rio de Janeiro, Brazil for approximately $13.5 million cash. The Company had a net investment of approximately $1.6 million in connection with such interest. In August 1996, the Company sold its 34% interest in a company developing a cable television system in Sao Paulo, Brazil for $78.1 million in cash and recognized a net gain of $65.2 million (after recognizing cumulative operating losses of approximately $9.9 million). In May 1997, the Company entered into an agreement to sell its Venezuela cable television operations for approximately $10.5 million. In October 1997, the Company sold all of its Argentina multi-channel television system assets for approximately $213.3 million cash subject to post closing adjustments, resulting in a net gain of approximately $91.6 million (after giving recognition of cumulative operating losses and other items).

  As the Company has matured, it has financed the operations of its operating companies on a more regional and local level. Since its formation in July 1995, UPC has funded the construction, upgrading and operations of its operating companies and development projects through cash from operations, proceeds from debt facilities of certain of its operating companies and cash contributed by UIH upon formation of UPC. In connection with the UPC Acquisition and refinancing existing debt of UPC, UPC incurred debt of (i) approximately NLG813.9 million ($404.0 million as of December 11, 1997) pursuant to the Tranche A Facility; and (ii) $111.2 million pursuant to the Tranche B Facility. UIH also invested cash of approximately $162.5 million to complete the UPC Acquisition. The maximum available under the Tranche A Facility is approximately NLG1.1 billion ($555.1 million as of September 30, 1997), approximately NLG479.0 million ($238.3 million as of December 11, 1997) of which was used to repay existing debt of UPC. UPC plans to use any additional borrowings under such facility for general corporate purposes, including capital expenditures, working capital requirements of its subsidiaries and acquisitions. UPC used a portion of the proceeds of the Tranche A Facility and substantially all of the proceeds of the Tranche B Facility, together with UIH's unrestricted cash and proceeds from the Argentina Transaction, to fund the UPC Acquisition. The Company plans to repay approximately $63.0 million of the Tranche B Facility with proceeds of the Offering.

  In addition to contributions from the Company, UAP has funded its operations, primarily in Australia, through private debt offerings by UIH A/P. In 1996 and 1997, UIH A/P raised total gross proceeds of approximately $255.0 million from the sale of its 14% Senior Discount Notes due 2006 (the "UIH A/P Notes"). In addition, Austar has in place an up to A$200.0 million ($145.2 million as of September 30, 1997) senior bank facility, proceeds of which are being used to finance the installation of equipment for new subscribers and working capital needs. As of September 30, 1997, Austar had drawn approximately A$87.0 million ($63.1 million as of September 30, 1997) under such facility and had up to A$113.0 million available, subject to compliance with certain financial covenants. The Company believes that Austar has sufficient capital to meet its anticipated working capital needs, although there can be no assurance as such.

  In addition to contributions by the Company, UIHLA has recently funded its operations through cash generated from the sale of its Brazilian and Venezuelan assets as well as with approximately $110.0 million drawn under a bank credit facility. The credit facility was repaid in full in October 1997 with proceeds from the Argentina Transaction. UIHLA has arranged a $40.0 million short-term bank facility, $38.0 million of which was drawn down and outstanding as of November 30, 1997, with Toronto Dominion (Texas), Inc. The Company plans to repay approximately $25.0 million of the facility with proceeds of the Offering. UIHLA plans to sell certain of its assets, including its Mexico system, and to apply the proceeds of such sales, if sufficient, to
(i) the repayment of the remainder of such credit facility, (ii) the construction of its existing systems, and (iii) the pursuit of new-build opportunities, primarily in Brazil.

  As of November 30, 1997, pro forma for the UPC Acquisition, the Argentina Transaction, the Offering and the Tender Offer (based on a payment of $887.29 per $1,000 principal amount at maturity and assuming the Company's acquisition of 100% of the 1999 Notes), the Company had approximately $284.3 million of cash on hand. The Company believes that this cash balance, combined with internally generated cash flow and amounts available under the existing credit facilities of its subsidiaries, will provide it with sufficient capital to meet the growth plans of its existing subsidiaries and affiliates, although there can be no assurance that the Company will not require additional capital for such subsidiaries or affiliates. In addition, UIH is considering the sale of a number of its operations. If the Company completes any such sales, it intends to use the proceeds from such sales to reduce debt, finance the growth of its existing operations and potentially for new acquisition/development opportunities.

  To the extent the Company pursues new acquisition or development opportunities, the Company would need to raise additional capital, either through asset sales, issuances of its debt or equity securities or through operating company borrowings. There can be no assurance the Company will be able to raise additional capital through any such methods.

  Prior to the maturity of the Senior Notes, the Company will be obligated to satisfy significant payment and purchase obligations in the near term, including, but not limited to, the Combivisie acquisition, the repayment of the Tranche B Facility and the satisfaction of certain obligations described in "Description of Other Debt." Although the Company currently believes that cash on hand, cash flow from its future operations and its borrowing capacity will be sufficient to meet these obligations as they become due, no assurance can be given that the Company will satisfy all of the conditions precedent to borrowing pursuant to certain of its existing credit facilities or that circumstances will not require the Company to sell assets or obtain additional equity or debt financing, which the Company may not at such time be able to do on terms satisfactory to it or at all.

  Because the Company does not currently generate positive operating cash flow, its ability to repay its obligations on the Senior Notes at maturity as well as any other obligations that become due before such time will be dependent on developing one or more additional sources of cash prior to the maturity of the Senior Notes in 2008. The Company plans to develop additional cash flow through the addition of revenue generating services to many of its systems, as well as by obtaining controlling ownership of systems whose revenues it will be able to consolidate. In addition, the Company may sell assets where appropriate to realize additional cash. There can be no assurance, however, that the Company will be successful in such activities or be able to generate sufficient cash to repay the Senior Notes at maturity and any other indebtedness due prior to the maturity of the Senior Notes. See "Risk Factors--Leverage and Ability to Service Debt."

INFLATION AND FOREIGN CURRENCY EXCHANGE RATE RISKS

  The Company's foreign operating companies' monetary assets and liabilities are subject to foreign currency exchange risk as certain equipment purchases and payments for certain operating expenses, such as programming expenses, are denominated in currencies other than their own functional currency. In addition, certain of the Company's foreign operating companies have notes payable and notes receivable that are denominated in and, loans payable that are linked to, a currency other than their own functional currency. In addition, the Company's entire equity investment portfolio is indirectly impacted by foreign exchange rate risk.

  Certain of the Company's operating companies operate in countries where the rate of inflation is extremely high relative to that in the United States. While the Company's affiliated companies attempt to increase their subscription rates to offset increases in operating costs, there is no assurance that they will be able to do so. Therefore, operating costs may rise faster than associated revenue, resulting in a material negative impact on reported earnings. The Company is impacted by inflationary increases in salaries, wages, benefits and other administrative costs, the effects of which to date have not been material to the Company.

FOREIGN INVESTMENT RISK

  The Company's foreign operating companies are all directly affected by their respective countries' government, economic, fiscal and monetary policies and other political factors. The Company believes that its operating companies' financial conditions and results of income (loss) from operations have not been materially adversely affected by these factors. See "Risk Factors--Risks Inherent in Foreign Investment."

NEW ACCOUNTING PRINCIPLES

  The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which is required to be adopted by affected companies for fiscal years ending after December 15, 1997; early adoption is not permitted. SFAS 128 revised the standards for the computation of earnings per share and the related disclosure requirements. The Company does not believe that the provisions of SFAS 128 will have a material effect on the Company's reported earnings per share.

YEAR 2000 CONVERSION

  The Company has established a central committee to coordinate the identification, evaluation, and implementation of changes to computer systems and applications necessary to achieve a year 2000 date conversion with no effect on customers or disruption to business operations. These actions are necessary to ensure that the systems and applications will recognize and process information for the year 2000 and beyond. Major areas of potential business impact have been identified and are being dimensioned, and initial conversion efforts are underway. The Company also is communicating with suppliers, dealers, financial institutions and others with which it does business to coordinate year 2000 conversion. The total cost of compliance and its effect on the Company's future results of operations is being determined as part of the detailed conversion planning. In addition, the Company could be materially adversely affected by the failure of its vendors to achieve year 2000 date conversion.

                                   BUSINESS

  The Company, through its subsidiaries and affiliates, is a leading provider of multi-channel television services outside the United States, owning and operating systems in over 20 countries around the world. UIH operates systems in three geographic regions: (i) Europe, primarily through UPC, which is one of Europe's largest privately owned multiple system operators; (ii) Asia/Pacific, including through its indirect 98% owned interest in Austar, which is the largest provider of multi-channel television services in regional Australia; and (iii) Latin America, including through its 34% interest in VTR Hipercable, which is the largest multi-channel television provider in Chile. These operating systems served an aggregate of approximately 3.1 million subscribers and passed approximately 7.4 million of the approximately 9.9 million homes in their respective service areas at September 30, 1997. UIH's equity interest as of such date in those subscribers, homes passed and homes in the Company's service areas was approximately 1.9 million, 4.6 million and
6.1 million, respectively. See "Corporate Organizational Structure" for a discussion of UIH's interests in its various intermediate holding companies and operating systems.

  UIH was founded in 1989 by a management team that had substantial experience in the cable television industry in the United States. Recognizing the opportunities that exist to bring multi-channel television services to countries that have little or none of such services, UIH has, since its formation, focused on and invested in multi-channel television systems outside the United States. UIH originally focused its efforts in Europe and Israel, whose economies were sufficiently developed to support its operations and where demand for service was significant. A number of UIH's original development projects in Europe and Israel have established large subscriber bases, realized high penetration rates and, as a result, are currently generating substantial operating cash flow. To capitalize on the opportunities to apply its expertise in building and operating multi-channel television systems in developing markets with attractive economic, regulatory and demographic profiles, UIH has significantly expanded the scope of its operations over time to include portions of Latin America and the Asia/Pacific region. Many of UIH's operating companies in these regions have established leading positions in their respective markets and built significant subscriber bases.

  In its early years, UIH acquired primarily minority ownership interests in systems, which it, nonetheless, actively managed. Having successfully built and developed many multi-channel television systems around the world, UIH began rationalizing its operations in 1996 to focus on large, majority owned systems, with the goal of significantly expanding the scale of its operations and increasing the Company's financial flexibility. As a result, the Company's total equity subscribers increased from approximately 659,000 at December 31, 1995 to approximately 1.9 million at September 30, 1997. The primary elements of UIH's rationalization plan are: (i) acquiring significant and/or controlling ownership interests in several operating companies; (ii) selling selected assets for cash, generally at significant gains on its invested capital; (iii) obtaining equity partners for certain other companies; and (iv) merging or swapping selected assets in order to obtain larger or controlling ownership interests in other companies or interests in larger, combined companies. Through a series of these types of transactions, UIH has acquired controlling interests in the majority of its large, primary systems and management believes the Company is well-positioned to capitalize on the growth opportunities of its operating companies. See "Offering Memorandum Summary-- UIH Asset Rationalization."

  UIH's operating companies are currently a combination of (i) highly penetrated, mature systems that generate stable cash flow and, which, management believes, have the opportunity to increase revenues and cash flows through the introduction of new services such as cable telephony, tiered programming, pay-per-view and Internet/data services and (ii) earlier stage businesses that typically have established leading market positions and large subscriber bases, and whose number of subscribers management believes will continue to increase primarily through aggressive marketing within their respective service areas. UIH's principal strategies are to: (i) increase the revenues and cash flows of its existing systems; (ii) continue to capitalize on opportunities to rationalize its operations; (iii) pursue selected new acquisition and development opportunities; and (iv) finance its operating companies primarily through internally generated cash flow and borrowings by its regional holding companies and operating companies under existing facilities.

           SUMMARY OPERATING DATA FOR THE COMPANY'S OPERATING SYSTEMS

  The financial and other operating data set forth below reflect aggregate statistics of multi-channel television operating systems in which the Company has, or has agreed to acquire, an ownership interest. See "--United Pan-Europe Communications N.V.," "--UIH Latin America Inc.," "--UIH Asia/Pacific Communications, Inc." and "Corporate Organizational Structure."

                                                                  FOR THE NINE MONTHS ENDED   AT SEPTEMBER 30,
                                   AT SEPTEMBER 30, 1997             SEPTEMBER 30, 1997             1997
                          --------------------------------------- --------------------------  ----------------
                            HOMES                          BASIC                               UIH NET EQUITY
                            UNDER     HOMES      BASIC     PENE-                 ADJUSTED        OWNERSHIP
                           LICENSE   PASSED   SUBSCRIBERS TRATION   REVENUE      EBITDA(1)        INTEREST
                          --------- --------- ----------- ------- ------------ -------------  ----------------
                                                                       (in thousands)
UPC(2):
UPC ESTABLISHED SYSTEMS
 Austria................    844,200   630,549    434,066   68.8%  $     60,925  $     30,725        95.0%
 Belgium................    133,000   133,000    126,438   95.1         15,101         5,716       100.0
 Netherlands
  A2000*................    569,000   562,433    519,848   92.4         36,482        12,337        50.0
  KTE*..................     98,358    95,407     90,638   95.0          7,628         4,622       100.0
  Combivisie(3)*........    150,000   142,000    137,000   96.5         10,842         7,097         --
 Norway
  Norkabel..............    277,924   231,441    157,381   68.0         23,747         8,418       100.0
  Janco(4)..............    252,000   225,000    160,946   71.5         12,306         4,460        70.2
                          --------- ---------  ---------          ------------  ------------
   Subtotal.............  2,324,482 2,019,830  1,626,317               167,031        73,375
                          --------- ---------  ---------          ------------  ------------
UPC DEVELOPMENT PROJECTS
 Czech Republic*........    271,100   143,833     49,953   34.7          2,651        (2,768)      100.0
 France*................     86,000    23,105      4,613   20.0            803        (1,844)       99.0
 Portugal*..............    186,449    12,202      2,688   22.0            275        (1,919)      100.0
 Romania*
  Bucharest.............     70,000    21,220      7,534   35.5            132            78        90.0
  Ploiesti..............     80,000    48,400     31,719   65.5            588           392        51.0
 Spain(5)...............     74,235    58,763      3,503    6.0            362          (658)       25.0
 Slovak Republic*.......     21,839    19,683     14,927   75.8            367          (140)       75.0
                          --------- ---------  ---------          ------------  ------------
   Subtotal.............    789,623   327,206    114,937                 5,178        (6,859)
                          --------- ---------  ---------          ------------  ------------
UPC EQUITY INVESTMENTS
 Hungary*...............    300,000   287,347    259,157   90.2         18,817         6,253        50.0
 Ireland*...............    355,000   349,609    128,594   36.8         25,712         8,129        20.0
 Israel*................    360,000   346,561    237,343   68.5         75,457        37,621        23.3
 Malta*.................    179,000   151,189     56,999   37.7          8,514         3,220        25.0
                          --------- ---------  ---------          ------------  ------------
   Subtotal.............  1,194,000 1,134,706    682,093               128,500        55,223
                          --------- ---------  ---------          ------------  ------------
   UPC Total............  4,308,105 3,481,742  2,423,347               300,709       121,739
                          --------- ---------  ---------          ------------  ------------
OTHER UIH EUROPE:
 Hungary................     85,000   139,673     82,314   58.9         10,676         6,155        46.3
                          --------- ---------  ---------          ------------  ------------
Total Europe............  4,393,105 3,621,415  2,505,661               311,385       127,894
                          --------- ---------  ---------          ------------  ------------

                                                                  FOR THE NINE MONTHS ENDED
                                  AT SEPTEMBER 30, 1997               SEPTEMBER 30, 1997      AT SEPTEMBER 30, 1997
                         ---------------------------------------- --------------------------  ---------------------
                           HOMES                           BASIC                                 UIH NET EQUITY
                           UNDER      HOMES      BASIC     PENE-                 ADJUSTED           OWNERSHIP
                          LICENSE    PASSED   SUBSCRIBERS TRATION   REVENUE      EBITDA(1)          INTEREST
                         ---------- --------- ----------- ------- ------------ -------------  ---------------------
                                                                        (In thousands)
UAP(6):
 Australia..............  1,622,000 1,589,000    178,832   11.3%  $     43,527 $    (13,920)          98.0%
 New Zealand............    141,000    20,124      2,829   14.1            299       (3,653)          63.7
 Philippines............    600,000   174,650     64,790   36.7          4,938        1,431           39.2(6)
 Tahiti*................     31,000    20,128      6,257   31.1          1,875          677           88.2
                         ---------- ---------  ---------          ------------ ------------
  UAP Total.............  2,394,000 1,803,902    252,708                50,639      (15,465)
                         ---------- ---------  ---------          ------------ ------------
UIHLA:
 Chile..................  2,321,000 1,472,890    359,153   24.4         83,505       16,365           34.0
 Brazil*
  TV Show
   Brasil...............    387,000   387,000     12,018    3.1          5,106        1,120           40.0
  Jundiai...............     70,000    52,243     18,947   36.3          5,471        1,602           46.3
 Peru...................    140,000    28,324      6,662   23.5          1,021         (477)       97.7-100.0(7)
 Mexico*................    341,600   166,117     53,518   32.2          7,141        1,900           49.0
                         ---------- ---------  ---------          ------------ ------------
  UIHLA Total...........  3,259,600 2,106,574    450,298               102,244       20,510
                         ---------- ---------  ---------          ------------ ------------
  UIH Total............. 10,046,705 7,531,891  3,208,667          $    464,268 $    132,939
                         ========== =========  =========          ============ ============

--------------------
* The Company's interests in these systems may be sold, some of the proceeds of which would be used to repay the Tranche B Facility.
(1) Adjusted EBITDA represents profit (loss) as determined using GAAP of the reporting country, which differ from those of the United States, plus net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense payable to the Company and other non-operating income (expense) items.
(2) Approximately 8.4% of UPC's outstanding shares are registered in the name of a foundation administering UPC's employee equity incentive plan to support stock issuances. As of the date hereof, awards equivalent to approximately 5.5% of UPC's outstanding shares have been granted to employees under the plan. See "Corporate Organizational Structure--UPC."
(3) UPC acquired the Combivisie in February 1998. The Company estimates that this system has approximately 142,500 homes passed and approximately 137,000 basic subscribers as of September 30, 1997. See "--United Pan-Europe Communications N.V.--UPC Acquisitions."
(4) In November 1997, UPC merged Norkabel into Janco, following which merger UPC retained an 87.3% interest in Janco Multicom. From an economic perspective, UPC has all the rights and obligations of full ownership of Janco Multicom and UPC consolidates 100% of the financial results therefrom, although Janco Multicom's articles of association grant certain minority shareholder rights to Helsinki Media. UPC has the right to acquire, and Helsinki Media has the right to put to UPC, the remaining interest in Janco Multicom, for a purchase price of approximately NKr165.9 million ($23.5 million as of September 30, 1997), subject to certain adjustments, by July 2, 2001. See "--United Pan-Europe Communications N.V.--UPC Acquisitions."
(5) The Company plans to sell its interest in its Spanish operating and holding companies in the next few months.
(6) UAP currently holds a convertible loan, which upon full conversion, if and when allowed by law, would provide UAP with a 40.0% ownership interest in the Philippines operating company. See "Regulation--Philippines."
(7) Varying ownership percentages in its Peru systems ranging from 97.7% to 100.0%.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

OVERVIEW
  UPC owns, operates and develops broadband multi-channel distribution systems and related services throughout Europe and Israel. UPC is one of the largest private sector multi-channel cable television operators in Europe, with ownership interests in well-established systems, as well as systems under construction, in 12 countries in Europe and in Israel. UIH holds effectively all of the voting control of UPC and owns all of its issued and outstanding shares, other than approximately 8.4% of such shares, which have been registered in the name of a foundation to support UPC's employee equity incentive plan. UPC's operations include two of the world's larger clusters of systems: its 95% owned Vienna and surrounding areas systems, which had approximately 434,100 subscribers as of September 30, 1997, and the Amsterdam and surrounding areas systems, in which UPC has a 50% interest, which had approximately 519,800 subscribers as of September 30, 1997. With the continued liberalization of the communications markets in Europe, the Company believes UPC is well-positioned within its markets to exploit anticipated opportunities for growth in video services, Internet/data services and cable telephony services. As of September 30, 1997, UPC's affiliated companies passed a total of approximately 3.3 million homes and had an aggregate of approximately 2.3 million subscribers and, on an equity basis, passed approximately 2.1 million homes and had approximately 1.5 million subscribers. For the year ended December 31, 1996, UPC had consolidated revenues and Adjusted EBITDA of approximately $145.1 million and $50.8 million, respectively, and for the nine months ended September 30, 1997, UPC had consolidated revenues and Adjusted EBITDA of approximately $128.9 million and $42.7 million, respectively. See "--Summary Operating Data for the Company's Operating Systems."

  The UPC Established Systems, which include systems in Austria, Belgium, The Netherlands and Norway, have been characterized by very high penetration rates (ranging from 69% to 95% as of September 30, 1997), low net churn rates (a monthly average of approximately 0.6% for the nine months ended September 30,
1997) and stable positive cash flow. All of the UPC Established Systems (each of which has been operating for more than ten years) and many of its other systems have long-term licenses to provide cable television services in their operating areas. Although the UPC Established Systems have high penetration rates and low churn rates, the cash flow per subscriber of these systems is significantly lower than levels achieved in the United States and many other countries in which UIH operates. The Company believes UPC is well-positioned to continue to benefit from its highly penetrated basic cable television service and to improve its revenues and cash flow by offering customers in UPC's more established systems a broader menu of communications services. UPC is aggressively installing fiber optic two-way digital networks in many of its systems in an attempt to increase revenue and cash flow per subscriber by offering enhanced communications services such as impulse pay-per-view services, Internet/data services and, when permitted, cable telephony services.

  To date, UPC has successfully launched, or has plans to launch, the following communications services in the UPC Established Systems, which are in addition to its existing basic cable television service.

                                                                LAUNCH DATE/
                                      SERVICE               EXPECTED LAUNCH DATE
                         ---------------------------------- --------------------
Austria................. Expanded Basic Tier (7 channels)      May 1997
                         Impulse Pay-Per-View (10 channels)    May 1997
                         Internet/Data Services                September 1997
                         Cable Telephony                       April 1998
Belgium................. Expanded Basic Tier (12 channels)     October 1996
                         Internet/Data Services                September 1997
                         Impulse Pay-Per-View(/1/)             January 1999
Netherlands/A2000....... Expanded Basic Tier (11 channels)     October 1996
                         Impulse Pay-Per-View (5 channels)     April 1997
                         Cable Telephony                       July 1997
                         Internet/Data Services                October 1997
Netherlands/KTE......... Expanded Basic Tier (8 channels)      October 1996
                         Impulse Pay-Per-View(/1/)             March 1998
                         Internet/Data Services                August 1998
                         Cable telephony                       March 1999

                                                                LAUNCH DATE/
                                       SERVICE              EXPECTED LAUNCH DATE
                          --------------------------------- --------------------
Norway................... Expanded Basic Tier (14 channels)    1989
                          Premium Services (3 channels)        1990
                          Internet/Data Services               March 1998
                          Impulse Pay-Per-View (/1/)           September 1998
                          Cable Telephony                      July 1999

---------------------
(1) Number of channels to be determined.

  UPC launched cable telephony services in its 50% owned system in Amsterdam in July 1997. This roll-out has been successful with over 15.0% of marketed homes purchasing service as of November 30, 1997. UPC intends to leverage the cable telephony experience it has gained in Amsterdam as it expands cable telephony offerings to its other systems.

  The UPC Established Systems are characterized generally by the following:

  . High Penetration. Prior to the deregulation of cable television in Europe, cable television was perceived as a utility by customers and had penetration rates similar to those enjoyed by utilities. UPC has maintained these penetration levels in a less regulated environment and believes its average penetration of homes passed of 81.4% in 1996 is among the highest in the world. The average cable television penetration rate was 66.7% in the United States in 1996.

  . Consistent Cash Flow. The UPC Established Systems, which are fully built out, have been characterized by high penetration rates and stable cash flow derived from their core cable businesses. Historically, UPC's revenues have consisted primarily of basic subscription revenues, which, in general, are regulated.

  . Revenue and Cash Flow Growth Opportunities. UPC is aggressively pursuing a strategy of expanding the service offerings of the UPC Established Systems to include tiered services, impulse pay-per-view services, Internet/data services and cable telephony. UPC believes the introduction of these services will increase its revenue and cash flow per subscriber, which is currently substantially below the levels experienced in the United States and many other countries in which UIH operates.

  . Modern Networks with Adequate Funding for Upgrade to Full Two-Way Capability. The UPC Established systems generally have modern robust system architecture that allows UPC to offer its customers multiple, high quality telecommunications services. Since January 1, 1996, UPC has invested approximately $148.0 million in capital expenditures in the UPC Established Systems. In addition, UPC believes that it will have, through cash on hand, borrowing capacity and cash flow generated from future operations, the funding necessary to upgrade the UPC Established Systems to full two-way capability, which will allow the continued introduction of enhanced telecommunications services such as cable telephony services and Internet/data services.


  . Low Churn. The UPC Established Systems experience a very low churn rate in comparison to systems in other parts of the world. The average annual churn rate of the UPC Established Systems was 8.5% in 1996. By comparison, the Company estimates that the average churn rate of urban U.S. cable televisions systems was between 20% and 30% in 1996.

  . High Density Clusters. UPC has systems that cover large areas of dense population, which, UPC believes, allows them to pass a high number of customers quickly and on a cost effective basis.

  . Economies of Scale. UPC, as one of the largest private multi-channel television operators in Europe with two of the larger systems in the world (Amsterdam and the surrounding areas systems and Vienna and the surrounding areas systems), has a scale that generally gives it negotiating leverage with suppliers of both hardware and software (programming), as well as allowing it to spread central administrative and maintenance costs over a large subscriber base.

  UPC also has majority interests in systems, which are at various stages of construction and development, in the Czech Republic, France, Portugal, Romania and the Slovak Republic and non-consolidated equity interests in systems in Hungary, Israel, Ireland and Malta. The Company believes these interests have significant value and UPC is evaluating the potential sale of a portion of, or potentially acquiring a majority interest in, these and selected other systems in order to do one or more of the following: (i) rationalize its operations;
(ii) reduce debt; or (iii) provide additional capital for the growth of the UPC Established Systems.

AUSTRIA: TELEKABEL GROUP

   The following selected financial data have been derived from the financial statements of Telekabel Group ("Telekabel Group"). These financial statements have been prepared in accordance with generally accepted accounting principles in The Netherlands with the Austrian schilling as the functional currency. The following selected financial data includes a convenience translation using the September 30, 1997 exchange rate of 0.0805 dollars per Austrian schilling ("AS").

                                                                                                CONVENIENCE
                                                                                                TRANSLATION
                                                                                                 TO DOLLARS
                                                                                             ------------------
                                          YEAR ENDED DECEMBER 31,            NINE MONTHS        NINE MONTHS
                                     ------------------------------------       ENDED              ENDED
                                       1994       1995          1996      SEPTEMBER 30, 1997 SEPTEMBER 30, 1997
                                     ---------  ---------  -------------- ------------------ ------------------
                                                           (In thousands)
                                                                                       (Unaudited)
  SELECTED FINANCIAL DATA:
  Revenues.........................  AS908,800  AS921,000    AS985,338        AS757,231           $60,925
  Adjusted EBITDA(1)...............    498,100    468,200      512,356          381,886            30,725
                                              AT DECEMBER 31,
                                     ------------------------------------  AT SEPTEMBER 30,
                                       1994       1995          1996             1997
                                     ---------  ---------  -------------- ------------------
  OTHER DATA:
  Homes passed(2).........             585,000    608,000      623,100          630,549
  Basic subscribers................    401,578    414,775      428,453          434,066
  Basic penetration................       68.7%      68.2%        68.8%            68.8%
  Avg. mo. service rev. per sub.(3)     $13.44     $13.28       $13.84           $13.84

 ---------------------
 (1) Adjusted EBITDA represents profit (loss) as determined using Dutch generally accepted accounting principles for 1995, 1996 and for the nine months ended September 30, 1997, which differ from those of the United States (although not materially different with respect to the calculation of revenues and Adjusted EBITDA) and determined using Austrian generally accepted accounting principles for 1994, which differ from those of the United States, plus net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense to the Company, currency exchange gains (losses) and other non-operating income (expense) items.
 (2) The Company estimates that there are currently approximately 844,200 homes under license in Telekabel Group's franchise areas.
 (3) Service revenues excluding installation revenue for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997 using a convenience translation as of September 30, 1997.

  Overview/Growth Strategy. UPC owns 95% of Telekabel Group, which provides communications services to the Austrian cities of Vienna, Klagenfurt, Graz, Baden and Wiener Neustadt and is the largest multi-channel distribution system in Austria with over 40% market share. Telekabel Group's largest subsidiary, Telekabel Wien, which serves the City of Vienna and represents over 87% of Telekabel Group's total subscribers, is one of the larger clusters of cable systems in the world, passing approximately 545,000 homes with more than 376,000 subscribers as of September 30, 1997. Telekabel Group has a long operating history of high penetration (approximately 69% as of September 30, 1997) and consistent positive cash flow. UPC is capitalizing on Telekabel Group's strong market position by expanding aggressively Telekabel Group's service offerings as its network is upgraded to full two-way capability. The upgraded network, which passed approximately 180,000 homes or 29% of the total homes passed as of September 30, 1997, allowed Telekabel Group to launch an expanded basic (tiered) service, impulse pay-per-view services and Internet/data services in 1997. In addition, Telekabel Group plans to launch the initial phase of a cable telephony service in April 1998.

  Programming. Telekabel Group offers basic subscribers 32 channels of cable programming, including substantially all of the broadcast channels from Austria and Germany, as well as CNN, Eurosport, Super Channel and MTV. Telekabel Group launched a tiered service in May 1997 by providing subscribers covered by the network upgrade program with an advanced analog decoder box, the cost of which is provided for in the monthly rate. The tiered service currently provides seven channels of additional programming with a focus on German language content. Featured providers include Nickelodeon, VH-1 Germany, CMT and two BBC channels, BBC World and BBC Prime. In conjunction with the launch of this tiered service, Telekabel Group launched an impulse pay-per-view service with up to ten channels of programming in May 1997. Telekabel Group also intends to offer 50 channels of pay digital radio programming to subscribers. The launch of Telekabel Group's tiered and pay-per-view services in Vienna was the first launch of such services by an Austrian cable television company.

  Technology. Telekabel Group owns the complete cable system infrastructure for each of its systems from the headend to the home. Under Austria's new telecommunications law, however, the owner of a telecommunications network must permit other users to access its network if certain thresholds are satisfied. See "Regulation--Austria." In early 1992, Telekabel Wien initiated the rebuild and upgrade of its existing cable network in Vienna. The rebuild and upgrade of the network includes the overlay of trunk lines with fiber optic technology, as well as the replacement of all 45,000 UHF amplifiers and 60,000 passives. The headend is also being upgraded concurrently with the installation of 200 additional fiber nodes. The upgrade is expected to be fully completed by mid-1999 and will allow the operating systems to have full two-way capability, which will enable Telekabel Group to increase its channel capacity from 45 to 85 analog channels. Telekabel Group's new high capacity 860MHz two-way network will also provide sufficient bandwidth in the upstream and downstream to provide the capability for future digital services as well as enhanced video and communications services. As of September 30, 1997, the rebuild and upgrade of the Telekabel Group's network passed approximately 180,000 homes, or 29% of the total homes passed.

  Budgeted Capital Expenditures and Capital Resources. Telekabel Group has budgeted approximatelyAS628,200 million ($50.6 million as of September 30, 1997) in 1998 to continue the rebuild and upgrade of the system. In connection with new services, in particular Internet/data services and cable telephony services, additional significant capital expenditures are expected to be incurred for customer premises equipment. Management expects Telekabel Group to fund such capital expenditures from its existing cash flow. Telekabel Group has also upgraded its subscriber management billing system to accommodate the introduction of these new services.

  Competition. The off-air Austrian television market is currently limited to two broadcast channels (ORF 1 and 2) and foreign off-air channels that are available only in certain parts of the country. Telekabel Group's cable systems compete with a DTH service that is available throughout Austria. Currently, DTH penetration of the Austrian market is approximately 33%, concentrated primarily in the rural areas of the country, however penetration in Vienna is approximately 11%. Telekabel Group competes with DTH service on the basis of quality of service and superior programming selection.

  Ownership. Telekabel Group consists of five Austrian corporations, each of which owns a cable television operating system. UPC owns 95% of, as well as manages, each Telekabel Group company. Each of the respective cities in which the operating systems are located indirectly owns the remaining 5% interest.

  Liquidity Restrictions. Each city in which a member of the Telekabel Group operates must consent if UPC desires to transfer its interest in such Telekabel Group member. Each city also has the right to purchase UPC's interests at fair market value if UPC elects to terminate the cooperation agreement with such city after its original term expires. Similarly, UPC has the right to purchase the city's interest at fair market value if the city elects to terminate such cooperation agreement after its original term. Furthermore, the City of Vienna's approval is required for any change of control over UPC, which approval cannot be unreasonably withheld if the buyer is a reputable telecommunications and/or cable television operator. In the absence of such approval, the City of Vienna can require UIH to own Telekabel Wien separately from UPC. Under the UPC Acquisition agreement, so long as Philips has any liability in respect of the agreements relating to the Telekabel Wien system, Philips' representative on the UPC supervisory board must approve UPC's disposition of its interests in Telekabel Wien. In addition, the Tranche A Facility restricts UPC's ability to dispose of its interest in Telekabel Group. See "--UPC Liquidity Issues."

BELGIUM: RADIO PUBLIC N.V. / S.A.

  The following selected financial data have been derived from the financial statements of Radio Public N.V. / S.A. ("Radio Public"). These financial statements have been prepared in accordance with generally accepted accounting principles in The Netherlands with the Belgian franc as the functional currency. The following selected financial data includes a convenience translation using the September 30, 1997 exchange rate of 0.0274 dollars per Belgian franc ("BEF").

                                                                                               CONVENIENCE
                                                                                               TRANSLATION
                                                                                                TO DOLLARS
                                                                                            ------------------
                                         YEAR ENDED DECEMBER 31,            NINE MONTHS        NINE MONTHS
                                     ----------------------------------        ENDED              ENDED
                                        1994        1995        1996     SEPTEMBER 30, 1997 SEPTEMBER 30, 1997
                                     ----------  ----------  ----------  ------------------ ------------------
                                                                 (In thousands)
                                                                                      (Unaudited)
SELECTED FINANCIAL DATA:
Revenues...........................  BEF662,979  BEF681,539  BEF693,990      BEF550,538          $15,101
Adjusted EBITDA(1).................     240,100     255,000     268,232         208,402            5,716
                                             AT DECEMBER 31,
                                     ----------------------------------   AT SEPTEMBER 30,
                                        1994        1995        1996            1997
                                     ----------  ----------  ----------  ------------------
OTHER DATA:
Homes passed(2)....................     133,000     133,000     133,000         133,000
Basic subscribers..................     128,641     127,843     127,815         126,438
Basic penetration..................        96.7%       96.1%       96.1%           95.1%
Avg. mo. service rev. per sub.(3)..       $9.29       $9.49       $9.63           $9.90

--------------------
(1) Adjusted EBITDA represents profit (loss) as determined using Dutch generally accepted accounting principles for 1995, 1996 and the nine months ended September 30, 1997, which differ from those of the United States (although not materially different with respect to the calculation of revenues and Adjusted EBITDA) and determined using Belgium generally accepted accounting principles for 1994, which differ from those of the United States, plus net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense to the Company, currency exchange gains (losses) and other non-operating income (expense) items.
(2) The Company estimates that there are currently approximately 133,000 homes under license in Radio Public's franchise areas.
(3) Service revenues excluding installation revenue for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997 using a convenience translation as of September 30, 1997.

  Overview/Growth Strategy. Radio Public, a 100% owned subsidiary of UPC, primarily provides communications services in selected areas of Brussels and nearby Leuven in Belgium. Radio Public, which currently has over 95% penetration, plans to grow through the introduction of new services that are not subject to the price regulations applicable to basic cable services. As Radio Public upgrades portions of its network to full two-way capability, it plans to introduce new services such as impulse pay-per-view. Radio Public's management believes that there is a strong demand for such services within its market as evidenced by the success of Radio Public's expanded basic service, which was launched in October 1996. Introduction of Internet/data service occurred in September 1997 and, when the upgrade is fully completed in early 1999, Radio Public will also be in a position to introduce cable telephony services, with impulse pay-per-view services expected to be introduced shortly thereafter.

  Programming. Radio Public's system in Brussels offers 34 channels of basic programming, 12 expanded basic programs, two premium channels, 20 channels of FM radio programming and 42 premium digital radio channels, and its Leuven system offers 27 channels of basic programming with three premium channels, 20 FM radio channels and 42 premium digital radio channels.

  In October 1996, Radio Public launched a tiered service of nine channels, the first cable provider in Belgium to launch such a service, by providing subscribers with advanced analog decoder boxes at a monthly rental. The tiered service currently offers 12 channels as four different bouquets: "TVD Extra," which consists of five thematic channels, "TVD Cine," which consists of three movie channels, "TVD Arabesque" and "TVD Turquoise," each with two channels offering Arabic and Turkish language programming, respectively. Radio Public believes tiered services not only provide revenue growth opportunities but also offer an alternative to DTH competition aimed at specific user groups.

  Radio Public currently pays copyright fees at the rate of 15% of its basic services revenue to cover the cost of 15 programs (principally those produced by public broadcasters). Recently, the assembled collecting agencies attempted to increase copyright fees by 40% but to date, Radio Public and other operators have refused to pay such increase. Although Radio Public believes a limited increase in fees is likely to occur, in the past Radio Public has been able to pass such cost increases through to customers.

  Technology. With the exception of Etterbeek (15,000 subscribers), where Radio Public has an agreement with the municipality scheduled to expire in 2016 to operate the network, Radio Public owns the complete cable system infrastructure for each of its systems from the headend to the home. Radio Public currently employs 860MHz distribution technology. In the fourth quarter of 1996, Radio Public began phase one of a three-phase program to upgrade its network through fiber optic overlay of its trunk lines and replacement of all amplifiers. Phase one is scheduled to be completed by the end of 1998. The implementation of full two-way capability will enable Radio Public to increase its channel capacity from 56 to 72 analog channels.

  Budgeted Capital Expenditures and Capital Resources. Radio Public has budgeted approximately BEF260.9 million ($7.2 million as of September 30, 1997) for capital expenditures in 1998 to upgrade its network to full two-way capability. Radio Public expects to fund these expenditures from available cash flow.

  Competition. As of September 30, 1997, Radio Public had approximately 95.1% penetration in its market and faced limited competition. The most significant competition comes from DTH service. Within Radio Public's service area, however, DTH competition is limited as local authorities apply a restrictive policy in terms of building permits and levy taxes on the ownership of satellite dishes. DTH services typically have been used by specific user groups looking for programming in a certain language. A second license has been granted to another cable operator in the city of Leuven. In addition, Radio Public has now applied for a license outside its current territory in areas where other operators are present. Radio Public currently competes and will continue to compete primarily on the basis of the quality and content of its programming packages, as well as its pricing. Other competition includes seven off-air broadcasting channels available throughout Belgium.

  Ownership. Radio Public, a Belgian corporation, is a wholly-owned subsidiary of UPC.

  Liquidity Restrictions. Other than the Tranche A Facility, which restricts UPC's ability to dispose of its interest in Radio Public, there are no agreements or regulations affecting UPC's ability to dispose of all or a portion of its interest in Radio Public. See "--UPC Liquidity Issues."

NORWAY:  JANCO MULTICOM

  The following selected financial data have been derived from the financial statements of Norkabelgruppen A/S ("Norkabel") and Janco Kabel-TV A/S ("Janco"). These financial statements have been prepared in accordance with generally accepted accounting principles in Norway with the Norwegian kroner as the functional currency. The following financial data have been converted to dollars using a convenience translation using a September 30, 1997 exchange rate of approximately 0.1415 dollars per Norwegian kroner ("NKr").

NORKABEL:

                                                                                               CONVENIENCE
                                                                                               TRANSLATION
                                                                                                TO DOLLARS
                                                                                            ------------------
                                         YEAR ENDED DECEMBER 31,            NINE MONTHS
                                     ----------------------------------        ENDED        NINE MONTHS ENDED
                                        1994        1995        1996     SEPTEMBER 30, 1997 SEPTEMBER 30, 1997
                                     ----------  ----------  ----------  ------------------ ------------------
                                                                 (In thousands)
                                                                                      (Unaudited)
SELECTED FINANCIAL DATA:
Revenues...........................  NKr213,233  NKr216,062  NKr215,076      NKr167,824          $23,747
Adjusted EBITDA(1).................      62,652      67,939      68,446          59,489            8,418
                                             AT DECEMBER 31,
                                     ----------------------------------   AT SEPTEMBER 30,
                                        1994        1995        1996            1997
                                     ----------  ----------  ----------  ------------------
OTHER DATA:
Homes passed(2)....................     218,589     217,267     221,441         231,441
Basic subscribers..................     147,344     152,257     156,915         157,381
Basic penetration..................        67.4%       70.1%       70.9%           68.0%
Avg. mo. service rev. per sub.(3)..      $18.11      $17.83      $16.70          $17.26

JANCO:

                                                                                              CONVENIENCE
                                                                                              TRANSLATION
                                                                                               TO DOLLARS
                                                                                           ------------------
                                         YEAR ENDED DECEMBER 31,           NINE MONTHS
                                     ---------------------------------        ENDED        NINE MONTHS ENDED
                                       1994        1995        1996     SEPTEMBER 30, 1997 SEPTEMBER 30, 1997
                                     ---------  ----------  ----------  ------------------ ------------------
                                                                (In thousands)
                                                                                     (Unaudited)
SELECTED FINANCIAL DATA:
Revenues...........................  NKr95,321  NKr101,488  NKr101,699      NKr86,970           $12,306
Adjusted EBITDA(1).................     35,142      38,009      39,619         31,518             4,460
                                             AT DECEMBER 31,
                                     ---------------------------------   AT SEPTEMBER 30,
                                       1994        1995        1996            1997
                                     ---------  ----------  ----------  ------------------
OTHER DATA:
Homes passed(2)....................    220,000     222,500     225,000        225,000
Basic subscribers..................    157,419     159,210     160,331        160,946
Basic penetration..................       71.6%       71.6%       71.3%          71.5%
Avg. mo. service rev. per sub.(3)..      $7.07       $7.50       $7.50          $8.77

--------------------
(1) Adjusted EBITDA represents profit (loss) as determined using Norwegian generally accepted accounting principles, which differ from those of the United States, plus net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense to the Company, currency exchange gains (losses) and other non-operating income (expense) items.
(2) The Company estimates that there are approximately 278,000 homes in Norkabel's franchise areas and approximately 252,000 homes in Janco's franchise areas.
(3) Services revenues excluding installation revenue for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 using a convenience translation as of September 30, 1997.

  Overview/Growth Strategy. UPC's strategy for its Norway systems, since its acquisition of control, has been to integrate more fully its operating subsidiaries to take advantage of economies of scale in implementing the technical, operational and marketing expertise offered by UPC. In an effort to increase its position in the Norwegian cable television market, UPC acquired from Helsinki Media in January 1997, 70.2% of Janco, a cable system with a non-exclusive license to provide cable television service in the Oslo, Norway area. In November 1997, UPC merged Norkabel into Janco forming Janco Multicom, following which merger UPC retained a 87.3% interest in Janco Multicom. From an economic perspective, UPC has all the rights and obligations of full ownership of Janco Multicom and UPC consolidates 100% of the financial results therefrom. UPC has the right to acquire on or before July 2, 2001, and Helsinki Media has the right to put to UPC on July 2, 2001, the remaining interest in Janco Multicom, for a purchase price of approximately NKr165.9 million ($23.5 million as of September 30, 1997), subject to adjustments based upon the operating results of Janco Multicom. UPC has in place a letter of credit to fund fully the purchase of the remaining interest in Janco Multicom.

  As a result of the merger, Janco Multicom is Norway's largest cable television operator with approximately 47.0% of the total Norwegian cable television market as of September 30, 1997. Janco Multicom owns and operates 16 television systems located primarily in southeastern Norway and along the southwestern coast, as well as its main network in Oslo, Norway. The well-established Norwegian cable television market has high penetration, approximately 70% as of September 30, 1997, primarily due to poor over-the-air reception in much of Norway and significant demand for television entertainment. UPC's goal is to continue to increase Janco Multicom's subscriber base, to improve revenue per subscriber by providing additional programming and services and to increase per subscriber revenue in the former Janco systems to equal or exceed the per subscriber revenue the Company currently receives from the former Norkabel systems. UPC plans to introduce Internet/data service in 1998 and cable telephony service in 1999.

  Programming. Janco Multicom currently offers subscribers five tiers of programming: (i) must carry (a limited number of off-air channels required by the government to be carried), (ii) basic, (iii) an expanded basic tier, (iv) a "mini-tier" of certain selected channels, and (v) premium services. Generally, Janco Multicom has the capacity to offer 40 channels and currently offers a total of 31 channels on its systems. Because English is widely understood in Norway, Janco Multicom is able to use English-language programming to supplement the limited, but slowly increasing, supply of available Scandinavian-language programming. UPC believes that Janco Multicom has access to sufficient quantities of appropriate programming.

  Technology. Janco Multicom owns the complete cable system infrastructure for each of its systems from the headend to the home, except for cable and plant located on housing association property, which is legally owned by the association. Janco Multicom uses a total of 16 CATV headends and 39 SMATV headends to operate its cable television systems. Janco Multicom's systems have security devices to scramble signals to prevent unauthorized receipt of its services. UPC's plan is to upgrade the network in Norway to full two-way capability, with the exception of 75,000 homes in southern rural areas. Initially, fiber will extend to nodes of 2,000 homes, however, the network upgrade has been planned such that each node can be split further to 500 homes at relatively little incremental cost should demand for services require.

  Budgeted Capital Expenditures and Capital Resources. Janco Multicom has budgeted a total of approximately NKr278.0 million ($39.3 million as of September 30, 1997) for capital expenditures in 1998, primarily for plant upgrade, installation materials for new subscribers and cable telephony equipment needed for the anticipated July 1999 cable telephony service launch. Janco Multicom plans to fund such capital expenditures through cash flow from operations as well as existing debt facilities.

  Competition. Prior to the combination of their operations, Norkabel and Janco were the second and third largest cable television operators in Norway, respectively. Janco Multicom is currently the largest cable television operator in Norway. All Norwegian cable television companies offer similar levels of service and therefore compete primarily on the basis of price. The DTH market in Norway is also beginning to grow, as DTH companies, particularly Telenor, are competing more effectively on price and entrance costs for subscribers are declining.

  Janco Multicom's cable television systems also compete with private SMATV systems. Janco Multicom's systems generally offer more channels of programming to subscribers and provide better picture quality than SMATV systems. UPC believes that the quantity and quality of SMATV programming offered are important to Janco Multicom's competitive position.

  Ownership. Until September 1996, UPC's interests in Norkabel were held through UCI, a partnership with Telewest Europe Group. In September 1996, UPC bought Telewest Europe Group's participation in UCI, thereby increasing its ownership of Norkabel from 8.3% to 100%. In January 1997, UPC acquired from Helsinki Media 70.2% of Janco. As a result of the merger of Norkabel into Janco and formation of Janco Multicom in November 1997, UPC's interest in the combined company became 87.3%. Janco Multicom's articles of association, however, grant certain minority rights to Helsinki Media. UPC has the right to acquire, and Helsinki Media has the right to put to UPC, the remaining interest in Janco Multicom by July 2, 2001.

  Liquidity Restrictions. UPC's shares of Janco Multicom have been pledged as security under the Tranche A Facility, thus affecting UPC's ability to dispose of all or a portion of its interest in Janco Multicom.

THE NETHERLANDS (AMSTERDAM): A2000

  The following selected financial data have been derived from A2000 Holding N.V.'s ("A2000") combined financial statements. These financial statements have been prepared in accordance with generally accepted accounting principles in The Netherlands with the Dutch guilder as the functional currency. The following selected financial data includes a convenience translation using the September 30, 1997 exchange rate of 0.5047 dollars per Dutch guilder ("NLG"). UPC has a 50% interest in A2000.

                                                                                             CONVENIENCE
                                                                                             TRANSLATION
                                                                                              TO DOLLARS
                                                                                          ------------------
                                       YEAR ENDED DECEMBER 31,            NINE MONTHS
                                   ----------------------------------        ENDED        NINE MONTHS ENDED
                                      1994        1995        1996     SEPTEMBER 30, 1997 SEPTEMBER 30, 1997
                                   ----------  ----------  ----------  ------------------ ------------------
                                                               (In thousands)
                                                                                    (Unaudited)
SELECTED FINANCIAL DATA:
Revenues.........................   NLG72,747   NLG75,030   NLG89,893      NLG72,290           $36,482
Adjusted EBITDA(1)...............      38,083      34,841      40,829         24,446(2)         12,337
                                       YEAR ENDED DECEMBER 31,
                                   ----------------------------------   AT SEPTEMBER 30,
                                      1994        1995        1996            1997
                                   ----------  ----------  ----------  ------------------
OTHER DATA:
Homes passed(3).........              509,907     516,998     555,459        562,433
Basic subscribers.......              479,859     488,631     523,940        519,848
Basic penetration.......                 94.1%       94.5%       94.3%          92.4%
Avg. mo. service rev. per sub.(4)       $6.06       $6.54       $6.54          $6.72

--------------------
(1) Adjusted EBITDA represents profit (loss) as determined using Dutch generally accepted accounting principles, which differ from those of the United States, plus net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense to the Company, currency exchange gains (losses) and other non-operating income (expense) items.
(2) Adjusted EBITDA for the nine months ended September 30, 1997 has decreased compared to the comparable period for 1996 primarily due to the expenses associated with the launching of new services.
(3) The Company estimates that there are over 569,000 homes in A2000's franchise areas.
(4) Service revenues excluding installation revenue for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997 using a convenience translation as of September 30, 1997.

  Overview/Growth Strategy. A2000, a 50%/50% joint venture between UPC and U S WEST, currently enjoys basic penetration rates of approximately 92.4% in its two systems that serve Amsterdam, Landsmeer, Purmerend, Zaanstad and Ouder-Amstel and Hilversum, The Netherlands. As a result of this high penetration and the rate regulation of basic cable services in A2000's franchise areas, A2000 has focused its efforts on increasing its per subscriber revenue growth through the introduction of new services. A2000 has aggressively pursued this strategy, launching a nine channel expanded basic tier in October 1996, impulse pay-per-view services in April 1997, a cable telephony service in July 1997 and Internet/data service in October 1997. UPC believes that the introduction of these services will increase A2000's revenue and cash flow per subscriber although there can be no assurance as to such increases. Approximately 15.0% of A2000's marketed customers have signed up for cable telephony service as of November 30, 1997. UPC intends to draw on the experience it has gained in A2000 as it rolls out enhanced communications services in its other systems.

  Programming. A2000 currently offers 27 channels of cable programming and 39 FM radio channels to its basic subscribers in the A2000 systems. A2000 also distributes two premium channels provided by Canal+. The variety of programming covers many languages such as Dutch, English, German, Italian, French and Turkish.

Programming costs for basic service are minimal, as many programming providers want to reach A2000's extensive customer base for advertising and, in certain cases, such programming providers pay A2000 a carriage fee to have their programming included in the basic tier service.

  The expanded basic tier carries 11 channels of programming, two of which are part-time. The tier carries general interest programming as well as science fiction, travel, music, adult and art channels. A2000 will continue to introduce new channels on its tiered services when such programming is available and deemed to meet A2000's quality content specifications. The impulse pay-per-view service offers up to four movie channels and one adult channel.

  The basic programming service content is overseen by a programming council in each municipality. The programming council retains the right to request the removal or addition of certain programming providers in the basic tier as it deems necessary. The council has no authority over any services beyond the basic tier. While tariffs for basic programming services are regulated by local governmental authorities, the recently amended Dutch Media Act provides that the maximum tariffs may be determined by Dutch governmental order. See "Regulation--The Netherlands."

  Technology. A2000 owns the complete cable system infrastructure for each of its systems from the headend to the home. A2000 is currently in the process of upgrading its cable network with a fiber optic overlay and is replacing all of its amplifiers and passive network components. A2000 had in excess of 165,000 homes rebuilt with full two-way capability at year-end 1997, with total rebuild expected to be complete by the end of the third quarter of 1999. The upgrade of the headend and network will enable A2000 to increase its channel capacity in its systems from 45 to 85 channels. A2000's initiation of the new 860MHz two-way network should also provide sufficient bandwidth in the upstream and downstream to allow for the capacity of future digital services, as well as enhanced video and communications services.

  Budgeted Capital Expenditures and Capital Resources. UPC anticipates A2000 will spend approximately NLG136.0 million ($68.6 million as of September 30, 1997) in capital expenditures in 1998 for system upgrades and equipment necessary for each of its systems to launch tiered service, impulse pay-per-view services, Internet/data services and the continued deployment of cable telephony services. UPC expects A2000 to fund this amount through cash flow from operations and A2000's non-recourse debt facilities.

  Competition. To date, the A2000 systems have maintained stable, high penetration rates (approximately 92.4%) and competition from off-air television signals, DTH and local SMATV systems has been limited. In July 1997, the A2000 systems began offering cable telephony services on a limited basis in direct competition with the Dutch PTT ("KPN") and other providers of cable telephony services. UPC believes that A2000 has negotiated reasonable interconnect agreements, leased line agreements and other agreements necessary for the cable telephony services the A2000 systems currently provide.

  Ownership. UPC and U S WEST each currently own 50% of the ordinary share capital of A2000. A2000 holds 100% ownership in Kabeltelevisie Amsterdam B.V. ("KTA"), which operates cable systems in Amsterdam, Landsmeer, Purmerend, Zaanstad and Ouder-Amstel, and holds a 100% ownership in A2000 Hilversum B.V. ("KTH"), which operates a cable system in Hilversum. The Municipality of Amsterdam owns one priority share in KTA. A2000 and KTA are managed by a management board, responsible for day-to-day management, under the supervision of a non-executive supervisory board.

  The boards of A2000, KTA and KTH consist of an even number of directors: one half appointed by U S WEST and one half appointed by UPC. Certain major decisions require approval by the shareholders with a qualified majority of at least 75%. The A2000, KTA and KTH management boards consist of at least a chief executive officer, appointed by UPC, and a chief financial officer, appointed by U S WEST, as well as other members appointed by both. Certain major decisions affecting KTA, such as approval of business plans and annual budgets, require approval of the majority of the supervisory board of KTA, one member of which is appointed by the Municipality of Amsterdam.

  Liquidity Restrictions. Under the agreements with the municipalities, neither the legal title nor the economic benefits of the networks may be transferred without the consent of the affected municipality. If KTA has been declared bankrupt or in case of non-payment, KTA must, at the relevant municipality's request, transfer the network to such municipality or to a third party designated by such municipality at fair market value.

  Under the joint venture agreement between U S WEST and UPC, neither party can transfer its interest in A2000 prior to December 31, 1998 with the exception of transfers of each party's entire interest to certain subsidiaries in which UIH or U S WEST owns consolidated capital or voting interests of greater than 50% in such subsidiary. Any bona-fide third party offers are subject to the right of first refusal by the remaining partner. Furthermore, the Municipality of Amsterdam's approval is required for any change of control over A2000, which approval shall be granted if the buyer is a reputable telecommunications and/or cable television operator or financial institution.

THE NETHERLANDS (EINDHOVEN): KTE AND COMBIVISIE

  The following selected financial data have been derived from the financial statements of Kabeltelevisie Eindhoven N.V. ("KTE") and Combivisie. These financial statements have been prepared in accordance with generally accepted accounting principles in The Netherlands with the Dutch guilder as the functional currency. The following selected financial data includes a convenience translation using the September 30, 1997 exchange rate of 0.5047 dollars per Dutch guilder ("NLG").

                                                                                 CONVENIENCE
                                                                                 TRANSLATION
KTE(1):                                                                           TO DOLLARS
                             YEAR ENDED DECEMBER 31,          NINE MONTHS     ------------------
                          -------------------------------        ENDED        NINE MONTHS ENDED
                            1994       1995       1996     SEPTEMBER 30, 1997 SEPTEMBER 30, 1997
                          ---------  ---------  ---------  ------------------ ------------------
                                                    (In thousands)
                                                                        (Unaudited)
SELECTED FINANCIAL DATA:
Revenues................  NLG15,894  NLG16,544  NLG17,932      NLG15,115           $ 7,628
Adjusted EBITDA(2)......      9,917      9,948     11,298          9,159             4,622

                                 AT DECEMBER 31,
                          -------------------------------   AT SEPTEMBER 30,
                            1994       1995       1996            1997
                          ---------  ---------  ---------  ------------------
OTHER DATA(2):
Homes passed(3).........     85,504     88,290     89,116         95,407
Basic subscribers.......     83,794     83,408     84,660         90,638
Basic penetration.......       98.0%      94.5%      95.0%          95.0%
Avg. mo. service rev.
 per sub.(4)............      $7.42      $8.38      $8.93          $9.01

                                                                                 CONVENIENCE
                                                                                 TRANSLATION
COMBIVISIE(5):                                                                    TO DOLLARS
                             YEAR ENDED DECEMBER 31,          NINE MONTHS     ------------------
                          -------------------------------        ENDED        NINE MONTHS ENDED
                            1994       1995       1996     SEPTEMBER 30, 1997 SEPTEMBER 30, 1997
                          ---------  ---------  ---------  ------------------ ------------------
                                                    (In thousands)
                                                                        (Unaudited)
SELECTED FINANCIAL DATA:
Revenues................  NLG22,761  NLG25,661  NLG27,143      NLG21,483           $10,842
Adjusted EBITDA(1)......     16,286     17,948     19,816         14,063             7,097
                                 AT DECEMBER 31,
                          -------------------------------   AT SEPTEMBER 30,
                            1994       1995       1996            1997
                          ---------  ---------  ---------  ------------------
OTHER DATA:
Homes passed(2).........    132,205    136,375    139,062        142,000
Basic subscribers.......    126,157    130,429    133,775        137,000
Basic penetration.......       95.4%      95.6%      96.2%          96.5%
Avg. mo. service rev.
 per sub.(4)............      $7.38      $7.90      $8.18          $8.56

--------------------
(1) In July 1997, UPC acquired a cable system in Son en Breugel with approximately 5,000 subscribers. The September 30, 1997 data includes the Son en Breugel system as it has been integrated into KTE.
(2) Adjusted EBITDA represents profit (loss) as determined using Dutch generally accepted accounting principles, which differ from those of the United States, plus net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense to the Company, currency exchange gains (losses) and other non-operating income (expense) items.
(3) The Company estimates that there are approximately 98,400 homes in KTE's franchise areas and approximately 150,000 homes in Combivisie's franchise areas.
(4) Service revenues excluding installation revenue for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997 using a convenience translation as of September 30, 1997.
(5) UPC acquired the Combivisie system in February 1998.

  Overview/Growth Strategy. In Eindhoven, The Netherlands, UPC operates the KTE system, which has basic penetration of approximately 95%. In addition, in order to create a large, densely populated system with the critical mass necessary to introduce economically new communications services, UPC acquired in February 1998 the cable television systems of Combivisie for a purchase price of approximately NLG181.1 million ($91.4 million as of September 30, 1997). Combivisie administers the cable television systems on behalf of 18 municipalities in the region surrounding Eindhoven and, as a result, UPC believes that the acquisition of Combivisie will provide it with synergies. See "--UPC Acquisitions--Combivisie." In July 1997, UPC acquired the 5,000-subscriber Son en Breugel system in the Eindhoven cluster for approximately NLG5.9 million ($3.0 million as of September 30, 1997).

  KTE introduced an expanded basic service in October 1996, and expects to launch impulse pay-per-view services in March 1998 and Internet/data services in August 1998. UPC intends to roll out quickly these services to the Combivisie systems. In addition, UPC plans to introduce the initial phase of cable telephony services in these systems in early 1999.

  Programming. KTE currently offers its subscribers 28 channels of basic programming along with a music channel and 33 FM radio channels. KTE also distributes three premium channels provided by Canal+. KTE's basic programming package includes Dutch off-air broadcasting channels, as well as a variety of German, French and English channels. The eight channels in KTE's extended basic tier of service offer programming consisting of sports, travel, news, science fiction, music and general entertainment. KTE expects to add channels to this service as additional quality programming becomes available.

  Technology. KTE owns the complete cable system infrastructure for each of its systems from the headend to the home. During 1994, KTE upgraded its fiber network by replacing all of its coaxial trunk with a fiber optic trunk. The new technology incorporates 860 MHz capability that provides sufficient bandwidth in the upstream and downstream to allow for the introduction of digital services, as well as enhanced video and communications services. This upgrade also included the municipalities for which KTE operates a cable network, representing an additional 16,000 subscribers. KTE recently completed the replacement of its amplifiers and passive network components to accommodate full two-way capability. UPC expects the Combivisie systems to be fully two-way capable during 1999.

  Budgeted Capital Expenditures and Capital Resources. KTE recently upgraded its system infrastructure by replacing its coaxial main lines with fiber optic cable, which will allow KTE to add additional services and channels without incurring significant additional capital expenditures. KTE and Combivisie have budgeted for 1998 approximately NLG43.9 million ($22.1 million as of September 30, 1997) primarily for equipment necessary to complete the upgrade of Combivisie's network to full two-way capability and equipment for Internet/data and cable telephony services. UPC anticipates KTE and Combivisie will use available cash, cash flow from operations and a new bank facility currently under negotiation for such capital expenditures.

  Competition. KTE is the only cable system in its franchise area. To date, KTE and Combivisie have maintained a high level of penetration (approximately 95%) and competition from off-air television signals, DTH and local SMATV systems has been limited.

  Ownership. KTE, a Dutch corporation, is a wholly-owned subsidiary of UPC. The Combivisie systems are held in a wholly-owned subsidiary of UPC.

  Liquidity Restrictions. Under its agreement with the City of Eindhoven, neither legal title to the KTE shares nor the economic benefits of the Eindhoven system may be transferred without the City's consent. In case of KTE's bankruptcy, KTE must, at the City's request, transfer the Eindhoven system to the City or to a third party designated by the City at market value as of the date of transfer.

UPC EQUITY INVESTMENTS (ISRAEL, IRELAND, MALTA AND HUNGARY)


  UPC has non-consolidated equity investments in systems in Israel, Ireland, Malta and Hungary. The Company believes that these systems, which in aggregate had approximately 682,100 subscribers at September 30, 1997 and generated Adjusted EBITDA of approximately $58 million for the nine months ended September 30, 1997, have significant value and, as part of the Company's focus on rationalizing its operations, UPC may sell all or a portion of, or acquire majority positions in, the systems comprising the UPC Equity Investments.

  The following selected financial data have been derived from the financial statements of the respective companies. The financial statements for the operating companies in Israel, Ireland, Malta and Hungary have been prepared in accordance with generally accepted accounting principles in the respective jurisdictions with the functional currency of such jurisdictions the New Israel shekel, the Irish pound, the Maltese lira and the dollar, respectively. The following selected financial data has been converted to U.S. dollars as a convenience translation using the September 30, 1997 exchange rates.

                            FOR THE NINE MONTHS
                         ENDED SEPTEMBER 30, 1997         AT SEPTEMBER 30, 1997
                         ------------------------   ---------------------------------
                                        ADJUSTED                             UIH NET
                           REVENUE      EBITDA(1)   SUBSCRIBERS PENETRATION OWNERSHIP
                         ------------ ------------- ----------- ----------- ---------
                         (In thousands, unaudited)
UII SYSTEMS
  Israel................ $     75,457  $     37,621   237,343      68.5%      23.3%
  Ireland...............       25,712         8,129   128,594      36.8       20.0
  Malta.................        8,514         3,220    56,999      37.7       25.0
OTHER UPC EQUITY
 INVESTMENT:
  Hungary............... $     18,817  $      6,253   259,157      90.2       50.0

--------------------
(1) Adjusted EBITDA represents profit (loss) as determined using generally accepted accounting principles in the respective jurisdiction, which differ from those of the United States, plus net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense to the Company, currency exchange gains (losses) and other non-operating income (expense) items.

UNITED INTERNATIONAL INVESTMENTS

  Partnership Overview. United International Investments ("UII"), a Colorado general partnership formed in 1991, holds interests in multi-channel distribution systems in Ireland, Israel and Malta. Its partners are UPC and a subsidiary of Tele-Communications International, Inc. ("TINTA"). Each of UPC and TINTA holds a 50% interest in UII. As a consequence of a difference in capital contributions upon the acquisition by UII of its equity interests in the entities referred to below, the interests of UPC and TINTA in such entities cannot directly be deduced from the 50% partnership interest. UPC's current indirect economic interest in these systems is as follows: 20.0% in the Ireland system, 23.3% in the Israel system and 25.0% in the Malta system.

  At any time after May 31, 1997, with respect to UII's Israel interest, June 30, 1998, with respect to UII's Ireland interest, and December 31, 1998, with respect to UII's Malta interest, a partner of UII may propose that the other partner purchase UII's ownership interest in Israel, Ireland or Malta at its appraised value. The other partner must then either purchase the interest as proposed or consent to the exercise by UII of its right granted at the operating company level to sell its interest in the relevant operating company.

  Israel: Tevel Israel International Communications Ltd. Tevel Israel International Communications Ltd. ("Tevel") has exclusive cable television broadcasting franchises for the entire Tel Aviv metropolitan area, the region of Ashdod-Ashkelon (30 miles south of Tel Aviv) and the Jezreel Valley (80 miles northeast of Tel Aviv). These franchise areas cover approximately 360,000 homes, approximately 24% of the homes in Israel, giving Tevel a substantial share of the Israeli multi-channel television market. Tevel's growth strategy is to increase its subscriber base by completing line extensions within existing franchise areas and to increase penetration rates by offering a wider variety of programming, including multimedia and Internet/data services. Future growth in revenues will depend upon increased penetration rates in built and unbuilt franchise areas, acquisition and distribution of additional programming that will justify increases in service rates and increased sales of additional services, such as impulse pay-per-view services.

  Tevel offers basic subscribers 40 channels of programming, including a wide range of entertainment, news, sports, performing arts and educational channels, as well as five pay-per-view channels in all of its areas. Currently, Tevel averages approximately 84,000 pay-per-view buys per month.

  Tevel, together with four of the five other Israeli cable television companies, owns a programming company, Israel Cable Programming Company Limited ("ICP"). ICP purchases programming rights for subsequent sale to cable television operators in Israel and produces two cable-exclusive channels: a general entertainment channel and a movie channel. A children's channel, a sports channel and a channel showing nature, science and art documentaries are produced by third parties.

  The Company believes that the current pricing of Tevel's pay-per-view services are competitive with the home video cassette rental and motion picture entertainment alternatives in Israel. The DTH market in Israel is very small, as the Company estimates only approximately 10,000 households in the country had satellite dishes as of September 30, 1997. The Company does not believe that present DTH services compete with Tevel's systems because Israel is not in the general transmission path of existing European programming satellites and equipment capable of receiving those distant signals is relatively expensive. The Israeli government recently declared, however, its intention to open DTH for competition in late 1998 or early 1999. Such service, if widely available, may adversely affect Tevel's existing operations and the price structure of its services.

 Ireland: Princes Holdings Limited. Princes Holdings Limited ("PHL"), through two wholly-owned subsidiaries and one 96% owned subsidiary (collectively, the "PHL Operating Companies"), owns interests in established cable television systems and has exclusive franchises through 2001 to construct and operate MMDS systems for areas covering approximately 355,000 homes, or approximately 69% of all potential MMDS homes in Ireland. Given the strong demand for more programming options as evidenced by high subscription rates in existing cable televisions systems in Ireland, including those owned by PHL, the Company believes that the expansion of multi-channel television services into recently activated franchise areas presents an opportunity for significant growth in the number of subscribers. As these franchises are developed, PHL expects to become the largest multi-channel television provider in Ireland, holding franchises covering a service area containing over 32% of the country's television households. PHL is currently the largest MMDS operator in Ireland. The cable systems operated by the PHL Operating Companies offer 12 to 17 channels of basic programming with four premium service channels. The PHL Operating Companies' MMDS systems currently offer a nine-channel basic package with three optional premium channels.

  PHL is currently focusing on improving subscriber penetration through increased marketing and sales efforts. PHL plans to offer additional programming and tiered and packaged services over time to increase the revenues generated from each subscriber.

  PHL's MMDS systems compete with unlicensed DTH deflector operators on off-air reception channels. In rural areas of Ireland, PHL typically offers fewer channels than DTH. Generally, the installation charge for PHL's MMDS service is substantially less than that of a DTH service; however, PHL's MMDS monthly subscription rate is typically more than the rate for DTH service. The rate of growth in satellite households has stabilized since 1993 to about 0.2% or approximately 3,000 dish sales per year, due to the ready availability of cable and MMDS. The DTH penetration rate in Ireland at year end 1995 was estimated to be approximately 7.6%.

  The Minister of Telecommunications recently rejected a license application from one of the unlicensed operators that is currently serving approximately 30,000 subscribers in one of PHL's operating areas. This operator has sought judicial review and continues to operate. PHL believes, however, that if a license is ultimately granted, such license would violate PHL's licenses, and may give rise to a suit by PHL for damages.

  Malta: Melita Cable TV P.L.C. Malta, a group of islands located in the Mediterranean Sea between Italy and North Africa, is an English-speaking nation with a population of approximately 375,000. In 1991, Melita Cable TV P.L.C. ("Melita") was awarded an exclusive franchise to deliver cable television services for Malta.

The license expires in 2006 and is renewable upon application to and review by the government. Melita's network currently passes over 84% (approximately 151,200) of the homes on the island. Melita currently provides 44 channels of programming, grouped in three tiers: (i) reception (local and foreign off-air channels), (ii) basic (reception service plus 15 additional satellite services); and (iii) TV Plus (reception and basic service plus nine additional satellite services). Because English is widely spoken in Malta, Melita is able to take advantage of the abundant supply of English language programming available for licensing from various programming companies.

  Melita's growth strategy is to continue to market aggressively its services to homes in its franchise areas, as well as to provide an increased amount of programming to increase its appeal to subscribers. In 1996, Melita created a "live" sports channel showing English Premier League Football and in 1997, introduced a second "live" sports channel featuring Italian soccer, as well as four other new channels.

  With the exception of a small number of home satellite receivers and a few hotel SMATV installations, competition in Malta is limited primarily to approximately 15 foreign (Italian and Sicilian) broadcast channels.

HUNGARY: KABELKOM HOLDING CO.

  UCI and Time Warner formed Kabelkom Holding Co. ("Kabelkom"), a Delaware general partnership, to invest in and further develop cable opportunities in Hungary. Kabelkom, through its wholly-owned subsidiary Kabelkom Kabeltelevizio Kft, to date has purchased an ownership interest in ten existing Hungarian cable television systems located in different cities throughout the country, with the most recent acquisition occurring in August 1996. Kabelkom has substantially completed the rebuilding and upgrading of its cable infrastructures to support increased channel capacity. Revenue per subscriber in Hungary has historically been relatively low in comparison with Western European or U.S. standards, while the subscriber penetration rates have been extremely high. UPC has succeeded in increasing revenues per subscriber as it upgrades the systems and adds new services in step with the growth of Hungary's economy.

  Kabelkom currently offers 33 channels of programming in its ten systems. In September 1991, Kabelkom launched a pay movie channel (HBO Hungary) to supply its systems with additional programming as well as for sale to other cable television operators. The channel currently offers programming consisting of a broad mix of U.S., European and Hungarian films. Kabelkom licenses HBO Hungary to other operating systems in addition to the operating systems in which it has an ownership interest. HBO Hungary has quickly become, and UPC believes will continue to be, a substantial source of revenue for Kabelkom. HBO Hungary provides programming 24 hours per day, seven days a week. In February 1995, Kabelkom launched its second channel of Hungarian language programming, "Spektrum TV". This channel provides a minimum of ten hours of documentary programming per day (15 hours on the weekends), seven days a week. In June 1997, a third channel of Hungarian language programming was launched. The channel provides 16 hours of music video programming per day. Kabelkom began distributing these channels to cable TV systems by satellite in 1997, changing from the tape delivery method. Kabelkom may also develop additional programming to be offered on the systems in which it has an ownership interest, as well as to be offered for sale to non-competitive Hungarian multi-channel television systems.

  At the present time, Kabelkom experiences a very limited amount of competition from DTH, as the installation costs of DTH currently are prohibitive for the local market. At year end 1996, there were 429,000 satellite/DTH households in Hungary, representing a penetration rate of 12.5%. Duna TV, the main satellite channel, was launched in 1992, and broadcasts news, films and cultural programs ten hours a day. Kabelkom generally has not faced competition from cable television systems overbuilding in its franchise areas.

  UPC's ownership interest in Kabelkom was originally held through UCI. In September 1996, UPC purchased Telewest Europe Group's interest in UCI, increasing its ownership in Kabelkom from 3.9% to 50%. Generally, UPC and Time Warner share distributions in proportion to their respective capital contributions until each partner has received an amount equal to the capital contributed by it plus interest on such contributions at an annual rate of 12%. On the basis of these capital contributions, the respective economic interests currently are 47.2% for UPC and 52.8% for Time Warner. After return of capital, distribution amounts will be shared equally. With respect to ownership in each of the ten systems, Kabelkom formed local joint ventures with private enterprises or the municipality that owned and operated the systems. As of June 30, 1997, Kabelkom held net ownership interests ranging from 70% to 100% in nine of the ten local Hungarian cable television systems and a minority interest in the remaining system.

UPC DEVELOPMENT PROJECTS

  UPC is currently pursuing various development projects throughout Europe, including projects in the Czech Republic, France, Portugal, Romania and the Slovak Republic. UPC is currently building out its franchises and has initiated cable television operations in each of these countries. Although these development projects will require more time to realize returns comparable to the returns generated by the UPC Established Systems, they provide the potential for UPC to expand beyond its established base. In pursuing development opportunities, UPC searches for projects that, once developed, would provide clustering and scale effects comparable to the UPC Established Systems. The Company believes that its extensive experience in developing new-build cable systems, as evidenced by the Company's record in UIHLA and UAP, will provide it with an advantage over competitors in the regions covered by the UPC Development Projects. The Company is evaluating the sale of a portion of the UPC Development Projects in order to rationalize its operations, reduce debt and provide additional capital for the growth of the UPC Established Systems. The Company expects that each of the UPC Development Projects that will not be sold will fund their respective growth through internally generated cash flow or local level borrowings.

  Czech Republic: Kabel Net Holding A.S./Kabel Net Brno A.S. UPC's wholly owned subsidiaries currently offer cable television services in the cities of Prague and Brno. At September 30, 1997, the MMDS systems served approximately 38,456 subscribers, representing a penetration rate of 33.5% and the cable system served approximately 11,497 subscribers, representing a penetration rate of 38.5%.

  Romania: CCV and Multicanal Holdings. UPC is currently involved in the development of two cable companies in Romania: Control Cable Ventures, SRL ("CCV"), with operations in Ploiesti and Slobozia, in which UPC holds a 100% interest, and Multicanal Holdings, SRL ("Multicanal Holdings") located in Bucharest, Romania's capital, in which UPC holds a 90% interest. As of September 30, 1997, the combined UPC Romania operations passed approximately 69,620 homes and served approximately 39,253 subscribers, representing a penetration rate of 54.5%. In December 1997, UPC acquired a 51% interest in Eurosat, SRL, which has approximately 19,000 subscribers and passes 22,000 homes in the city of Bacau.

  Slovak Republic: Trnavatel and Kabel Tel. UPC entered the Slovakian market in 1995 and currently has over 100,000 homes in its franchise areas. Together with local partners, UPC is currently developing projects in the cities of Trnava (Trnavatel) and Zvolen, Povzska Bystericz and Nove Zamky (all three operated as Kabel Tel). UPC holds a 75% interest in Trnavatel and a 95% interest in Kabel Tel. Construction of the network in Trnava has been completed while the three Kabel Tel cities are all currently under construction. The Kabel Tel systems are expected to be completed by year-end 1998. As of September 30, 1997, the combined UPC Slovak Republic operations passed approximately 19,700 homes and served approximately 14,900 subscribers representing a penetration rate of 75.8%.

  France: Mediareseaux Marne, S.A. UPC has an approximate 99% ownership interest and a 95% economic interest (with the other shareholder carrying the remaining economic interest) in Mediareseaux Marne S.A. ("Mediareseaux"), which holds cable television franchises for 86,000 homes in the Marne-la-Vallee area east of Paris. Mediareseaux secured a 30-year exclusive license in 1996 that gives it control of the network, channel line-up and rate control, without price regulation, even of basic services. UPC plans for Mediareseaux to develop these franchises as one clustered system, passing at least 300,000 homes and offering integrated video, Internet/data and cable telephony services. Mediareseaux began construction of its network in September 1996, and as of September 30, 1997, Mediareseaux's system passed approximately 23,100 homes and served approximately 4,600 subscribers.

  Portugal: Intercabo Televisao Por Cabo. UPC, through its 100% owned subsidiary, Intercabo Televisao por Cabo ("Intercabo"), currently holds non-exclusive cable operating licenses covering more than 805,000 homes. At September 30, 1997, Intercabo's system in Moita passed approximately 12,200 homes and served an estimated 2,700 subscribers. UPC has recently stopped construction of this system as it is actively seeking the sale of its Portugal interests.

UPC ACQUISITIONS

  Subject, in certain circumstances, to the consent of certain of UPC's lenders, UPC intends to pursue acquisitions opportunities which allow it to rationalize its operations or which offer the opportunity to create new clusters. This acquisition strategy would allow UPC to achieve greater economies of scale. Below is a summary of UPC's recent and planned acquisition activities. In addition to those transactions described below, UPC and its operating companies are in various stages of review and negotiation of other potential acquisition and diposition opportunities consistent with its rationalization policy.

  Combivisie. In February 1998, UPC acquired the cable television systems surrounding Eindhoven, The Netherlands for approximately NLG181.1 million ($91.4 million as of September 30, 1997). Combivisie is a foundation under Dutch law that administers the cable television systems on behalf of 18 municipalities in the region surrounding Eindhoven. At September 30, 1997, the Combivisie systems passed approximately 142,000 homes and served approximately 137,000 subscribers, representing a basic penetration rate of 96.5%. UPC financed this acquisition through local level borrowing and availability under the Tranche A Facility. For the year ended December 31, 1996, Combivisie had annual revenues and Adjusted EBITDA of approximately $13.7 million and approximately $10.0 million, respectively, calculated according to Dutch GAAP and converted to dollars using a September 30, 1997 convenience translation.

  UCI Partnership Transaction. In September 1996, UPC acquired Telewest Europe Group's partnership interest in UCI. As a result of this acquisition, UPC increased its ownership in Norkabel from 8.3% to 100%, Kabelkom from 3.9% to 50% and in Swedish Cable and Dish AB (Sweden) from 2.1% to 25.9%. In October 1996, UPC sold its interest in Swedish Cable and Dish AB. At September 30, 1997, Norkabel passed approximately 231,400 homes and served approximately 157,400 subscribers, representing a basic penetration rate of 68.0%, and Kabelkom passed approximately 287,300 homes and served approximately 259,300 subscribers, representing a 90.2% basic penetration rate. UPC believes that there are significant opportunities to increase the revenues and cash flows of both these systems by offering new programming options and offering additional communications services.

  Janco. In January 1997, UPC acquired 70.2% of Janco, a cable system with a non-exclusive license to provide cable television service in Oslo, Norway from Helsinki Media. In November 1997, UPC merged Norkabel into Janco to form Janco Multicom. As a result of such merger UPC holds an 87.3% interest in Janco Multicom. Janco Multicom's articles of association grant certain minority rights to Helsinki Media. From an economic perspective, however, UPC has all the rights and obligations of full ownership of Janco Multicom and UPC consolidates 100% of the financial results therefrom. UPC has the right to acquire on or before July 2, 2001, and Helsinki Media has the right to put to UPC on July 2, 2001, the remaining interest in Janco Multicom for a purchase price of approximately NKr165.9 million ($23.5 million as of September 30, 1997), subject to certain adjustments based upon the operating results of Janco Multicom. UPC has in place a letter of credit to fund fully the purchase of the remaining interest in Janco Multicom. As a result of this merger, UPC has a leading position in the Norwegian cable television market with service in most of Norway's largest cities. At September 30, 1997, pro forma for the merger, Janco Multicom passed approximately 456,400 homes and served approximately 318,300 subscribers, representing a basic penetration rate of 69.7%. UPC plans to expand offerings in the Norwegian market to include other broadband communications products such as Internet/data services and cable telephony services.

  Son en Breugel. In July 1997, UPC acquired the Son en Breugel cable television system located near UPC's KTE system for approximately NLG5.9 million ($3.0 million as of September 30, 1997). The Son en Breugel system has approximately 5,000 subscribers and has been integrated into KTE.

  Nuon. In November, 1997, UPC and a Dutch energy company ("Nuon") entered into an agreement in principal to combine their interests in broadband cable and wirebound telecommunications networks in The Netherlands. Consummation of the agreement is conditioned upon, among other things, the receipt of board approvals and the completion of definitive agreements, although there can be no assurance that such transaction will occur. It is anticipated that UPC and Nuon would own 51% and 49%, respectively, of the entity holding their combined interests ("United Telekabel Holding") although the parties will maintain equal voting rights on certain matters. If consummated, UPC would contribute its equity interests in A2000, KTE, Combivisie and Son en Breugel systems, and Nuon would contribute its equity interests in systems in Friesland and Gelderland and parts of Noord-Brabant and Zuid-Holland. These operating systems served approximately 1.1 million subscribers as of September 30, 1997.

UPC LIQUIDITY ISSUES

  The joint venture and shareholder agreements relating to some of UPC operating systems, particularly those that were originally contributed by the Company to UPC when UPC was formed, include restrictions on the Company's ability to dispose of all or a portion of its interests in UPC without the consent of the relevant partner or shareholder. These provisions are generally applicable if such disposal would result in a change of control of UPC. The Tranche A Facility and the Tranche B Facility, as well as the UPC Acquisition agreement, also restrict UPC's ability to dispose of certain of its assets. Prior to UPC achieving a specified financial ratio, the Tranche A Facility lenders may accelerate the repayment of the facility if the Company ceases to own at least 51% of the shares and voting rights in UPC. After the ratio is achieved, the Company must continue to own at least 30% of the shares and voting rights in UPC. In addition, under the Tranche A Facility, UPC is restricted from merging with or into any entity. The Tranche A Facility also requires UPC to maintain its present ownership in the Telekabel Group and Radio Public and to own at least 87.3% of Janco Multicom. The Tranche A Facility and the Tranche B Facility restrict UPC's ability to dispose of those assets which secure the facilities. The Tranche A Facility mandates that asset sales not be made, with the exception of certain specified transactions, unless certain financial conditions are met and unless the prior written consent of the lender is obtained. Under the Tranche B Facility, the lenders may accelerate the repayment of the facility if the Company ceases to own all of the issued shares and voting rights in UPC. The Tranche B Facility prohibits asset sales, except as specifically allowed in the facility agreement. Under the proposed project financing for UPC's Eindhoven, Combivisie and Son en Breugel systems, UPC will be required to maintain indirectly or directly at least 51% of the voting rights in the entity holding those systems.

  Under the UPC Acquisition agreement, so long as Philips has any liability in respect of the agreements relating to the Telekabel Wien system, UPC must indemnify Philips against such liability and Philips' representative on the UPC supervisory board must approve certain specified matters concerning the Telekabel Group, including the disposition of assets aggregating more than 30% of the consolidated assets or generating more than 30% of the consolidated revenues of the Telekabel Group. Philips' representative on the UPC supervisory board must also approve the merger or consolidation of UPC into any other entity that is not wholly owned by UPC. The Company and UPC have agreed to use their reasonable best efforts to obtain the release of Philips from such liability.

                               OTHER UIH EUROPE

  UIH (through entities other than UPC) holds interests in several operations in Europe. These operations include (i) a 46% interest in Monor Communications, a fiber-optic telecommunications network that is under construction in the Monor region of Hungary with approximately 84,000 telephony homes passed and approximately 55,600 cable television homes passed and approximately 60,600 telephony subscribers and 21,700 cable television subscribers as of September 30, 1997; (ii) a 34% interest in a programming venture in Spain that had approximately 315,000 subscribers as of September 30, 1997; and (iii) a 100% interest in a programming venture in Ireland that had approximately 148,000 subscribers as of September 30, 1997.

                     UIH ASIA/PACIFIC COMMUNICATIONS, INC.

OVERVIEW

  The Company, through its 98% owned subsidiary UAP, is a leading provider of multi-channel television services in Australia and the Asia/Pacific Region. Through its wholly-owned subsidiary, Austar, UAP is the second largest provider of multi-channel television services in Australia and largest provider of multi-channel television services in regional Australia, operating MMDS systems and marketing a DTH service in franchise areas encompassing approximately 1.6 million television homes, or approximately 25% of the total Australian market. Austar began marketing its services in late 1995 and has grown its subscriber base from approximately 5,200 subscribers as of December 31, 1995 to approximately 178,800 subscribers as of September 30, 1997. The Company believes that Austar benefits from several factors, including exclusive license agreements and favorable programming agreements, which have provided Austar with an attractive competitive position within its markets.

  UAP, through its 65% owned New Zealand subsidiary Saturn, is constructing a wireline cable and telephony system in Wellington, New Zealand, a market with approximately 141,000 television homes. In addition, Sun Cable, in which UAP holds a note convertible (subject to local restrictions) into a 40% ownership interest, owns and operates cable television systems in 15 markets in the Philippines with an aggregate of approximately 64,800 subscribers and a total of approximately 600,000 television homes in its operating areas as of September 30, 1997. Sun Cable and SkyCable recently announced their intention to form a joint venture, which, if consummated, would create the second largest multi-channel television operator in the Philippines and the largest outside of Manila. See "--Philippines: Sun Cable." UAP's other businesses include (i) a 25% interest in XYZ, a programming company that provides five channels to the Australian multi-channel television market, four of which are part of the "Galaxy Package," the core component of Austar's programming offering, and the most widely distributed programming package in Australia (with a total of approximately 524,000 subscribers as of September 30, 1997) and (ii) up to a 90% economic interest in Telefenua, the only provider of multi-channel television services in Tahiti, with an MMDS system in a market with approximately 31,000 television homes.

  The Company believes that UAP is well-positioned to capitalize on the strong demand for multi-channel television and other telecommunications services in its markets. As of September 30, 1997, UAP's multi-channel television operating systems had an aggregate of approximately 1.8 million television homes serviceable and approximately 252,700 subscribers, compared to approximately 324,000 television homes serviceable and approximately 29,000 subscribers as of December 31, 1995 (with a substantial majority of such growth resulting from Austar's build out and subscriber marketing). During this same period, subscribers to XYZ's programming increased from approximately 65,000 to approximately 524,000. For the nine months ended September 30, 1997, UAP had consolidated revenues of approximately $49.1 million. While the Company expects that a substantial portion of UAP's growth will come from the continued development of Austar, the Company also is anticipating growth by UAP's other operating companies, which the Company believes have significant opportunities to increase their subscribers, revenues and cash flows by continuing to market within their respective existing franchise areas.

AUSTRALIA: AUSTAR

  The following selected financial data have been derived from the combined financial statements of CTV Pty Limited and STV Pty Limited (collectively, "Austar"). These financial statements have been prepared in accordance with generally accepted accounting principles in Australia with the Australian dollar as the functional currency. The following selected financial data includes a convenience translation using the September 30, 1997 exchange rate of 0.7258 dollars per Australian dollar ("A$").


                                                                                     CONVENIENCE
                                                                                     TRANSLATION
                                                                                      TO DOLLARS
                                     YEAR ENDED DECEMBER 31,      NINE MONTHS     ------------------
                                     ------------------------        ENDED        NINE MONTHS ENDED
                                     1994   1995      1996     SEPTEMBER 30, 1997 SEPTEMBER 30, 1997
                                     ---- --------  ---------  ------------------ ------------------
                                                            (In thousands)
                                                                            (Unaudited)
SELECTED FINANCIAL DATA:
Revenues(1)........................  --   A$   594  A$ 26,852      A$ 59,972           $43,527
Adjusted EBITDA(2).................  --     (9,390)   (29,765)       (19,179)          (13,920)
                                         AT DECEMBER 31,
                                     ------------------------   AT SEPTEMBER 30,
                                     1994   1995      1996            1997
                                     ---- --------  ---------  ------------------
OTHER DATA:
Homes passed(3)....................  --    240,658  1,529,000      1,589,000
Basic subscribers..................  --      5,204    103,447        178,832
Basic penetration .................  --        2.2%       6.8%          11.3%
Avg. mo. service rev. per sub.(4)..  --         NM     $26.70         $30.54

--------------------
(1) Service launched in August 1995.
(2) Adjusted EBITDA represents profit (loss) as determined using Australian generally accepted accounting principles, which differ from those of the United States, plus net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense, currency exchange gains (losses) and other non-operating income (expense) items.
(3) The Company estimates that there are currently approximately 1,622,000 homes under license in Austar's franchise areas.
(4) Service revenues excluding installation revenue for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 using a convenience translation as of September 30, 1997.

  Overview/Growth Strategy. Austar is the largest provider of multi-channel television services in regional Australia (areas outside Australia's six largest cities). In early 1996, Austar initiated widespread deployment of its services and, as of September 30, 1997, had launched MMDS service in all of its 38 metropolitan markets containing approximately 842,000 homes, and had initiated the marketing of DTH services in non-metropolitan markets containing approximately 747,000 homes. These markets represent substantially all of Austar's approximately 1,622,000 franchise television homes.

  The deployment of MMDS networks in combination with DTH has allowed Austar to roll out its service quickly and achieve rapid subscriber growth in its franchise areas. Austar believes that the ability to be the first provider of multi-channel television services in each of its markets has allowed Austar to establish a significant market presence and strong brand awareness, factors which management believes provide it with a competitive advantage. Austar is currently the only provider of multi-channel television services in substantially all of its franchise areas, which contain approximately 25% of all homes in Australia. These markets are generally smaller than the capital cities, but are growing more quickly and have fewer entertainment options.

  Austar has focused its marketing and sales efforts to support its strategy of rapid system roll-out which management believes will provide it with a competitive advantage in each of its markets. Austar has developed a comprehensive marketing and sales organization consisting of a 180 person direct sales force and over 200 national customer service and telemarketing personnel. The direct sales force, which operates out of local offices in each of Austar's metropolitan markets, is currently generating sales of approximately 2,500 subscriptions per week.

  Technology. Due to the relatively small size and low housing densities that characterize the markets in its franchise areas, Austar is primarily utilizing MMDS and DTH wireless technologies to deliver its services. In its metropolitan markets, Austar constructs and owns the MMDS transmission facilities and installs and retains ownership of the in-home subscriber equipment. In its non-metropolitan markets, Austar is marketing a DTH service (consisting primarily of the Galaxy Package) and installs and retains ownership of the in-home subscriber equipment. As a result, Austar did not incur the costs necessary to own the facilities required to offer a DTH service and only incurs capital costs when a DTH subscriber is installed. Approximately 875,000 of the television homes in Austar's service area are in metropolitan markets with sufficient size and densities to justify the construction of MMDS networks. Austar owns virtually all of the licenses in the MMDS spectrum currently available in these markets for the provision of MMDS services. Austar markets its programming services via DTH in its non-metropolitan franchise areas representing 747,000 television homes. These are less densely populated areas outside its metropolitan markets that are more effectively serviced by DTH technology. Austar also uses DTH technology for certain homes in its metropolitan franchise areas that are unable to be serviced by MMDS technology. In addition, Austar recently began construction of a wireline cable network in Darwin, a market containing approximately 26,200 serviceable homes where dense vegetation makes an MMDS system impractical.

  Programming. Austar has secured the right to distribute the Galaxy Package in its service areas pursuant to franchise agreements with Australis with initial terms through 2009 (extendible at the option of Austar through 2019). Austar believes that the terms of its franchise agreements with Australis are favorable to Austar and that these terms provide Austar with a programming cost advantage over potential competitors. The Galaxy Package is the most widely distributed programming package in Australia and is the core programming offering of Austar, East Coast Television, Australis and FoxTel. Management believes that approximately 75% of Australia's multi-channel television subscribers subscribe to the Galaxy Package. The channels in the Galaxy Package were developed exclusively for the Australian market by several of the world's leading programming companies, including Paramount, Sony, Universal, Fox and Viacom. The Galaxy Package consists of the following eight channels:

      GALAXY CHANNEL              PROGRAMMING GENRE
      Showtime................... premium feature movies
      Encore..................... library movies
      Fox Sports................. sports
      TV-1....................... general entertainment
      Discovery.................. documentary, adventure, history and lifestyle
      Nickelodeon/Nick at Nite... children's and family entertainment
      Arena...................... general entertainment
      Channel [V]................ music video

  Australis, Austar's primary supplier of programming, has engaged in a rapid roll-out of service that has required a significant amount of capital and has strained its liquidity. Australis recently announced a $20 million note sale that is expected to allow it to meet its short-term funding requirements. Australis has also announced it is continuing to negotiate with its bondholders, certain of the movie studios that supply it with programming and other third parties in order to implement a longer-term source of funding. If Australis is unable to make arrangements to satisfy its long-term capital needs, Australis may have difficulty meeting contractual obligations with respect to the four non-XYZ Galaxy channels distributed directly by Australis. The Company believes that if Austar is no longer able to obtain the four Galaxy channels provided by Australis and the Company was required to seek replacement programming, it could have access to the same programming directly from the suppliers of such four Galaxy channels or sufficient alternative programming on competitive terms. See "Risk Factors--Ability to Procure Additional Programming Services."

  Austar has also secured additional programming on a non-exclusive basis, which it distributes to its customers as part of its standard basic programming package, and Austar integrates all available free-to-air channels into its standard basic channel line up at no additional charge. Austar's other "cable" channels include

CMT, BBC World, TNT, CNBC, Asia Business News, Cartoon Network, CNN International, Comedy Channel, LifeStyle and The Value Channel. In March 1996, Austar began offering its first optional premium channel, World Movies, which consists primarily of foreign movies, art films and features. Austar is charging approximately $5.30 per month for World Movies. Demand for this service has been strong with approximately 26,200 subscribers as of September 30, 1997, representing approximately 15% of Austar's basic customers. On November 1, 1997, Austar launched Nightmoves, Australia's first adult premium channel, for a charge of A$19.95 per month ($14.80 as of September 30, 1997). Austar estimates that this service will net Austar approximately 77% of the subscription revenues generated.

  Budgeted Capital Expenditures and Capital Resources. As of September 30, 1997, Austar had spent $54 million for construction of MMDS headend and transmission facilities for all of its operating systems. Variable installation and equipment costs for each MMDS and DTH subscriber are currently approximately $460 and $780 per subscriber, respectively. These subscriber costs are partially offset by Austar's metropolitan and non-metropolitan installation charges of $31 to $75 and $115, respectively. Austar retains ownership of all MMDS and DTH customer premises equipment. Austar has budgeted approximately $112.0 million for capital expenditures in 1998. UAP expects to fund these expenditures from cash on hand and funds from Austar's bank facility although there can be no assurance that sufficient funds will be available.

  Competition. The substantial majority of Austar's metropolitan markets are either small (i.e., approximately 20,000 homes), and/or have relatively low household densities (generally 25 to 75 homes per square kilometer as compared to 100 to 130 homes per square kilometer in Australia's largest capital cities). As a result, Austar believes that its metropolitan markets generally do not have sufficient density to justify the construction of competitive wireline cable systems. While Austar believes household densities potentially could support wireline cable construction in areas representing approximately 20% of Austar's total franchise homes, the relatively small size of these markets reduces the attractiveness of constructing a competitive wireline cable network. Nonetheless, Austar, as a licensed subscription television provider, is authorized to build wireline cable systems in its markets and where appropriate could construct wireline cable systems. With the exception of the FoxTel cable television system currently extending into Austar's 116,000-home Gold Coast metropolitan market, Austar currently does not have any operational subscription television competitors in its franchise areas. At September 30, 1997, Austar had approximately 17,000 subscribers in the Gold Coast and estimates that FoxTel had approximately 10,000 subscribers in this market. Austar is entitled to receive compensation for each FoxTel subscriber in Austar's franchise area, starting in January 1998. Through the term of its franchise agreements, Austar has the right, in its sole discretion, either to
(i) sublicense to FoxTel the right to transmit the services provided to it by Australis (and any other services) by cable transmission in its franchise areas or (ii) require Australis to pay Austar an amount each month equal to the sum of (a) the greater of A$4.50 ($3.27 as of September 30, 1997) per subscriber or all revenues (less programming costs) per subscriber during such month received under the agreement between FoxTel and Australis, with respect to FoxTel subscribers located in Austar's franchise areas and (b) an additional amount (if any) to put Austar in the position that it would have been in had it subscribed the services provided to it by Australis directly to FoxTel (which currently would be approximately A$10.00 ($7.26 as of September 30, 1997) per Foxtel subscriber per month).

  Approximately 747,000 of Austar's 1.6 million franchise homes are in non-metropolitan markets that generally have densities of fewer than 25 households per square kilometer. As a result, UAP believes that these markets can only be served economically with DTH technology. Although regulations no longer prohibit additional DTH services, Austar retains its exclusive right to market the Galaxy Package in its franchise areas through 2009 (extendible to 2019 at Austar's option). In addition, Austar believes it has an additional competitive advantage in offering DTH service in these markets because over 70% of its serviceable homes are within a 50 kilometer radius of its metropolitan markets, in most of which it has sales personnel and installation technicians. Accordingly, Austar believes its cost to market and install subscribers in these areas should be below that of any potential competitor without similar infrastructure in place.

  Austar's monthly churn, which averaged 5.4% per month during 1996, declined to an average of 3.9% per month during 1997. Austar expects its churn to continue to decline by increasing its installation charges in certain areas and continuing to implement customer assurance and retention programs, including the introduction of direct debit billing for customers. There can be no assurances, however, that Austar will be successful in these efforts to decrease churn or that Austar will not face increased churn as competitors enter its markets.

  Ownership. UAP holds an effective 100% economic interest in Austar. See "Corporate Organizational Structure -- UAP."

  Liquidity Restrictions. Pursuant to agreements among securityholders of Austar, UIH A/P may not transfer its interests in Austar, except among certain affiliates and under certain other specified conditions, until it has offered its interests to such other securityholders. If such other securityholders do not purchase the offered securities, UIH A/P may, within six months after such offer, transfer its interest in Austar to a third party at a price not less than that offered to the other securityholders, subject to board of director approval, which is to be granted if the securityholder follows the requisite procedures.

NEW ZEALAND: SATURN

  Overview/Growth Strategy. UAP owns 65% of Saturn, which recently launched service on the initial portions of its hybrid fiber coaxial ("HFC") network that will allow it to provide multi-channel television services as well as business and residential telecommunications services in the Wellington area, encompassing approximately 141,000 homes. Wellington is New Zealand's capital and second largest city. Saturn launched service in portions of this system in September 1996 and expects construction to be completed by mid-1999. In addition, Saturn has secured additional rights to attach its network cable to existing utility poles in markets representing 500,000 homes, subject to local planning approval, and is exploring the possibility of expanding its networks and services to these markets.

  In July 1997, SaskTel invested approximately $19.5 million in Saturn in return for a 35% interest. UAP believes that SaskTel will contribute substantial telephony expertise to Saturn as it builds and operates its cable television/telephony service in Wellington.

  Saturn is constructing a HFC network designed to allow the integrated delivery of pay television, cable telephony, Internet/data and future interactive services. The majority of Saturn's approximately 1,600 kilometers of plant will be constructed on aerial utility poles that will allow for quicker and more cost-effective network construction than underground wireline. Because the only significant multi-channel television competitor in the Wellington market offers a UHF-delivered service that is limited to only five channels, Saturn's management believes it will be able to build a significant customer base by offering an attractive basic programming line-up of over 30 channels at competitive prices, as well as pay-per-view, data and cable telephony services. Saturn recently executed an interconnect agreement with Telecom New Zealand ("Telecom") that will allow it to provide local residential and business telephone services. By bundling both subscription television and cable telephony services, Saturn will be able to offer pricing discounts across both services, which management believes will provide an advantage over competitors that offer only one service.

  Programming. Saturn's programming strategy is to offer a wide variety of high-quality channels at competitive prices. Saturn is currently offering a single tier of service consisting of 23 channels and currently is negotiating with a number of programming services to expand its channel offering. In addition, in August 1997, Saturn launched a 20 channel pay-per-view service pursuant to licensing agreements with Universal Studios International, B.V., Twentieth Century Fox Telecommunications International, Inc, Warner Bros. International Distribution and Columbia Tristar International Television.

  Competition. There are currently five broadcast networks in New Zealand. The largest provider of subscription television services in New Zealand is Sky, which operates a five channel scrambled UHF subscription television service. Although Sky offers a popular sports channel on an exclusive basis, Sky does not currently offer the programming diversity or television/telephony bundling that Saturn plans to offer, services Saturn believes will drive its penetration. In addition, Telecom, New Zealand's largest telecommunications service provider with nearly a 100% share of local loop revenues, 75% of national and international toll revenues and 90% of cellular revenues, has announced its intention to rebuild certain of its existing networks using HFC technology, which will allow it to offer video and data services to a total of approximately 70,000 homes in various parts of New Zealand. Telecom has announced that it will not expand beyond its current network. Telecom recently activated the initial portion of its network in the Wellington area, which passes approximately 8,000 homes. Telecom is also expected to be the primary competition to Saturn's planned local loop telephony service.

PHILIPPINES: SUN CABLE

  Overview/Growth Strategy. The Company holds a note in Sun Cable (the "Sun Cable Loan"), which, upon certain events, is convertible into a 40% equity interest in Sun Cable, the third largest cable television operator in the Philippines with wireline cable television systems in 15 markets that had a total of approximately 600,000 television homes at September 30, 1997. Sun Cable is dedicating significant resources to the construction and build-out of these franchise areas. Multi-channel television in the Philippines is experiencing rapid growth due in part to the country's recent economic growth, widespread proficiency of English and the high demand for television and alternative entertainment services. Sun Cable is also exploring the provision of cable telephony services over its networks, many of which are HFC. At three lines per 100 persons, the Philippines' telephone penetration rate is currently one of the lowest in the world. As of September 30, 1997, Sun Cable's systems passed approximately 171,000 homes and had approximately 65,000 subscribers, representing a penetration rate of 38%. Due to limitations on foreign ownership under existing Philippine law, the Company is currently not permitted to hold any common equity interest in Sun Cable. The Company believes the law will change within the next few years to allow up to 40% foreign ownership in Philippine multi-channel television companies.

  There are currently an estimated seven million television households in the Philippines, of which only 350,000 receive multi-channel television systems. With the country's high television viewership and a general acceptance of Western programming, due to the fact that English is widely spoken in the country, the Company believes that the Philippine multi-channel television market has strong potential for continued growth.

  Sun Cable has selected markets where management believes it can be a major cable television provider. These markets are generally either among the country's top 50 population centers or are strategically important to Sun Cable's existing operating areas. Sun Cable has initiated or is planning to initiate a rebuild and expansion program in each of its markets involving, where feasible, the construction of HFC networks that will allow the systems to offer cable telephony services. Sun Cable is also expanding its existing networks and pursuing additional licenses and existing cable television systems in selected markets. Sun Cable is pursuing a $15 million credit facility to fund its system construction, although there can be no assurance it will be successful in obtaining such a facility.

  Programming. Sun Cable offers a combination of English and local language services. Sun Cable's systems generally provide 40 to 60 channels of programming in a single basic tier of services including HBO, ESPN International, Discovery, STAR Plus, CNN International and MTV. Sun Cable plans to introduce in the near future one or more tiered premium services as well as pay-per-view services.

  Competition. Because cable television licenses in the Philippines are non-exclusive, many of the markets in which Sun Cable operates have more than one operator providing service. In its more rural markets, Sun Cable is either the only provider of multi-channel television services or is competing with operating systems that management believes to be generally small and undercapitalized. In several urban markets, representing a total of approximately 300,000 television homes, however, Sun Cable faces competition from SkyCable and Home Cable, national multi-channel cable television operators that are consolidating smaller cable television systems into their operating systems. In such markets, the Company believes Sun Cable maintains its competitiveness by pricing its product aggressively and by providing better picture quality as a result of its generally higher quality network and equipment.

  Joint Venture with SkyCable. In November 1997, Sun Cable and SkyCable, the largest multi-channel television service operator in the Philippines, announced their intention to form a joint venture into which Sun Cable will contribute its properties and SkyCable will contribute its multi-channel television properties outside of Manila, and in which SkyCable will hold a 51% interest and Sun Cable will hold a 49% interest. Upon formation, the joint venture is expected to be the second largest multi-channel television operator in the Philippines and the largest outside the Manila metro area and would have had, pro forma for the proposed joint venture, approximately 150,000 subscribers and approximately 1.0 million franchise homes as of September 30, 1997. Each company will contribute management personnel to manage the venture. SkyCable will be allowed to appoint four of the seven directors, although all major decisions of the venture will require unanimous board approval. UAP believes that, if consummated, the joint venture will be a substantial benefit to Sun Cable as it currently competes with SkyCable in markets representing approximately 66% of its subscribers and 85% of its franchise homes. In addition, it is anticipated that the joint venture agreement will permit Sun Cable to sell its interest in the joint venture to SkyCable after three years if the joint venture is not a public company at that time.

AUSTRALIA: XYZ (PROGRAMMING)

  Through its 25% interest in XYZ, UAP provides five channels (the "XYZ Channels"), four of which are part of the eight channels that are distributed as the Galaxy Package, the most widely distributed programming package in Australia. As of September 30, 1997, the XYZ Channels that are part of the Galaxy Package were distributed to approximately 524,000 multi-channel television subscribers. The XYZ Channels consist of the following:

      CHANNEL                  PROGRAMMING GENRE
      Discovery Channel....... documentary, adventure, history and lifestyle programming
      Nickelodeon/Nick at      children's educational, entertainment and cartoons/family-
       Nite................... oriented drama and entertainment
      Channel [V]............. music video with local presenters
      Arena................... drama, comedy, general entertainment, programming, library movies
      LifeStyle............... home and personal improvement programming

  Though not part of the Galaxy Package, LifeStyle is being carried by Austar and by the FoxTel systems.

  XYZ is an independently managed venture that purchases, edits, packages and transmits programming for the XYZ Channels in exchange for a monthly fee per subscriber. UIH A/P and Continental Century Pay Television Pty Limited ("Century") jointly manage Arena and LifeStyle; UAP, Century and FoxTel manage Channel [V]; and UAP and Century, together with Nickelodeon Australia, Inc. ("Nickelodeon") manage the Nickelodeon/Nick at Nite channel. Each of these three channels reports to a board comprised of UAP, Century and FoxTel executives. The Discovery Channel is managed by Discovery Asia and distributed by XYZ.

  XYZ is focusing its marketing efforts on creating, building and supporting channel identification and brand awareness. XYZ's goal is to acquire quality programming that will engender viewer loyalty. XYZ also plans to create and distribute an additional channel in 1998. Advertising sales were launched on all XYZ Channels on July 1, 1997. Advertising sales are managed by Multi-Channel Network, a consortium of all advertising channels funded by channel providers and distributors.

  In July 1995, XYZ and Discovery Asia executed a twelve-year exclusive carriage agreement whereby a localized version of the Discovery Channel replaced the existing documentary channel developed by XYZ. XYZ and Nickelodeon, a division of Viacom, are jointly producing and distributing an Australian version of Nickelodeon/Nick at Nite, which XYZ began distributing in October 1995. In March 1997, XYZ and Channel [V] Music Networks ("CVMN"), a joint venture between Star TV and several record companies including B.M.G., EMI, Sony and Warner Music, entered into an agreement to re-brand XYZ's music video channel under a license arrangement with the international music video channel, Channel [V].

TAHITI: TELEFENUA

  UAP has an up to 90% economic interest in Telefenua which operates a 16 channel MMDS service in a service area that, as of September 30, 1997, passed approximately 20,100 television homes. Telefenua currently is expanding its network by selectively adding beam benders and repeaters that will allow its signal to reach substantially all of the approximately 31,000 serviceable homes in its franchise areas. Telefenua had approximately 6,300 subscribers as of September 30, 1997, representing a 31.1% penetration rate. UAP is in the early stages of negotiating the sale of all or a portion of Telefenua to local strategic investors, although there can be no assurance that UAP will conclude such a transaction. See "Other Information--Legal Proceedings."

  Telefenua offers a combination of French and English language services. Telefenua's current channel line-up consists of 16 channels segregated into three tiers of service: a basic service with 11 channels, an expanded tier with an additional three channels and a premium service consisting of two channels. Telefenua's basic tier offers the two local broadcast channels as well as French language children's, sports, general entertainment and music channels and the English language CNN International channel. Telefenua also plans to offer a local public access channel. The expanded tier includes French language movies, a documentary channel and ESPN International. The premium service includes HBO International and Cinestar.

  Telefenua's only subscription television competitor is Canal+, which offers a single channel UHF service offering a combination of sports, movies and general entertainment programming. UAP estimates that as of September 30, 1997, Canal+ had approximately 3,800 subscribers, of which an estimated 1,000 are also customers of Telefenua. The monthly subscription fee for Canal+'s service is approximately equal to the subscription fee for Telefenua's 14-channel expanded tier service. There is no existing competition in Tahiti from DTH services due to limited satellite coverage in the region and lack of available satellite-delivered French language programming.

AUSTRALIA: UNITED WIRELESS (AUSTRALIAN MOBILE DATA)

  UAP owns a 100% economic interest in United Wireless, a provider of two-way wireless mobile data services in Australia. Wireless data networks provide for the two-way transmission of packet switched data between a customer's terminal and a host computer. The transmission of wireless data occurs over a network, similar in configuration to a cellular telephone network, which is constructed and maintained by a local network carrier, such as United Wireless. United Wireless has deployed a national network with coverage extending to the major capital cities and encompassing approximately 80% of the urban population. United Wireless' network is based on the "Mobitex" technology, developed by Ericsson and Swedish Telekom and launched in 1984. Today, there are 15 operational Mobitex wireless data networks deployed throughout Europe, North America and the Asia/Pacific region.

CHINA: HITV

  UAP owns a 49% interest in HITV, a joint venture with the Broadcast Bureau of Hunan Province, which owns the remaining 51%. HITV owns and operates a recently rebuilt and expanded microwave relay network (the "HITV Network") that currently delivers one television broadcasting channel to cable television systems in 14 cities through the Hunan Province. UAP has invested approximately $6.6 million that was used to rebuild and upgrade the HITV Network to a digital system with expanded transmission capacity.

  HITV plans to deliver additional television programming services to cable systems in the Hunan Province in exchange for an agreed upon yearly fee per cable system subscriber. In addition, HITV has the right to receive 30% of all domestic advertising revenues generated through the HITV Network and 70% of all international advertising revenues generated through the HITV Network. HITV plans to use the HITV Network for the provision of additional data and voice services as and when government regulations in China allow such services.

UAP DEVELOPMENT OPPORTUNITIES

  UAP is engaged in the origination and development of new opportunities to construct, acquire or distribute multi-channel television systems and services in newly emerging markets throughout the Asia/Pacific region. These development projects include potential investments and/or acquisition opportunities in Taiwan, Japan, Indonesia and Malaysia.

                            UIH LATIN AMERICA, INC.

OVERVIEW

  Through UIHLA, UIH owns interests in and operates multi-channel television distribution systems in Chile, Brazil, Mexico and Peru. The Company believes that many countries in Latin America are characterized by rapidly growing economies, increasing political stability, declining inflation and low multi-channel television penetration. In addition, many Latin American countries are placing an emphasis on privatization of businesses. UIHLA's current strategy is to (i) increase the subscribers, revenues and cash flows of its existing, larger core operating companies, (ii) purchase significant or majority ownership positions in new multi-channel television operating companies and/or development projects in Latin America, and (iii) reduce the indebtedness of UIHLA with proceeds from the sale of selected assets.

  UIHLA's primary operating company is VTR Hipercable, the largest cable television operator in Chile, serving an estimated 57% of the total cable subscribers in Chile. UIHLA owns a 34% interest in VTR Hipercable with an option (exercisable until April 30, 1998) to increase its ownership interest to 50%. Hipercable operates in several regions throughout Chile, including Santiago, Chile's largest city, and has substantially completed an upgrade of its network to a 750Mhz hybrid fiber coaxial system. In June 1997, VTR Hipercable began offering cable telephony service in a 13,000 home community outside of Santiago and as of September 30, 1997, had approximately 2,000 telephony subscribers. VTR Hipercable expects to roll out telephony services to other areas of Chile throughout 1998. As of September 30, 1997, VTR Hipercable had approximately 359,200 subscribers (representing an increase of approximately 23.8% compared to December 31, 1996) and for the nine months ended September 30, 1997, VTR Hipercable had revenues and Adjusted EBITDA of $83.5 million and $16.4 million, respectively, representing substantial increases over the comparable periods in the prior year. VTR Hipercable's strategy is to improve its current penetration of 24.4% at September 30, 1997 by aggressively marketing its multi-channel television services and rolling out cable telephony services to other areas of Chile.

  UIHLA is currently evaluating its ownership positions in systems in (i) Mexico, which it currently plans to divest in order to reduce debt and (ii) a 46.3% interest in Jundiai, which it is currently negotiating to divest. The Company anticipates that a portion of the proceeds of any such sale will be used to repay certain UIHLA indebtedness.

CHILE: VTR HIPERCABLE S.A.


  The following combined selected financial data for the years ended December 31, 1994 and 1995 have been derived from the financial statements of Cablevision S.A. ("Cablevision") and Red de Television y Servicios pos Cable S.A. ("STX"). The following combined selected financial data for the year ended December 31, 1996 have been derived from the financial statements of Cablevision, STX and VTR Hipercable S.A. These financial statements all have been prepared in accordance with generally accepted accounting principles in the United States with the U.S. dollar as the reporting currency.

                            YEAR ENDED DECEMBER 31,          NINE MONTHS
                          ------------------------------        ENDED
                          1994(1)   1995(1)    1996(2)    SEPTEMBER 30, 1997
                          --------  --------  ----------  ------------------
                                      (In thousands)
                                                               (Unaudited)
SELECTED FINANCIAL DATA:
Revenues................  $  7,035  $ 16,947  $   88,423      $   83,505
Adjusted EBITDA(3)......       481     4,500      13,950          16,365
                                AT DECEMBER 31,
                          ------------------------------   AT SEPTEMBER 30,
                            1994      1995       1996            1997
                          --------  --------  ----------  ------------------
OTHER DATA:
Homes passed(4).........   180,262   293,772   1,482,000       1,472,890
Basic subscribers.......    38,498    89,349     321,730         359,153
Basic penetration ......      21.4%     30.4%       21.7%           24.4%
Avg. mo. service rev.
 per sub.(5)............  $  17.13  $  20.99  $    23.57      $    27.35

--------------------
(1) The Company acquired a 50% interest in Cablevision in January 1994, and the remaining 50% interest in January 1996. The Company acquired a 65% interest in STX in June 1995, and the remaining 35% interest in June 1996. The Company accounted for its investments in Cablevision and STX under the equity method of accounting through August 1996, at which time both Cablevision and STX were contributed to VTR Hipercable. The combined revenue and Adjusted EBITDA amounts shown above for the years ended December 31, 1994 and 1995 include revenues and Adjusted EBITDA from Cablevision and STX. Historical results for properties contributed by VTR to VTR Hipercable for the years ended December 31, 1994 and 1995 are not available.
(2) The Company contributed its ownership interests in Cablevision and STX to VTR Hipercable in August 1996 in exchange for a 34% interest in VTR Hipercable. The combined selected financial data shown above for the year ended December 31, 1996 includes revenues and Adjusted EBITDA for Cablevision and STX for the eight months ended August 31, 1996 and for VTR Hipercable for the year ended December 31, 1996, which includes revenue and Adjusted EBITDA from Cablevision and STX for the four months ended December 31, 1996.
(3) Adjusted EBITDA represents profit (loss) as determined using U.S. generally accepted accounting principles, plus net interest expense, income tax expense, depreciation, amortization, minority interest, management fee expense to the Company, currency exchange gains (losses) and other non-operating income (expense) items.
(4) The Company estimates that there are currently approximately 2,321,000 homes under license in VTR Hipercable's franchise areas.
(5) Service revenues excluding installation revenue for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997 using a convenience translation as of September 30, 1997.

  Overview/Growth Strategy. UIHLA owns a 34% interest in VTR Hipercable, the largest multi-channel television provider in Chile, with a market share of approximately 57%. UIHLA has an option to increase this interest to 50% by April 30, 1998. VTR Hipercable's growth strategy includes (i) completing the upgrade of its existing network to 750 MHZ HFC to provide cable telephony services, (ii) increasing penetration levels through superior programming and customer service; (iii) tiering of service; (iv) introduction of local cable telephony and Internet access services and (v) the introduction of pay per view and other interactive services. VTR Hipercable expects that its packaging of video, Internet/data and cable telephony services will position it as a fully integrated provider of telecommunications services. Currently, VTR Hipercable, which distributes television signals through the use of wireline and wireless cable, is the only operator of MMDS in the Santiago metropolitan area (where 40% of the Chilean population resides) and is the only operator of DTH in Chile. VTR Hipercable has upgraded 80% of its network to 750 MHz HFC architecture that will eventually support cable telephony operations and should enable the Company to offer other interactive services such as Internet/data access and impulse pay-per-view. As of September 30, 1997, VTR Hipercable passed a total of approximately 1,473,000 cable homes, had approximately 359,200 total pay television subscribers and passed approximately 13,000 cable telephony homes with approximately 2,000 cable telephony subscribers.

  Programming. VTR Hipercable's services includes all programming, including soccer matches, movie channels and special events, in a single package for a basic monthly fee. The fee for the package is not constant, but rather varies depending on the geographic area of the subscriber, the market size, the number of channels being provided and the level of competition. Like most Latin American operators, VTR Hipercable's programming relies mainly on international sources such as the United States, Europe, Argentina and Mexico to compile their channel lineups. Domestic cable TV programming is beginning to develop, however, particularly around local sporting events, such as soccer matches.

  Technology. VTR Hipercable distributes television signals through the use of wireline and wireless cable, as well as DTH.

  Budgeted Capital Expenditures and Capital Resources. VTR Hipercable has budgeted approximately $49.5 million for capital expenditures in 1998 primarily for the equipment necessary to upgrade certain portions of the network for cable telephony services and for additional cable infrastructure. VTR Hipercable expects to fund these expenditures from operations and project financing.

  Competition. The Chilean cable television market has only two dominant providers of cable television (i) VTR Hipercable with approximately a 57% market share and (ii) Metropolis-Intercom with approximately a 42% market share. As of September 30, 1997, Metropolis-Intercom had approximately 270,000 subscribers, 925,000 homes passed, a 29.2% penetration and 13 headends, while as of the same date, VTR Hipercable had approximately 359,200 subscribers, 1,473,000 homes passed, a 24.4% penetration and 36 headends. As a part of Metropolis-Intercom's growth strategy, it has been aggressively purchasing systems and currently operates in over 15 cities, and focuses its operations in Santiago, Chile. Metropolis-Intercom is prohibited from offering telephony services because it leases most of its network from CTC, the local telephony provider.

  Ownership. UIHLA currently owns 34% of VTR Hipercable. In connection with the formation of VTR Hipercable, UIHLA and VTR, VTR Hipercable's other shareholder, agreed for the revaluation of the respective assets each party contributed, which revaluation is scheduled to occur by April 30, 1998. If the appraised value of the assets UIHLA contributed to VTR Hipercable is greater or less than 34% of the total assets contributed to VTR Hipercable by both parties, UIHLA will be obligated to purchase sufficient shares to restore its ownership percentage to 34%. Following such ownership percentage adjustments, if any, UIHLA, at its sole election by April 30, 1998, may increase its ownership to 50% at a purchase price based upon the appraised value of VTR Hipercable.

  Liquidity Restrictions. UIHLA and VTR are parties to a Shareholder's Agreement that restricts either party's ability to dispose of its interest in VTR Hipercable prior to September 1999.

BRAZIL: TV CABO E COMMUNICACOES IN JUNDIAI, S.A. AND TV SHOW BRASIL, S.A.

  UIHLA currently has ownership interests in two systems in Brazil: (i) a 46.3% interest in Jundiai, which holds nonexclusive cable television licenses for the city of Jundiai and (ii) a 40.0% interest in TV Show Brasil, an owner and operator of a 31 channel exclusive license MMDS system. Because of the small size of the Brazilian operations, the Company is evaluating its strategic alternatives that include divestiture or increased investment. Currently, cable passes only a small portion of Brazil's television households. The government has announced, however, plans to issue new cable television licenses for over 100 cities in 1998 via a competitive tender process. As a result, UIHLA believes the Brazilian cable market represents a significant growth opportunity and has identified a Brazilian partner with which it intends to pursue licenses covering total households of between one and two million. As of September 30, 1997, the UIHLA's Brazilian operations passed a total of approximately 439,200 homes and had estimated total subscribers of approximately 31,000. UIHLA is currently negotiating with its partner in Jundiai to sell its 46.3% interest to them in order to focus all of its cable operations on the new license tender process. UIHLA is also negotiating with its partner in TV Show Brasil to increase its 40.0% ownership interest.

MEXICO: TELE CABLE CABLE DE MORELOS, S.A. DE C.V.

  UIHLA and its Mexican partner recently engaged an investment bank to explore the possible sale of the Mexican operations. UIHLA plans to use proceeds of any such sale to reduce indebtedness at UIHLA. UIHLA has a 49% interest in Tele Cable de Morelos, S.A. de C.V. and its six operating subsidiaries ("Megapo") in Mexico, one of the largest multi-channel television markets in Latin America with over 14.6 million television households and two million multi-channel television households. As of September 30, 1997, Megapo owned and operated cable television systems with approximately 53,500 subscribers, approximately 341,600 homes under franchise, and a total of approximately 166,100 households passed in Acapulco, Cuernavaca, Oaxaca and Chilpacingo, Mexico. Although UIHLA is restricted by Mexican law to a maximum 49% ownership interest in Megapo, UIHLA's agreement with Megapo provides that UIHLA may appoint two of the five directors for each operating subsidiary and one of the two management committee members for each operating subsidiary. Generally, most significant actions of an operating subsidiary require the approval of at least four board members, giving UIHLA veto power over such actions. Additionally, four of the operating subsidiaries have entered into technical assistance agreements with a subsidiary of the Company to provide assistance relating to the design and construction of the cable systems network, marketing of services and the management of subscriber and information systems.

  In Mexico, cable operators were generally granted exclusive operating licenses for a given territory although under Mexico's new Telecommunications Law, exclusive cable franchises were phased out by the end of 1997, opening up the industry to overbuilds. Cable operators also have faced increased competition from MMDS operators and DTH, which was introduced in 1997.

PERU: CABLE STAR, S.A. AND TV CABLE, S.R. LTDA.

  UIHLA is currently involved in the development of two cable systems in Peru:
Cable Star, S.A. ("Cable Star"), located in Arequipa, Peru's second largest city, in which UIHLA holds a 99.0% interest, and TV Cable, S.R. Ltda. ("Tacna"), which has a license to provide cable television services to 30,000 franchise homes in the cities of Tacna and Alto De La Alianza, in which UIHLA holds a 100% interest. At September 30, 1997, Cable Star passed approximately 23,700 homes and served approximately 5,600 subscribers representing a basic penetration rate of 23.7%, and Tacna passed approximately 4,600 homes and had 1,000 subscribers representing a basic penetration rate of 22.7%.

PROGRAMMING VENTURE

  The Company has a 50% interest in United Family Communications LLC ("UFC"), a programming venture for the Latin American market. As of September 30, 1997, UFC had approximately 1.2 million subscribers. The Company is currently negotiating the purchase of the remaining 50% interest in UFC and the resale of such 50% interest to a potential joint venture programming partner.

                               OTHER INFORMATION

EMPLOYEES

  As of September 30, 1997, the Company, together with its consolidated subsidiaries, had approximately 2,600 consolidated employees. The Company believes its relations with its employees are generally good.

LEGAL PROCEEDINGS

  Other than as described below, the Company is not a party to any other material legal proceedings, nor is it currently aware of any other threatened material legal proceedings. From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of its business.

  The territorial government of Tahiti (in French Polynesian) has legally challenged the Decree and authority of the Conseil Superieur de l'Audiovisuel ("CSA") of France to award Telefenua the authorization to operate an MMDS system in French Polynesia. The French Polynesian's challenge to France's authority to award Telefenua an MMDS license in Tahiti was upheld by the Conseil d'Etat, the supreme administrative court of France. The territorial government of Tahiti has brought an action in French court seeking cancellation of the MMDS licenses awarded by the CSA to Telefenua, although no such cancellation has yet taken place. There can be no assurance, however, that if the existing authorization is nullified a new authorization will be obtained. UAP believes that if the existing authorization is cancelled and Telefenua is unable to obtain a new authorization, Telefenua may petition for restitution for the taking of such authorization. If Telefenua does not obtain a new authorization, however, there is no assurance that Telefenua will receive any restitution. In addition, any available restitution could be limited and could take years to obtain.

  On November 6, 1996, Austar filed a complaint in the Supreme Court of New South Wales, Commercial Division, seeking injunctive relief to prevent (i) Australis from transferring its satellite delivery systems and associated infrastructure to its joint venture with Optus Vision and (ii) Optus Vision from using such infrastructure to deliver DTH services in Austar's franchise area. Austar believes that the use of the infrastructure by any entity other than Austar for the provision of DTH services within Austar's franchise areas violates the terms of Austar's franchise agreement with Australis which granted Austar an exclusive license and franchise to use the infrastructure within its franchise areas. Austar is seeking injunctive relief or, in the alternative, damages associated with this violation of its franchise agreements. On December 6, 1996, Australis filed counterclaims against Austar and UAP alleging generally that Austar and UAP breached implied terms of the Australis Arrangement by seeking such injunctive relief. In addition, Optus Vision claims that the exclusive nature of Austar's franchise agreements violates Australia's Trade Practices Act. On May 9, 1997, pursuant to the court's permission, Austar amended its complaint to include claims that the agreement between Australis and Optus Vision violates Australia's Trade Practices Act and that Austar is entitled to damages arising from interference with its contractual relations with Australis under the Franchise Agreements. Austar's complaint was also amended to add as defendants two affiliates of Optus Vision: Publishing and Broadcasting Ltd. and its subsidiary, Pay TV Options. In response, on September 10, 1997, Australis lodged an amended cross-claim. On May 30, 1997, the Supreme Court of New South Wales, in separate proceedings brought by FoxTel, granted a permanent injunction restraining Australis from transferring such assets to the joint venture. Both Optus Vision and Australis appealed the decision, Optus Vision indicated, in the meantime, that it was pursuing its claim that the exclusive nature of Austar's franchise agreements violate Australia's Trade Practices Act. The New South Wales Court of Appeal, on December 23, 1997 upheld the appeal brought by Optus Vision and Australis against the granting of the permanent injunction. UAP intends to defend vigorously its position.

  In April 1997, following a trial in the United States District Court for the District of Colorado, the Company and its majority owned affiliate, UIH Asia Investment Co., as plaintiffs, obtained a jury verdict against The Wharf (Holdings) Limited ("Wharf Holdings"), its wholly-owned subsidiary, Wharf Communications Investments

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Limited and Wharf Holdings' deputy chairman, Stephen Ng, on claims of securities fraud, fraud, breach of fiduciary duty, breach of contract and negligent misrepresentation, and was awarded $67.0 million in compensatory damages and $58.5 million in exemplary damages. In May 1997, the Court awarded prejudgment interest of $28.2 million, and entered judgment on the verdicts. In October 1997, the Court denied the defendants' motion for a reduction in the amount of damages, for a new trial, and/or for a judgment as a matter of law. On November 4, 1997, defendants appealed the judgment to the United States Court of Appeals for the Tenth Circuit. On December 31, 1997, Wharf Holdings filed a separate appeal to the Tenth Circuit related to the contempt sanctions that the District Court imposed as a result of Wharf Holdings' refusal to turn over certain assets in satisfaction of the judgment. On January 29, 1998, Wharf Holdings posted a $173.5 million supersedeas bond to secure the judgment entered in favor of the Company. Although the Company and UIH Asia Investment Co. intend to defend vigorously the appeals, there can be no assurance that the judgment will be affirmed or that the damages will be collected.

                      CORPORATE ORGANIZATIONAL STRUCTURE

  For strategic purposes and, in some cases, because of foreign ownership restrictions, the Company has often initially invested in operating systems with local strategic partners. In some cases, such as in many of the Company's European and Australian systems, the Company subsequently acquired its partners' interests in these systems. Below is a summary of the ownership structure of the Company's three regional holding companies as well as certain of the Company's other interests.

UPC

  For applicable corporate law and tax considerations, in June 1996 the Company and Philips transferred approximately 8.4% of UPC's issued and outstanding ordinary shares on a fully diluted basis (to take into account shares of UPC held by a wholly-owned subsidiary of UPC) to a foundation administering UPC's employee equity incentive plan. The options vest over a three year period. As of the date hereof, options representing a total of approximately 5.5% of UPC's outstanding ordinary shares have been granted under UPC's equity incentive plan, of which options representing 2.3% of UPC's outstanding shares have been exercised with notes, including some unvested options that remain subject to forfeiture. Upon the exercise of options, the foundation issues depository certificates representing the beneficial interest in the underlying shares. All of the voting rights of the underlying shares remain with the foundation, the governing board of which consists of representatives of UIH Europe. The foundation has contractually agreed to vote the UPC shares as directed by UIH Europe. Employees have the right, under certain circumstances, to require UPC to purchase their options and interests in the underlying shares at fair market value. UPC is recording the difference between the estimated fair market value and the exercise price per share as a deferred compensation liability for each accounting period. All of the underlying shares will remain with the foundation until the time of an initial public offering of the underlying shares of UPC, at which time such shares will be distributed to the persons who have exercised the options or such persons may require UPC to repurchase their options at fair market value. If no public offering is consummated, the shares held by the foundation will ultimately revert to UIH Europe.

UAP

  UIH A/P. Pursuant to the terms of its Indentures, UIH A/P, currently a wholly-owned subsidiary of UAP, issued on November 16, 1997 warrants exercisable for 3.4% of its common stock on a fully diluted basis. The warrants have an aggregate exercise price of approximately $5.1 million.

  Austar. UIH A/P holds a combined effective 100% economic interest in CTV and STV, which operate together under the name Austar, through direct and indirect holdings of convertible debentures and ordinary shares. UAP holds approximately 14.9% of the ordinary shares of CTV and STV, which accounts for an approximately 0.3% economic interest in Austar. UAP holds all of CTV's and STV's convertible debentures, which accounts for an approximately 97.8% economic interest in Austar. In addition, through its holdings of certain debentures of Salstel Media Holdings Pty Limited ("SMH") and Salstel Media Investments Pty Limited

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

("SMI"), which in turn hold ordinary shares of CTV and STV, UIH A/P has an additional effective 1.9% economic interest in Austar. Although UIH A/P holds debentures and one share in each of SMH and SMI, it does not control such entities or have controlling rights as a shareholder of such entities.

  UIH A/P, CTV, STV, SMI and SMH are parties to securityholders' agreements, (collectively, the "CTV/STV Securityholders' Agreements") that contain provisions relating to governance of the companies, transfers by the securityholders of their respective interests in the companies (including a change in control), raising additional capital and funding for the companies and other matters concerning ownership and operation of the companies. Under the CTV/STV Articles of Association and the CTV/STV Securityholders' Agreements, each holder of an ordinary share or debenture of CTV and STV is entitled to cast one vote for the election of directors of CTV or STV, respectively, for each share or debenture held. Each such holder is required to vote its shares and debentures for those voting directors nominated by the other holders, with each holder of 15% or more of the shares and debentures having the right to nominate one voting director for each 15% of the shares and debentures held and each holder of 10% or more but fewer than 15% of the shares and debentures having the right to nominate one voting director. For the purposes of determining such rights, UIH A/P and any person nominated by UIH A/P to hold economic interests in CTV and STV are considered one holder and their economic interests are aggregated. Thus, UIH A/P and SMH, with respect to CTV, and UIH A/P and SMI, with respect to STV, are effectively treated as one holder for the purposes of determining the right to nominate voting directors. Based on the current economic interests, UIH A/P and SMH together have the right to nominate all of CTV's voting directors for election by CTV's securityholders, and UIH A/P and SMI together have the right to nominate all of STV's voting directors for election by STV's securityholders.

  While adoption of the securityholders' voting and director selection arrangements for CTV and STV did not require compulsory notification to the Treasurer under FATA, they may be determined by the Treasurer to result in a change of control of CTV and STV that has resulted in a foreign person being in control who had not previously been in control. See "Regulation-- Australia." If the Treasurer makes such a determination and concludes that the change of control is against the national interest, then the Treasurer may, among other things, cause the control of CTV and STV to be restored to the position it was in before UIH A/P increased its ownership interest from 50% to 100%. Before December 1995, directors were not elected but were appointed directly by securityholders, and UIH A/P had the right to appoint half of the directors of CTV and STV and the other securityholders had the right to appoint the other half of the directors of CTV and STV.

  Under the SMH/SMI Agreements, UIH A/P has the right to nominate all voting directors that UIH A/P and SMH, with respect to CTV's board, and UIH A/P and SMI, with respect to STV's board, have the right to nominate. Thus, UIH A/P is currently entitled to designate all of the six voting directors of each company. UIH A/P and SMH and SMI have agreed that if the Treasurer issues an order restoring control or indicates the intention to do so, UIH A/P will have the right to designate three directors of the relevant company and SMH and SMI will have the right to designate the remaining directors that the parties are entitled to designate pursuant to the CTV/STV Articles of Association and CTV/STV Securityholders' Agreements. They have also agreed that if that arrangement is considered in breach of any law or prompts such government action, then UIH A/P will have the right to designate the maximum number of voting directors permitted by law and UIH A/P and SMH, in the case of CTV, and UIH A/P and SMI, in the case of STV, will designate as independent directors the remaining number of voting directors that the parties are entitled to designate pursuant to the CTV/STV Articles of Association and CTV/STV Securityholders' Agreements. An independent director is, among other things, a person agreed on by UIH A/P and SMH or SMI, as the case may be, but not associated with either UIH A/P or SMH or SMI. While the Company believes an adverse review and determination by the Treasurer to be unlikely, there can be no assurance that the Treasurer, if he reviews the transaction, would give effect to the contractual provisions of the SMH/SMI Agreements. See "Risk Factors--Possible Inability to Control Minority Owned Affiliates."

  Telefenua. UIH-SFCC Holdings, L.P. ("UIH-SFCC"), a limited partnership wholly owned by UIH A/P, is the general partner of a limited partnership (the "Partnership") that owns 100% of the preferred stock of SFCC, the parent company of Telefenua ("SFCC"), representing approximately 40% of the share capital of

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

SFCC. SFCC is the parent company of Telefenua, which owns and operates the multi-channel television system in Tahiti. As holder of 100% of the preferred stock of SFCC, the Partnership is entitled to certain preferential distributions by SFCC. Through its general partner's interest in the Partnership, UIH-SFCC will receive 90% of distributions made by SFCC until UIH-SFCC has received a return of its investment plus a 20% cumulative compounded annual return, 75% of distributions until it has received the return of its investment plus a 40% cumulative compound annual return and 64% of distributions thereafter. Once UIH-SFCC's total equity investment exceeds $10 million, further equity investments would not be entitled to the 90% and 75% distributions. Instead, equity investments above $10 million, to the extent not matched pro rata by UIH A/P's partners, would increase the 64% that UIH-SFCC receives after the preferential distributions are made on the first $10 million.

  Sun Cable. UAP has loaned Sun Cable $6.3 million as of September 30, 1997 under the Sun Cable Loan. The Sun Cable Loan is structured in such a manner as to give UAP a 40% equity interest in Sun Cable and its business upon certain conditions. UAP has also loaned $1.9 million as of September 30, 1997 to Sun Cable, which loan is not convertible to equity. While, current Philippine law does not permit foreign ownership in the cable television sector, the Company believes that a law allowing foreign ownership up to 40% will be passed in the next 12-24 months. In the event such legislation is passed, UAP may convert the Sun Cable Loan into a 40% equity stake in Sun Cable.

UIHLA

  The Company's interest in UIHLA is held through an intermediate holding company, UIHLA Holdings, Inc. UIHLA Holdings, Inc. has pledged all of its shares of UIHLA to secure the UIHLA Loan Facility. See "Description of Other Debt--UIHLA and Affiliates."

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

                                  REGULATION

  The provision of multi-channel television services and telephony in the countries in which the Company operates is regulated by national, and in certain areas by local, governmental authorities. The scope of regulation varies among the countries. Generally, exclusive or non-exclusive franchises or licenses are awarded to multi-channel television operators. Franchises and licenses often require the payment of fees. Local laws sometimes limit the amount of subscription fees that may be charged and often regulate the content of programming and use of advertising. See "Risk Factors--Regulation." Below is a summary of certain regulations and franchise terms effecting the Company's major operating companies.

EUROPEAN COMMUNITY

  For national jurisdictions within the European Community ("EC"), the timetable and details of the liberalization of cable infrastructures are defined by EC directives. The European and national legal frameworks are rapidly changing. As members of the EC, The Netherlands, Belgium and Austria are either in the process of enacting new rules for telecom and media infrastructures and services or have just completed these codifications. Although not a EC Member State, Norway generally adheres to the same principles and it respects the same implementation timetable.

  The liberalization of telecommunications infrastructure and cable television networks is one of the main policy goals of the European Commission in support of an information society. The EC Cable TV Networks Directive ensures that cable television networks are allowed to interconnect with the public telecommunications network and each other directly. The conditions and rules for licensing and inter-connection are established by each member state in accordance with the principles set forth in the EC directives. Licensing conditions are based only on essential requirements, conditions or permanence, availability and quality of the service provided and financial obligations with regard to universal service. Interconnection is ensured on non-discriminatory, proportional, and transparent terms, based on objective criteria.

  The European Commission recently issued a proposal to require telecommunications organizations to separate legally their telecommunications activities from their cable television network operations. In individual cases of dominance, the Commission could impose further measures, such as divestiture. In addition, the Commission proposed to lift all restrictions on the use of telecommunications networks for the provision of cable television capacity before January 1, 2000.

AUSTRIA

  In accordance with the Telecommunications Law of 1997, as amended (the "Austrian Telecommunications Act"), the telecommunications sector in Austria was liberalized as of August 1, 1997, in line with the liberalization process in the EC. The Austrian Telecommunications Act permits the use of cable networks for telecommunications services. Licenses issued by the Telekom Control Commission are required for mobile telephony services, public voice telephony services and public offer of leased lines by means of a fixed telecommunication network that the provider operates itself. Telekom-Control GmbH must be notified of the intended provision of certain other telecommunications services. The Telekabel Group has not yet applied for, nor been granted, a license for providing public voice telephony services in Austria. While it anticipates obtaining such license, there can be no such assurances.

  The pricing of the basic cable television service is subject to price control by the Wage and Price Commission upon informal agreements and price increases must be approved. Increases for the basic service have been made historically only every other year, and, to date, all price increase applications have been approved (the most recent such application was in 1996 for an increase of 5.5%).

  Licenses are to be issued by the Telekom Control Commission, under normal circumstances, within six weeks following application, if the applicant meets the technical requirements and the applicant is deemed capable of providing the service in accordance with the license, particularly in relation to the quality of service and the service obligation. Mobile telephony licenses are issued by the Telecom Control Commission following a specified tender offer procedure on an auctionary basis as described in the Austrian Telecommunications Act. Radio frequency and mobile telephony licenses are issued for a limited time period and in general, all other licenses are granted for an unlimited period. A license fee and an annual contribution to cover administration and regulatory costs are payable by the licensee and service provider. In some cases, radio frequency fees will also be payable.

  Telekabel Wien is aware of the notification requirements to the Telekom Control Commission for the provision of Internet services (according to the Austrian Telecommunication Act) and to the Regional Radio and Cable Broadcast Authority for the provision of pay-per-view services (according to the Cable and Satellite Broadcast Radio Law). Telekabel Wien is in the process of preparing these notifications.

  The Telekabel Group's recently introduced pay-per-view service may be a regulated service that would be subject to a foreign ownership limit of 49%. If this is the case, the Telekabel Group may divest part of its ownership interest.

  According to the Austrian Copyright Act, the Telekabel Group has to conclude agreements with the Austrian Collecting Societies ("Verwertungsgesellschaften") stipulating the conditions for retransmitting broadcasts on which copyrights exist, which applies to the Telekabel Group's pay-per-view services. Negotiations between the Telekabel Group and the Collecting Societies are still in progress. While UPC believes the negotiations will conclude successfully, there can be no such assurances.

  The Federal Ministry of Science and Transport, which is responsible for adopting ordinances based on the Austrian Telecommunications Act, has not yet issued many key ordinances. Consequently, there is uncertainty relating to the scope of regulation of telecommunications services in Austria.

BELGIUM

  New cable television decrees were adopted in 1994 in the Flemish Community and in 1996 in the Brussels Capital Region. Under both decrees, cable television licenses are no longer exclusive and new cable operators only need an authorization from the appropriate regulating Minister. These authorizations are renewed for nine-year terms, unless renounced by the distributor or revoked by the Minister in case of noncompliance by the cable operator with the cable decree. During 1996, five authorizations for Brussels municipalities were renewed becoming valid until 2005.

  The cable decrees both for Brussels and the Flanders grant the cable operators a right of way for the use of public and private property for the installation and exploitation of their cable systems. As a consequence, the cable operators no longer need to renew the concession agreements with the various municipalities as was the case in the past. It is unclear whether the existing municipal concessions agreements that had not yet expired when the new cable decree was introduced, and hence the obligation for the cable operators to pay franchise fees to the municipalities provided for therein, will be maintained. Although this is currently subject to debate, Radio Public believes that the outcome of this discussion will not affect its ability to operate in the region.

  A dispute with the municipality of Etterbeek (one of the townships of Brussels) concerning the ownership of the network was settled in 1997 through a sale and lease back, whereby Radio Public was granted an exclusive right to operate the network for a period of 20 years. Negotiations with other townships in Brussels (none of which owns the network) are being carried on in order to establish a partnership agreement for the future. The municipality of Leuven has decided to start constructing an overbuild as of 1998. The Company expects that this will increase the competition in the area over the years.

  Price increases for basic cable television services require the approval of the Minister of Economic Affairs. Radio Public has historically been allowed to increase prices for basic cable television services, although to date such increases have not kept pace with the level of inflation.

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

  In line with the liberalization process in the EC, the Belgian Parliament adopted in December 1997 a law abolishing the remaining monopoly rights of Belgacom, the national telecommunications operator. Belgacom's competitors have been granted the right to access Belgacom's leased lines and to interconnect with Belgacom's network on a non-discriminatory and cost-oriented basis. Radio Public has already obtained a license to offer Internet-related services.

NORWAY

  Governmental approval is required to establish a cable network infrastructure in Norway. Generally, networks can only be established and operated upon obtaining a concession from the State Authority of Telecommunication. Janco Multicom has all of the necessary licenses and concessions for the operation of its current business.

  Beginning in November 1996, however, cable television networks were able to offer (i) value added services; (ii) digital mobile communications; (iii) data services; (iv) resale of spare capacity on leased lines; and (v) satellite communications. As of January 1, 1998, alternative networks may also offer voice telephony services, however, the regulations regarding such services have not yet been finalized. Cable telephony is also open to competition and anti-competition provisions designed to balance the strong market position of dominant providers of such service may apply although some government regulations implementing the anti-competition aspects of the new telecommunications regime have not yet been finalized. Norway has followed the lead of the EC in moving to deregulate the telecommunications field, however, and it is expected that it will do so in the future.

THE NETHERLANDS

  Generally, local municipalities hold a license granted by the Dutch Independent Post and Telecommunications Authority for the construction, maintenance and operation of cable television networks within their respective municipal areas. The beneficial interests in these licenses in the areas where A2000 operates have been transferred to KTA pursuant to an agreement with the municipalities, as a result of which KTA has the right to construct, maintain and operate the cable networks. These agreements have indefinite terms and terminate only if KTA has been declared bankrupt or in case of a breach. KTE holds similar licenses for Eindhoven and the surrounding areas.

  KTA's agreements with the municipalities regulate, among other things, the rates for the basic package of radio and television channels. Such rates remain fixed until at least January 1, 2005, except for certain costs that KTA cannot control, such as copyright fees and municipal duties and levies, which can be passed on to subscribers as long as such costs do not exceed the maximum tariffs allowed by law. These rates can also be changed with the municipalities' approval if the basic subscription package changes or there is a considerable increase in the operating costs of providing the basic package. Historically, price increase applications have been approved. Programming enhancements and other programming outside the basic package, as well as telecommunications services, are not subject to rate regulation. KTE's franchise has similar terms.

  Until recently, the telecommunications fixed infrastructure was a statutory monopoly of KPN. The 1996 liberalization of fixed infrastructure enables existing permit holders to apply for a license to exploit alternative infrastructures and supply leased lines. The granting of licenses to permit holders to install, maintain and operate fixed infrastructure on the basis of the 1996 legislation is in progress. Licenses are granted for a period of not more than 20 years but may be extended under certain circumstances. As of July 1, 1997, A2000 began offering licensed telephony services over cable in parts of its franchise.

  Pursuant to Dutch law, KPN is obliged to make available to licensees, without discrimination, the facilities required for, or directly related to, connecting the licensed network to its own infrastructure. KPN is obliged to accommodate the licensee's wishes concerning the interconnection.

  A draft for the new Telecommunications Act is currently pending in the Dutch Parliament. This new Telecommunications Act is intended to regulate further the liberalization of the provision of switched voice telephony services, which has been effective in The Netherlands since July 1, 1997, and sets the framework for the total liberalization of the telecommunications networks and telecommunications services market. The new Act implements the recent EC directives in this respect and, if passed, will replace the current Telecommunications Act for the provision of telecommunications services. It is expected that the new Telecommunications Act will not become effective until mid-1998 and there can be no assurance that the present draft will be enacted without change.

  The draft of the new Telecommunications Act pertains, inter alia, to "conditional access," which is defined as "a system which enables access to coded programs or other services which can only be received through a decoder by those who agreed so with the provider of the system." The provider of a conditional access system has to make available, on fair, reasonable and non-discriminatory conditions, such technical facilities in order to enable those who have agreed with the provider of such system to receive such services. In the event the provider of a conditional access system also has other activities, it needs to keep separate accounts for the different activities.

  Pursuant to the Act for the provision of telecommunications services, the holder of a license to construct, maintain and operate a cable television network must transmit at least 15 programs for television and at least 25 programs for radio, including certain "must carry" programs. The programs offered by a cable television provider in its basic package are chosen on the basis of an "advice" issued by the Dutch Programming Council. License holders may deviate from the advice only for substantial reasons.

AUSTRALIA

  The provision of subscription television services in Australia is regulated by the Federal government under various Commonwealth statutes. In addition, State and Territory laws, including environmental and consumer contract legislation, may impact the construction and maintenance of a transmission system for subscription television services, the content of those services, as well as on various aspects of the subscription television business itself.

  The Broadcasting Services Act of 1992 ("BSA") regulates the ownership and operation of all categories of television and radio services in Australia including cable, DTH, MMDS or any other means of transmission. The BSA regulates subscription television broadcasting services by requiring each service to have an individual license. Subscription television broadcasting licenses are issued by the Australian Broadcasting Authority upon receipt of a written application and fee and a satisfactory report from the antitrust authorities that the grant of the license would not substantially lessen competition. Companies associated with Austar hold approximately 100 non-satellite subscription television broadcasting licenses. These licenses, together with Austar's MMDS licenses, enable Austar to provide subscription television broadcasting services by MMDS in its franchise areas.

  Foreign ownership of "company interests" of subscription television broadcasting licensees is limited to 20% by a single foreign person and an aggregate of 35% by all foreign persons. "Company interests" under the BSA mean, in broad terms, a beneficial entitlement to, or an interest in, shares of the company, being in a position to exercise control of votes as a poll at a shareholders meeting, having a beneficial entitlement to a dividend, a share of profits under the company's memorandum and articles of association or shareholder distributions upon liquidation or otherwise. Currently, UAP's indirect interests in the companies that hold the licenses are in the form of debentures and not company interests under the BSA.

  The Radiocommunications Act regulates the use of the radio spectrum in Australia, including the issue and use of MMDS apparatus licenses and spectrum access licenses. Apparatus licenses authorize the licensee (and certain persons authorized by the licensee) to operate specified radiocommunications devices. The apparatus licenses issued to Austar authorize the operation of radiocommunications transmitters at each of Austar's MMDS systems and permit the transmission of signals over specified frequencies to Austar's subscribers. As of the date hereof, the government has not issued any spectrum access licenses.

  The Company's increase in its ownership of Austar and certain amendments to the articles of association and securityholder agreements of Austar made in 1995 affected the number of Austar directors designated by the Company and the manner in which those directors are elected. While those matters did not require any advance notification or approval under Australian law, they could be reviewed in the future by the Treasurer of Australia under provisions of FATA. If so reviewed and determined by the Treasurer to have resulted in a change of control of an Australian person to a foreign person that is against the national interest, there would be no violation of law but the Treasurer could, among other things, require control of Austar to be restored to its previous position. Prior to the ownership increase, the Company was entitled to appoint directly three of six directors of Austar. While the Company believes that it is unlikely that the Treasurer would reach such a conclusion if it decided to review Austar, there can be no such assurance. If the Treasurer were to require control of Austar to be restored to the maximum extent permitted by the FATA, the Company could appoint only one-half of the directors of Austar and it might no longer affirmatively control Austar. While the Company believes a determination under the FATA would not affect the Company's 100% economic interest in Austar, there can be no assurance that such would be the case. If the Treasurer were to review matters, the Company would seek to minimize the effect of any required change on its relationship with Austar through a restructuring of its ownership interest or arrangements providing for the designation of independent persons as the directors it does not designate. See "Risk Factors--Possible Inability to Control Minority Owned Affiliates."

CHILE

  Regulation of the cable television and telephony industry in Chile is minimal. Cable and telephony registrations are through the Subsecretary of Telecommunications and the Ministry of Transportation and Telecommunications is the government body responsible for regulating, granting concessions, and registering all telecommunications. Wireline cable television licenses are non-exclusive and granted for indefinite terms, based on a business plan for a particular geographic area. There is a 15% Value Added Tax levied on cable television services but no royalty or other charges associated with the re-transmitting of programming from off-air broadcasting television networks. MMDS licenses have a term of 25 years and are renewable for an additional 25 years. UIHLA has licenses in every major and medium sized market in Chile. A total of 157 licenses, including 14 for MMDS, have been granted for cable television. Chilean law allows for 100% foreign ownership in local cable concerns and foreign citizens can serve on a holding company's Board of Directors. Cross ownership between cable television and telephony is also permitted.

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

                           DESCRIPTION OF OTHER DEBT

  The following is a discussion of the primary outstanding indebtedness, and existing financing facilities, of the Company and its subsidiaries and affiliates. All of the indebtedness described below is consolidated by the Company, other than the indebtedness of Monor Communications, Sun Cable, VTR Hipercable and the companies listed under the heading "UPC Unconsolidated Affiliates." As of November 30, 1997, the Company had outstanding approximately $454.3 million of consolidated liabilities, excluding the Existing Notes.

THE COMPANY

  The Company has outstanding approximately $599.4 million aggregate principal amount at maturity of 1999 Notes, the total accreted value of which, as of November 30, 1997, was approximately $455.6 million. Pursuant to the Tender Offer, the Company acquired approximately 99.8% of the outstanding 1999 Notes with the substantial majority of the proceeds of the Offering. The Company has subsequently acquired an additional $500,000 principal amount of maturity of 1999 Notes in the open market and intends to repurchase the remaining outstanding 1999 Notes (approximately $465,000 principal amount at maturity) to the extent they become available on the open market. In addition, as of November 30, 1997, the Company had outstanding a $2.9 million note payable to Empresa Electrica de Antofagasta S.A., secured by the Company's interest in its Chilean operating company. Principal and interest on such note are due quarterly until its maturity in June 1998.

UPC AND AFFILIATES

 UPC

  As of September 30, 1997, UPC and its consolidated subsidiaries had notes payable and other debt totalling approximately NLG941.4 million ($475.5 million as of September 30, 1997).

  Tranche A. Facility. In October 1997, UPC and Norkabel as borrowers entered into an NLG1.1 billion ($555.1 million as of September 30, 1997) Multi-Currency Revolving Credit Facility with The Toronto-Dominion Bank, among other banks. Norkabel was succeeded as a borrower by Janco Multicom in connection with the merger of Janco and Norkabel. In December 1997, Telekabel Wien became a borrower under the Tranche A Facility. Amounts advanced under the Tranche A Facility generally are available for a term of one, two, three, or six months through September 30, 2006 and bear interest at the London interbank offered rate ("LIBOR") on the respective currencies borrowed plus a margin ranging from 0.50% to 2.0% per annum. The Tranche A Facility requires that interest rate protection arrangements be maintained in respect of at least 50% of the Tranche A Facility. The Tranche A Facility is secured by various guarantees from, negative pledges over and, in some cases, share pledges of, certain UPC subsidiaries in Austria, Belgium and Norway. Following the repayment of the Tranche B Facility, Belmarken Holding B.V. ("Belmarken") and other of UPC's wholly owned subsidiaries must accede as guarantors under the Tranche A Facility. The Tranche A Facility generally prohibits dividends and other distributions prior to repayment of the facility. The aggregate amount available for borrowing under the facility is reduced automatically by 5.0% per quarter beginning December 31, 2001. The Tranche A Facility also limits borrowings by UPC, certain of its subsidiaries in Austria, Belgium and Norway and Belmarken, which together before September 30, 2001, may not exceed NLG1.3 billion ($656.6 million as of September 30, 1997) (after September 30, 2001, the limit is based on a debt to cash flow financial ratio), and generally limits UPC's investments in, loans to and guarantees for Belmarken and its subsidiaries and downstream affiliates to NLG80.0 million ($40.4 million as of September 30, 1997).

  Tranche B Facility. In connection with the UPC Acquisition, Belmarken entered into the $125.0 million Tranche B Facility. The Tranche B Facility matures on December 5, 1998, which maturity date is extendable to June 5, 1999 under certain conditions, and bears interest at LIBOR plus a margin ranging from 4.5% to 6.0% per annum. The Tranche B Facility generally prohibits dividends and distributions and is secured by various upstream guarantees from, negative pledges over and, in some cases, share pledges of, certain Belmarken share holdings or partnership interests of Belmarken and UPC in The Netherlands, the Czech Republic, France, Portugal, Romania, the Slovak Republic and Hungary multi-channel television systems and in UII, as well as a

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first charge over approximately 3.2 million of the Company's Class A Common
Stock, which UPC acquired from Philips as part of the UPC Acquisition. The lenders have demand registration rights with respect to such stock, which they may exercise at any time. Belmarken must apply proceeds from disposals, if any, of its share holdings and partnership interests to prepayment of the facility, which restricts the manner and terms on which Belmarken may dispose of these assets. By September 5, 1998, UPC must prepare an offering circular for the offer and sale by it of securities in sufficient amount, and, distribute such offering circular in sufficient time so that UPC will receive net proceeds sufficient to repay the facility by the applicable maturity date. The Company plans to use approximately $63.0 million of the proceeds of the Offering to repay a portion of the Tranche B Facility indebtedness. See "Use of Proceeds."

 UPC CONSOLIDATED SUBSIDIARIES

  Janco Multicom. Janco Multicom became a borrower and guarantor under the Tranche A Facility in connection with the merger of Janco and Norkabel. As of December 11, 1997, Janco Multicom had borrowed the principal amount of NKr540.0 million ($76.4 million as of September 30, 1997) under the Tranche A Facility. Under the Tranche A Facility, Janco Multicom may not borrow more than NLG350.0 million ($176.6 million as of September 30, 1997) and its guaranty is limited by the amount drawn down and utilized by Janco Multicom and a portion of the total amount drawn down by all of the borrowers up to the amount of distributable equity of Janco Multicom.

  KTE/Combivisie. In February 1998, Cooperative Centrale Raiffeisen-Boerenleenbank B.A. ("Rabobank") granted an NLG250.0 million ($126.2 million as of September 30, 1997) ten-year term facility (the "CNBH Facility") to Cable Network Brabant Holding B.V. ("CNBH"), an indirect wholly-owned subsidiary of Belmarken and the entity that holds interests in the KTE, Combivisie and Son en Bruegel systems. The CNBH Facility replaced an NLG65.0 million ($32.8 million as of September 30, 1997) facility the ("KTE Facility") originally granted by Rabobank to KTE in February 1997 and an approximate NLG122.0 million ($61.6 million as of September 30, 1997) facility (the "New Combivisie Bridge") originally granted by Rabobank to CNBH on February 3, 1998. Proceeds of the New Combivisie Bridge were used to finance the acquisition of the Combivisie systems, including the repayment of an NLG50.0 million ($25.3 million as of September 30, 1997) bridge facility (the "Existing Combivisie Bridge") granted by Rabobank to CNBH on January 6, 1998 and the payment of approximately NLG71.1 million ($35.9 million as of September 30, 1997) to Combivisie. The remaining tranche under the CNBH Facility of approximately NLG63.0 million ($31.8 million as of September 30, 1997) is available to finance capital and operating expenditures of CNBH. The CNBH Facility bears interest at the applicable Amsterdam interbank offered rate ("AIBOR") plus a margin ranging from 0.60% to 1.60% per annum. Beginning in 2001, CNBH is required to apply 50% of its excess cash flow to prepayment of the CNBH Facility. The CNBH Facility is secured by, among other things, an encumbrance over CNBH's assets, including the KTE, Combivisie and Son en Breugel systems, and a pledge of shares in CNBH. The facility generally restricts the payment of dividends and distributions. As of February 28, 1998, NLG189.2 million ($95.5 million as of September 30, 1997) was outstanding under the CNBH Facility.

  In connection with the CNBH Facility, UPC and CNBH entered into a project support agreement providing, among other things, for UPC to: (i) cause equity contributions of NLG95.0 million ($47.9 million as of September 30, 1997) to CNBH or its subsidiaries, which condition was satisfied prior to the first disbursement under the facility; (ii) not reduce its direct or indirect voting power below 51% or, without Rabobank's consent, cease to be a direct or indirect shareholder of CNBH; and (iii) acknowledge and accept subordination of all loans provide to CNBH by UPC and its affiliates. In addition, UPC's guaranty of the Existing Combivisie Bridge was discharged.


  In connection with the CNBH Facility, UPC also expects Rabobank to grant an NLG5.0 million ($2.5 million as of September 30, 1997) ten-year term working capital facility to CNBH, the repayment of which will be amortized over seven years, with final maturity at December 31, 2007. The working capital facility will bear interest at Rabobank's base rate plus 0.50% per annum. This facility is expected to be secured by the same assets securing the CNBH Facility. There can be no assurances CNBH will be able to obtain this facility, the New Combivisie Bridge or the CNBH Facility or as to the terms of such financing.


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  KTE is also a party to five pension fund loan agreements totalling NLG42.0 million ($21.2 million as of September 30, 1997) of which approximately NLG20.0 million ($10.1 million as of September 30, 1997) remained outstanding as of September 30, 1997. The loan agreements are unsecured but are guaranteed by the City of Eindhoven and counter-guaranteed by UPC.

  Telekabel Wien. Telekabel Wien became a borrower and guarantor under the Tranche A Facility in December 1997. As of December 10, 1997, Telekabel Wien had borrowed NLG245.0 million ($123.7 million as of September 30, 1997) under the Tranche A Facility. Under the Tranche A Facility, Telekabel Wien's guaranty is limited to those distributable profits of Telekabel Wien to which Cable Networks Austria Holding B.V. (a wholly-owned subsidiary of UPC through which UPC owns the Telekabel Group companies) is entitled. Under the Tranche A Facility, the guarantee also is limited by an agreed amount excluded from the distributable profits calculation. The other companies comprising the Telekabel Group have given similar limited guarantees in connection with the Tranche A Facility.

 UPC UNCONSOLIDATED AFFILIATES

  A2000. A2000 entered into an NLG90.0 million ($45.4 million as of September 30, 1997) Bank Facility Agreement (the "A2000 Facility") with ABN AMRO Bank N.V. ("ABN") in January 1996. The A2000 Facility has a nine year term and bears interest at AIBOR plus 0.75% for variable rate advances and, for a fixed rate advance, a rate agreed between A2000 and the facility agent plus 0.75%. The security package for the A2000 Facility includes, among other things, an encumbrance over A2000's assets. Although ABN has not done so, under certain circumstances, it may require the shareholders of A2000 to pledge their respective share holdings. The A2000 Facility generally restricts the payment of dividends and distributions. As of September 30, 1997, NLG90.0 million ($45.4 million as of September 30, 1997) was outstanding under the A2000 Facility.

  KTA. In January 1996, ABN provided KTA with an NLG375.0 million ($189.3 million as of September 30, 1997) bank facility comprised of a nine-year term loan facility (with a maximum loan amount of NLG250.0 million ($126.2 million as of September 30, 1997)), a term construction loan facility (with a maximum loan amount of NLG75.0 million ($37.9 million as of September 30, 1997)) and a term working capital overdraft facility (with a maximum loan amount of NLG50.0 million ($25.2 million as of September 30, 1997)) (collectively, the "KTA Facility"). The KTA Facility bears interest of (i) with respect to a variable rate advance, AIBOR plus 0.75%, (ii) with respect to a fixed rate advance, an amount agreed plus 0.75% and (iii) with respect to the working overdraft facility, an interest rate equal to the "fictief promess disconto" (the short term interest rate used by the Dutch National Bank in its relations with the commercial banks) plus 1.0%. As of September 30, 1997, NLG250.0 million ($126.2 million as of September 30, 1997) was outstanding under the KTA Facility.

  KTH. In October 1996, KTH, a subsidiary of A2000, obtained an NLG45.0 million ($22.7 million as of September 30, 1997) bank facility comprised of the following 10-year facilities: a term loan facility (with a maximum loan amount of NLG26.0 million ($13.1 million as of September 30, 1997)), a construction loan facility (with a maximum loan amount of NLG17.0 million ($8.6 million as of September 30, 1997)) and a working capital facility (with a maximum loan amount of NLG2.0 million ($1.0 million as of September 30, 1997) (collectively, the "KTH Facility"). The KTH Facility bears interest of
(i) AIBOR plus 0.75% with respect to a variable rate advance, (ii) a rate agreed plus 0.75%, with respect to a fixed rate advance and (iii) a rate equal to the "fictief promess disconto" plus 1.0% with respect to an overdraft. The KTH Facility is secured by, among other things, an encumbrance over KTH's assets and a pledge by A2000 of its shares in KTH. The KTH Facility generally restricts the payment of dividends and distributions depending on varying debt-to-equity ratios. As of September 30, 1997, NLG26.0 million ($13.1 million as of September 30, 1997) was outstanding under the KTH Facility.

  Melita. In September 1996 Melita executed an eight-year term bond facility with ING for a maximum amount of Lm9.0 million ($22.8 million as of September 30, 1997) (the "Melita Facility"). The Melita Facility bears interest at a rate of approximately 2.5% plus the cost to ING of funding any amount advanced and is secured by, among other things, an encumbrance over Melita's assets, a pledge of the shares of Melita held by

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Melita Partnership, Melita Cable Holdings Ltd. and UII, and a pledge of the partnership interests in Melita Partnership. The Melita Facility generally prohibits the payment of dividends and distributions. As of September 30, 1997, Lm7 million ($18.2 million as of September 30, 1997) was outstanding under the Melita Facility.

  Melita and Midland Bank P.L.C. are parties to a Lm500,000 Overdraft Facility Agreement that is secured by a general hypothec on all of Melita's present and future property, up to the principal amount of the loan.

  PHL. In August 1996, Princes Holdings Limited ("PHL") and its subsidiaries entered into a Facilities Agreement (including an Ir(Pounds)30.0 million ($43.8 million as of September 30, 1997) term loan facility and an Ir(Pounds)10.0 million ($14.6 million as of September 30, 1997) revolving credit facility) granted by the Bank of Ireland and others (the "PHL Facility"). The PHL term loan facility is for a term of eight years and the revolving credit facility is for a term of nine years. Both bear interest at a rate which is the sum of (i) the defined margin, which varies in accordance with net debt and operating cashflow, (ii) the defined Relevant Associated Costs Rate and (iii) the Dublin interbank offered rate. The PHL Facility is secured by, among other things, an encumbrance over all the assets of PHL and its subsidiaries, a Shareholder "make-well" pursuant to which UPC, under certain circumstances, may be required to contribute NLG6.2 million ($3.2 million as of September 30, 1997) to PHL, and guarantees of PHL's shareholders and the subsidiaries of PHL. The PHL Facility generally prohibits dividends and distributions. As of September 30, 1997, approximately Ir(Pounds)32 million ($46.7 million as of September 30, 1997) was outstanding under the PHL Facility.

  Tevel. Tevel is a party to two loan agreements dated December 4, 1990 and January 5, 1992 with Bank Discount LeIsrael Ltd. and First International Bank, respectively. A total of approximately NIS103.6 million is available under these facilities, of which approximately NIS14.7 million ($4.2 million as of September 30, 1997) was outstanding as of September 30, 1997.

OTHER (NON-UPC) UIH EUROPEAN AFFILIATES

  In October 1997, Monor secured from Credit Lyonnais Bank Magyarorszag Rt., a syndicated term credit facility in the amount of $50.0 million (the "Monor Facility"). The proceeds of the bank facility will be used (i) to repay all principal outstanding under the existing loan from the Overseas Private Investment Corporation; (ii) to repay existing shareholder loans up to a maximum of $14.0 million; and (iii) for working capital requirements. The principal is repayable pursuant to an amortization schedule beginning June 30, 1999, and ending December 31, 2006. Interest is payable from the date of the first advance at a rate equal to LIBOR plus 1.5%. The Monor Facility is secured by all of the assets of Monor and a pledge of all of the shares of stock of Monor issued to Monor Communications Group, Inc. Payment of dividends or other payments to shareholders of related parties are restricted by the Monor Facility unless certain conditions are met.

UAP AND AFFILIATES

  UIH A/P. As of September 30, 1997, UIH A/P had outstanding a total of $302.1 million of 14% Senior Discount Notes due 2006 ("UIH A/P Notes"). Cash interest will not commence to accrue on the UIH A/P Notes prior to May 15, 2001. Commencing November 15, 2001, cash interest on the UIH A/P Notes will be payable on November 15 and May 15 of each year at a rate of 14.75% per annum, until such time as UIH A/P effects a UIH A/P Equity Sale, after which time the accretion rate and the cash interest payable on the UIH A/P Notes will be 14% per annum. The principal amount at maturity of the UIH A/P Notes is $488.0 million. The indenture governing the UIH A/P Notes restricts the ability of UIH A/P to pay dividends.

  Austar. In July 1997, Austar secured from a bank a syndicated senior secured debt facility (the "Austar Bank Facility") in the amount of A$200.0 million ($145.2 million as of September 30, 1997). The proceeds of the Austar Bank Facility will be used to finance the installation of equipment for new subscribers and working capital needs. The Austar Bank Facility consists of three sub-facilities: (i) an A$50.0 million working capital facility; (ii) an A$60.0 million cash advance facility available upon the contribution of additional equity to Austar on a 2:1 debt-to-equity basis; and (iii) an A$90.0 million term loan facility, which will be available on the basis

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

of Austar having achieved minimum subscriber and operating cash flow levels. The maximum amount of equity required in (ii) above would be A$30.0 million, of which approximately A$19.4 million had been contributed as of September 30, 1997, and the remainder of which is to be contributed by UAP. The cash advance and term loan facilities are fully repayable pursuant to an amortization schedule beginning December 31, 2000 and ending June 30, 2004. As of September 30, 1997, Austar had drawn approximately A$87.0 million ($63.1 million as of September 30, 1997) under the Austar Bank Facility, of which A$50.0 million was used to repay a bridge financing facility. The Austar Bank Facility is secured by all of the assets of Austar and a pledge of all of the shares of CTV and STV held by the Company. Prior to December 31, 2000, the Austar Bank Facility limits the ability of Austar to declare and pay dividends, make any payments on any debentures or any other subordinated shareholder loans, or pay any fees under management or technical assistance agreements with any related party. After December 31, 2000, however, these restrictions would be lifted so long as Austar is not in default under the Austar Bank Facility and there exists an adequate ratio of excess cash flow to total outstanding debt.

  Sun Cable. In October 1997, Sun Cable received a commitment from The Toronto-Dominion Bank ("TD") pursuant to which TD has agreed to loan Sun Cable up to $15.0 million under a Bridge Loan Facility (the "Sun Cable Facility"). Sun Cable expects to use the proceeds of the Sun Cable Facility to refinance existing debt and other liabilities of Sun Cable and its subsidiaries (excluding intercompany and shareholder loans and advances) prior to the transfer of its assets to the planned joint venture with SkyCable. See "Business--UIH Asia/Pacific Communications, Inc.--Philippines: Sun Cable." The Sun Cable Facility will mature 360 days from the signing of the facility agreement and may be extended, with TD's consent, for up to two additional 90 day periods upon payment by Sun Cable of 1.0% of the Sun Cable Facility amount for the first extension and 1.5% of the Sun Cable Facility amount for the second extension. The interest payable on the Sun Cable Facility is LIBOR plus 7.5% for the first 360 days, LIBOR plus 8.0% during the first 90 day extension period and LIBOR plus 8.5% for the final 90 day extension period. The Sun Cable Facility will be secured by a pledge of all existing and future assets of Sun Cable. The Sun Cable Facility will also be secured by a pledge of all of the shares of Sun Cable held by Sun Cable Holdings, Inc. ("SCHI") and UAP. In addition, SCHI and UAP have agreed to guarantee, jointly and severally, interest payable on the Sun Cable Facility. During the term of the Sun Cable Facility, Sun Cable is prohibited from issuing any securities ranking senior or pari passu in payment or liquidation to the Sun Cable Facility. In addition, all payments under the Sun Cable Loan with UIH are subordinated to payments due under the Sun Cable Facility.

UIHLA AND AFFILIATES

  UIHLA. In April 1997, UIHLA and Toronto Dominion (Texas), Inc. ("TD (Texas)") entered into a senior secured bridge loan facility (the "UIHLA Loan Facility") in the amount of $125.0 million. In October 1997, UIHLA paid down the loan and amended and restated the UIHLA Loan Facility. Currently, the UIHLA Loan Facility is a $40.0 million, 12-month extendable revolving credit facility (the "UIHLA Revolving Facility"), of which approximately $38.0 million was drawn down and outstanding as of November 30, 1997. The proceeds of the loan were used (i) to make a distribution to UIH in the amount of $35.0 million (the "Permitted Distribution"), (ii) to make certain investments in Brazil, and (iii) for general corporate purposes. UIHLA must repay the UIHLA Revolving Facility on November 20, 1998 unless extended. The UIHLA Revolving Facility may be extended in three month increments upon the payment of an extension fee and the satisfaction of certain conditions precedent. In no event may the maturity date be extended beyond 18 months from the closing. The UIHLA Revolving Facility is secured by the security package that was in place for the UIHLA Loan Facility, with the exception of security and collateral of the Argentine cable properties that were released upon the sale of such assets. This security package includes the assets and a pledge of the shares of all of UIHLA's U.S. subsidiaries and its subsidiaries in Brazil and Peru. The UIHLA Revolving Facility limits the ability of UIHLA to make acquisitions, to declare and pay dividends, to make any payments on subordinated shareholder loans, or to pay any fees under management or technical assistance agreements with any related party; except that UIHLA may (i) make the Permitted Distribution and (ii) repay head office operating expenses paid by UIH on behalf of UIHLA not to exceed $500,000. The Company plans to use approximately $25.0 million of the proceeds of the Offering to repay a portion of the UIHLA Loan Facility indebtedness.


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  VTR Hipercable. In August 1997, VTR Hipercable, ING and TD (Texas) entered into a $142.9 million Senior Secured Amortizing Term Loan Facility (the "Hipercable Facility"). The Hipercable Facility consists of (i) a five year, $100.0 million term loan that bears interest at a rate equal to LIBOR plus an additional 0.75% to 2.25% based on certain financial ratios, and (ii) a one year $42.9 million facility that bears interest at a rate equal to LIBOR plus 0.75% used to finance the Chilean Central Bank reserve requirement with respect to the term loan. The Hipercable Facility is secured by the assets of Hipercable and its subsidiaries. The Hipercable Facility limits VTR Hipercable's ability to pay dividends.

  A subsidiary of VTR Hipercable is currently contemplating financing the purchase of certain telecommunications equipment. The amount of the financing has yet to be determined and, although the security for the financing is still subject to negotiation, it may include a pledge of the assets of the subsidiary and a guarantee of its shareholders, which are first tier subsidiaries of VTR Hipercable.

  UFC. In connection with the formation of UFC, the programming venture in Latin America in which the Company has a 50% interest, UFC executed a demand promissory note in the amount of approximately $1.5 million, payable to International Family Entertainment, Inc. a Delaware corporation. In connection with UIHLA's negotiations to purchase and resell to a new partner the remaining 50% interest in UFC, UIHLA is negotiating a $2.0 million loan from its potential partner.

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                          DESCRIPTION OF SENIOR NOTES

  Set forth below is a summary of certain provisions of the Senior Notes. The Senior Notes were issued pursuant to an indenture (the "Indenture") dated as of February 5, 1998, by and between the Company and Firstar Bank of Minnesota N.A., as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. A copy of the Indenture is attached as an exhibit to the Registration Statement (as defined).

GENERAL

  The Senior Notes are general, senior, secured obligations of the Company, limited in aggregate principal amount at maturity to $1,375,000,000 being issued on the Issue Date, plus the amount of Senior Notes that may be issued under clause (b) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," secured by the Collateral as set forth below. The term Senior Notes refers to the $1,375,000,000 aggregate principal amount at maturity issued on the Issue Date and such additional Senior Notes. The Senior Notes rank senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu in right of payment with all existing and future senior obligations of the Company, including the untendered Existing Notes. The Senior Notes, however, are effectively subordinated to all existing and future Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. See "Risk Factors--Holding Company Structure; Limitations on Access to Cash Flow." The Senior Notes were issued only in fully registered form, without coupons, in denominations of $l,000 and integral multiples thereof. Copies of the indentures governing the terms of 1999 Notes (the "Existing Indentures") are available upon request of the Company.

  The Senior Notes mature on February 15, 2008. Interest payable in cash will commence to accrue on February 15, 2003, and will be payable on each February 15 and August 15 thereafter until maturity, commencing on August 15, 2003. The Senior Notes were issued at a substantial discount from their principal amount at maturity, and the original issue discount on the Senior Notes accretes from the date of issuance to February 15, 2003. Interest (and accretion of original issue discount) will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

  As of the date of this Prospectus, the Company's affiliated companies designated as Subsidiaries and Restricted Affiliates for purposes of the Indenture are listed on Annex A to this Prospectus and the Company's subsidiaries designated as Unrestricted Subsidiaries for purposes of the Indenture are listed on Annex B to this Prospectus. Certain of the Company's other affiliated companies do not constitute Subsidiaries or Restricted Affiliates under the Indenture and, therefore, are not subject to the restrictions set forth in the Indenture, unless they are designated as Subsidiaries or Restricted Affiliates. In addition, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries and current or future Restricted Affiliates no longer to be Restricted Affiliates or Subsidiaries. The term "Subsidiaries" does not include "Unrestricted Subsidiaries," as defined. Unrestricted Subsidiaries and controlled Affiliates that are not Subsidiaries or Restricted Affiliates generally will not be subject to the restrictive covenants set forth in the Indenture.

  Principal of, premium, if any, interest and Liquidated Damages (as defined), if any, on the Senior Notes will be payable, and the Senior Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York, except as set forth below. Except as provided below, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Senior Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Senior Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

SECURITY

  The Senior Notes are secured by pledges of (i) all of the present and future Equity Interests of UIPI and UIH Europe, direct wholly owned Restricted Subsidiaries of the Company, and (ii) all intercompany notes of UIPI and UIH Europe issued to the Company, if any (collectively, including any and all proceeds therefrom, the "Collateral"). Neither UIPI nor UIH Europe are permitted to be designated as an Unrestricted Subsidiary and, notwithstanding anything herein or in the Indenture to the contrary, each will be prohibited from incurring any Indebtedness other than permitted intercompany Indebtedness to the Company. See "--Certain Covenants--Limitations on Subsidiary Structure."

  The Company and the Collateral Agent entered into the Pledge Agreement providing for the pledge by the Company to the Collateral Agent, for the benefit of Holders of the Senior Notes, of the Collateral. Such pledge secures the payment and performance when due of all of the Obligations of the Company under the Indenture and the Senior Notes as provided in the Pledge Agreement and the Indenture.

  So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Pledge Agreement, the Company is entitled to receive all cash dividends, interest and other payments made upon or with respect to the Collateral and to exercise any voting and other consensual rights pertaining to the Collateral. Upon the occurrence and during the continuance of an Event of Default: (a) all rights of the Company to exercise such voting or other consensual rights will cease, and all such rights will become vested in the Collateral Agent for the benefit of the Holders and, with respect to the UIPI Collateral, the holders of untendered 1999 Notes outstanding under the Existing Indentures, who, to the extent permitted by law, will have the sole right to exercise such voting and other consensual rights; (b) all rights of the Company to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be required to be paid to the Collateral Agent for the benefit of the Holders and, with respect to the UIPI Collateral, to or on behalf of holders of the untendered 1999 Notes outstanding under the Existing Indentures, provided, however, that the Company is entitled to receive such cash dividends, interest and other payments from UIPI and UIH Europe that are sufficient to permit the Company to satisfy its ordinary course operating expenses whether or not an Event of Default shall have occurred; and (c) the Collateral Agent, for the benefit of the Holders and, with respect to the UIPI Collateral, the holders of untendered 1999 Notes outstanding under the Existing Indentures may sell the Collateral or any part thereof in accordance with the terms of the Pledge Agreement. All funds distributed under the Pledge Agreement and received by the Collateral Agent and Trustee for the benefit of the Holders of the Senior Notes will be distributed by the Trustee in accordance with the provisions of the Pledge Agreement. Upon the occurrence and during the continuance of an Event of Default, the Pledge Agreement provides that all funds held by the Collateral Agent (including all proceeds from the sale or any other realization upon the Collateral) will be applied (after the payment of certain fees and expenses of the Collateral Agent) to the payment of the Accreted Value of, and other obligations with respect to, the Senior Notes that are outstanding under the Indenture and, with respect to the UIPI Collateral, the untendered 1999 Notes outstanding under the Existing Indentures.

  The Pledge Agreement provides that it may be amended in compliance with the terms and provisions of the Indenture. As a result, the Pledge Agreement generally may be amended with the consent of two-thirds in aggregate principal amount at maturity of the Senior Notes.

  Under the terms of the Pledge Agreement, upon an Event of Default, the Collateral Agent will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Pledge

Agreement and whether to foreclose on the Collateral following an Event of Default. Upon the full and final payment and performance of all Obligations of the Company under the Indenture and the Senior Notes, the Pledge Agreement will terminate and the remaining Collateral will be released to the Company.

OPTIONAL REDEMPTION

  The Company does not have the right to redeem any Senior Notes prior to February 15, 2003 other than out of the Net Cash Proceeds from (a) a Public Equity Offering or (b) an Asset Sale, as described in the two immediately following paragraphs. The Senior Notes are redeemable for cash at the option of the Company, in whole or in part, at any time on or after February 15, 2003, upon not less than 30 days nor more than 60 days notice to each holder of Senior Notes, at the following redemption prices (expressed as percentages of the then Accreted Value thereof) if redeemed during the 12-month period commencing February 15, of the years indicated below, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption
Date:

     YEAR                                                             PERCENTAGE
     ----                                                             ----------
     2003............................................................  105.375%
     2004............................................................  103.583%
     2005............................................................  101.792%
     2006 and thereafter.............................................  100.000%

  Until February 15, 2001, upon a Public Equity Offering, up to 35% of the maximum aggregate principal amount at maturity of the Senior Notes issued at any time on or after the Issue Date pursuant to the Indenture may be redeemed at the option of the Company within 90 days of such Public Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Senior Notes to be redeemed, with cash from the Net Cash Proceeds of such Public Equity Offering, at a redemption price equal to 110.75% of the then Accreted Value thereof, together with accrued and unpaid Liquidated Damages, if any, to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the maximum aggregate principal amount at maturity of the Senior Notes issued at any time on or after the Issue Date pursuant to the Indenture remains outstanding.

  In addition, until February 15, 2001, upon an Asset Sale, up to 35% of the maximum aggregate principal amount at maturity of the Senior Notes issued at any time on or after the Issue Date pursuant to the Indenture may be redeemed at the option of the Company within 90 days of such Asset Sale, on not less than 30 days, but not more than 60 days, notice to each Holder of the Senior Notes to be redeemed, with cash from the Net Cash Proceeds of such Asset Sale, at a redemption price equal to 110.75% of the then Accreted Value thereof, together with accrued and unpaid Liquidated Damages, if any, to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the maximum aggregate principal amount at maturity of the Senior Notes issued at any time on or after the Issue Date pursuant to the Indenture remains outstanding.

  In the case of a partial redemption, the Trustee shall select the Senior Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Senior Notes may be redeemed in part in multiples of $1,000 principal amount at maturity only.

  The Senior Notes do not have the benefit of any sinking fund.

  Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Senior Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Senior Note to be redeemed in part only must state the portion of the principal amount at maturity equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Senior Note, a new Senior Note or Senior Notes in a principal amount at maturity equal to the unredeemed portion thereof will be issued. On and after the Redemption Date, the Accreted Value will cease to increase and, if applicable, interest will cease to accrue, with respect to the Senior Notes, or portions thereof, called for redemption, unless the Company defaults in the payment thereof.

CERTAIN COVENANTS

  The Indenture contains, among others, the following covenants:

 Repurchase of Senior Notes at the Option of the Holder Upon a Change of Control

  The Indenture provides that in the event that a Change of Control has occurred, each holder of Senior Notes has the right, at such holder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part of such holder's Senior Notes (provided that the principal amount at maturity of such Senior Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 40 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the Accreted Value thereof at the Change of Control Purchase Date (the "Change of Control Purchase Price"), together with accrued interest and Liquidated Damages, if any, to the Change of Control Purchase Date. The Change of Control Offer shall be made within 15 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period").

  "Change of Control" means (i) any merger or consolidation of the Company with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Principals or their Related Parties or a group that is controlled by one or more of the Principals, is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee(s) or surviving entity or entities, (ii) other than the Principals or their Related Parties or a group that is controlled by one or more of the Principals, any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of Capital Stock of the Company then outstanding normally entitled to vote in the election of directors, or (iii) during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office. A Person will not be deemed to be a member of a "group" for purposes of this definition solely by virtue of becoming party to an agreement with one or more Principals or their Related Parties that requires such Person to vote the voting stock of the Company in a manner specified by the Principals or their Related Parties.

  "Principals" means Apollo Cable Partners, L.P., Apollo Advisors, L.P., Albert M. Carollo, Lawrence F. DeGeorge, Lawrence J. DeGeorge, William J. Elsner, Lawrence Flinn, Jr., L. Flinn Jr. Family Partnership-I (so long as it is controlled by Lawrence Flinn, Jr.), Joseph E. Giovanini, Clarice J. Giovanini, Giovanini Investments, Ltd. (so long as it is controlled by Joseph
E. or Clarice J. Giovanini), Curtis Rochelle, Marian Rochelle, Rochelle Investments, Ltd. (so long as it is controlled by Curtis or Marian Rochelle), Gene W. Schneider, G. Schneider Holdings, Co. (so long as it is controlled by Gene W. Schneider), Janet S. Schneider and Mark L. Schneider.

  "Related Party" with respect to any Principal means (A) any controlling stockholder or 80% (or more) owned Subsidiary of such Principal, or with respect to each individual Principal, (i) family partnerships, corporations, or other entities holding Equity Interests in the Company solely for the benefit of such Principal or any of the Persons listed in (ii), (iii), (iv), or (v) below, (ii) such Principal's spouse, (iii) such Principal's children, grandchildren, stepchildren, stepgrandchildren and their spouses, (iv) heirs, legatees and devisees, and (v) trusts solely for the benefit of any of the foregoing; or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (A).

  On or before the Change of Control Purchase Date, the Company will (i) accept for payment Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued interest and Liquidated Damages, if any), of all Senior Notes so tendered and
(iii) deliver to the Trustee Senior Notes so accepted together with an Officers' Certificate listing the Senior Notes or portions thereof being purchased by the Company. The Paying Agent promptly will pay the Holders of Senior Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued interest and Liquidated Damages, if any), and the Trustee promptly will authenticate and deliver to such Holders a new Senior Note equal in principal amount at maturity to any unpurchased portion of the Senior Note surrendered. Any Senior Notes not so accepted will be delivered promptly by the Company to the Holders thereof. The Company publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

  The Change of Control purchase feature of the Senior Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management.

  The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. In addition, no assurances can be given that the Company will be able to acquire Senior Notes tendered upon the occurrence of a Change of Control.

  Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any applicable laws, rules or regulations conflict with the provisions of this covenant, compliance by the Company with such laws, rules or regulations shall not in and of itself cause a breach of its obligations under this covenant.

 Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

  The Indenture provides that, except as set forth below in this covenant, the Company will not, and will not permit any of its Subsidiaries or Restricted Affiliates to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness), other than Permitted Indebtedness. Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness or Disqualified Capital Stock, then
(i) if on the date of such incurrence (the "Incurrence Date"), the Consolidated Cash Flow Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Cash Flow Ratio, the use of proceeds thereof, would be no more than 6.5 to l.0 (the "Debt Incurrence Ratio"), then the Company may incur Indebtedness or Disqualified Capital Stock, provided such Indebtedness or Disqualified Capital Stock matures after, and has no payment of cash or property (other than payments in Qualified Capital Stock or in such Indebtedness or Disqualified Capital Stock) scheduled on or prior to, February 15, 2003, and (ii) if on the Incurrence Date either (1) the Consolidated Cash Flow Ratio of a Subsidiary or Restricted Affiliate of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and to the extent set forth in the definition of Consolidated Cash Flow Ratio, the use of proceeds thereof, would be no more than 7.0 to 1.0, or

(2) the Consolidated Coverage Ratio of such Subsidiary or Restricted Affiliate for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be no less than 1.75 to 1.00, or (3) after giving effect on a pro forma basis to such incurrence of such Indebtedness or Disqualified Capital Stock, and, to the extent used to retire other Indebtedness or Disqualified Capital Stock, the use of proceeds therefrom, the amount of Indebtedness and Disqualified Capital Stock outstanding of such Subsidiary or Restricted Affiliate would not exceed 225% of the Consolidated Invested Equity Capital of such Subsidiary or Restricted Affiliate, then, other than UIPI or UIH Europe, such Subsidiary or Restricted Affiliate may incur such Indebtedness or Disqualified Capital Stock, provided in the case of each of (ii)(1), (2) and (3) the net proceeds therefrom are used in a Related Business of the Company or any affiliated company of the Company, and, for the purposes of this clause (ii), other than UIPI or UIH Europe, a Subsidiary or Restricted Affiliate may be a co-obligor or guarantor on such Indebtedness or Disqualified Capital Stock of another Subsidiary or Restricted Affiliate of the Company (A) if such Subsidiary or Restricted Affiliate owns, either directly or indirectly through one or more Subsidiaries or Restricted Affiliates of the Company, all or a portion of the Equity Interests of the Subsidiary or Restricted Affiliate of the Company, other than UIPI or UIH Europe, that incurred such Indebtedness or Disqualified Capital Stock, or (B) if all or a portion of the Equity Interests of such Subsidiary or Restricted Affiliate is owned either directly or indirectly through one or more Subsidiaries or Restricted Affiliates of the Company by the Subsidiary or Restricted Affiliate, other than UIPI and UIH Europe, that incurred such Indebtedness or Disqualified Capital Stock or (C) if such Subsidiary or Restricted Affiliate owns, either directly or indirectly through one or more Subsidiaries or Restricted Affiliates of the Company, all or a portion of the business that will use the proceeds of such Indebtedness.

  In addition, the foregoing limitations do not apply to:

    (a) the incurrence by the Company or, except for UIPI and UIH Europe, its Subsidiaries and Restricted Affiliates of Indebtedness, provided that the aggregate amount of such Indebtedness outstanding at any time pursuant to this paragraph (a) (including any Indebtedness issued to refinance, replace or refund such Indebtedness) shall not exceed $25 million;

    (b) if no Event of Default shall have occurred and be continuing, the incurrence by the Company of Indebtedness represented by additional Senior Notes or other Indebtedness maturing on or after the Stated Maturity of the Senior Notes in an aggregate principal amount at maturity equal in amount sufficient to generate up to an aggregate of $75 million in gross proceeds; and

    (c) if no Event of Default shall have occurred and be continuing, the incurrence by Subsidiaries or Restricted Affiliates of the Company of Indebtedness pursuant to the Existing Agreements up to, but not in excess of the maximum applicable amounts of Indebtedness available for borrowing pursuant to the terms of each such Existing Agreement as in effect on the date of the Indenture; provided that, in determining the maximum applicable amounts available it shall be assumed that the Company satisfies any applicable conditions to borrowing. See "Description of Other Debt."

  Indebtedness or Disqualified Capital Stock of any Person that is outstanding at the time such Person becomes a Subsidiary or Restricted Affiliate of the Company (including upon designation of any subsidiary or other Person as a Subsidiary or Restricted Affiliate) or is merged with or into or consolidated with the Company or a Subsidiary or Restricted Affiliate of the Company shall be deemed to have been incurred at the time such Person becomes such a Subsidiary or Restricted Affiliate of the Company or is merged with or into or consolidated with the Company or a Subsidiary or Restricted Affiliate of the Company, as applicable.

  Notwithstanding anything in the Indenture to the contrary, the Company is not permitted to incur Indebtedness that is subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness to be incurred is also subordinated in right of payment to the Senior Notes at least to the same extent and neither UIPI nor UIH Europe shall incur any Indebtedness other than permitted intercompany Indebtedness to the Company.

 Limitation on Restricted Payments

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries or Restricted Affiliates to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis, (1) a Default or an Event of Default shall have occurred and be continuing, (2) the Company is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in clause (i) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries and Restricted Affiliates, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a) 50% of the aggregate Consolidated Net Income of the Company for the period (taken as one accounting period), commencing on the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which internal financial statements are available (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (b) the aggregate Net Cash Proceeds received by the Company from the sale of its Qualified Capital Stock (other than (i) to a Subsidiary or Restricted Affiliate of the Company and (ii) to the extent applied in connection with a Qualified Exchange), after the Issue Date, less (c) any amounts applied to the uses set forth in clause (e) of the definition of "Permitted Investment."

  The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit (u) any dividend, distribution or payment of interest on Disqualified Capital Stock permitted to be incurred under the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," (v) open market repurchases of publicly traded shares of the Company's common stock from Persons other than officers, employees, directors or Affiliates of the Company, and repurchases (whether or not in the open market) of such stock from the estate of any Principal or from a Related Party of such Principal, in either case upon the death of such Principal, in an aggregate amount not to exceed $15 million on and after the Issue Date, (w) the retirement of the shares of the Series A Convertible Preferred Stock outstanding on the Issue Date on its final redemption date and in accordance with its terms as of the Issue Date, (x) any dividend, distribution or other payment (other than a repurchase) by any Subsidiary or Restricted Affiliate of the Company on its Equity Interests that is paid pro rata to all holders of such Equity Interests, and any repurchase for Fair Market Value as determined by the Board of Directors by any Subsidiary or Restricted Affiliate of the Company of any of such Subsidiary's or Restricted Affiliate's Equity Interests, (y) a Qualified Exchange, or (z) the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions. The full amount of any Restricted Payment made pursuant to the foregoing clauses (v), (w) and (z) (but not pursuant to clause (u), (x) or (y)) of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

  For purposes of this covenant, the amount of any Restricted Payment, if other than in cash, shall be the Fair Market Value thereof, as determined in good faith by the Board of Directors of the Company. Additionally, on the date of each Restricted Payment, the Company shall deliver an Officers' Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the Indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of the Indenture.

 Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of the Company to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Company or any Subsidiary of the Company, except (a) restrictions imposed by the Senior Notes or the Indenture or by other Indebtedness of the Company ranking pari passu with the Senior Notes, provided such restrictions are no more restrictive than those imposed by the Indenture, (b) restrictions imposed by applicable law, (c) existing restrictions under Indebtedness outstanding on the Issue Date, (d) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by the Company or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to the Company or any of its Subsidiaries or Restricted Affiliates, other than the Person or Persons acquired, or to any property, asset or business, other than the property, assets and business so acquired, (e) any such restriction or requirement imposed by Indebtedness or Disqualified Capital Stock permitted to be incurred under the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," provided such restriction or requirement is no more restrictive than that imposed by the Indenture or any other instrument (including with respect to such Indebtedness) entered into by the Company or a Subsidiary governing the terms of a bona fide borrowing by the Company or a Subsidiary from a third party commercial lender for valid business purposes, (f) restrictions with respect solely to a Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, provided such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold, and (g) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses (a), (c) or (d) of this paragraph that are not more restrictive than those being replaced and do not apply to the Company or any of its Subsidiaries or Restricted Affiliates or assets other than the Persons or assets that would have been covered by the restrictions in the Indebtedness so refinanced. Notwithstanding the foregoing, neither (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice, nor (b) Liens permitted under the terms of the Indenture shall in and of themselves be considered a restriction on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

 Limitations on Liens

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, grant, incur, or suffer to exist, other than Permitted Liens, any Lien upon any of the property or assets of UIPI or UIH Europe, whether now owned or hereafter acquired, or upon any income or profits therefrom.

  Notwithstanding anything in the Indenture to the contrary, the Company will not and will not permit any of its Subsidiaries or Restricted Affiliates to, directly or indirectly, grant, incur or suffer to exist any Lien other than Permitted Liens (other than with respect to clause (a) (other than the Lien in existence on the Issue Date on the Collateral in connection with the 1999 Notes) or clauses (d), (e), (g), (h) and (i) thereof) on the Collateral, except (i) the Lien created by the Indenture for the benefit of the Holders of the Senior Notes, (ii) Liens securing Indebtedness ranking on a parity with the Senior Notes incurred in accordance with the Company's Debt Incurrence Ratio pursuant to clause (i) of the first paragraph or clause (b), of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," and, (iii) in the case of the UIPI-related Collateral only, the Existing Indentures as in effect on the Issue Date.

 Limitations on Subsidiary Structure

  Notwithstanding anything in the Indenture to the contrary, the Indenture provides that the Company will not be allowed to make any Investment in any Person, directly or indirectly, other than through UIPI or UIH Europe, which together will be required to hold, directly or indirectly, all Investments made by the Company or any of its Restricted Subsidiaries after the date of the Indenture. The Indenture also provides (i) that, except as permitted by clause (v) of this paragraph, each of UIPI and UIH Europe will at all times continue to be a direct Wholly-Owned Subsidiary of the Company and that the Company will not have any other direct subsidiaries other than the Retained Assets, (ii) that neither UIPI nor UIH Europe will (although their Subsidiaries and Restricted Affiliates may, to the extent permitted by the covenant described above under the caption "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock") incur any Indebtedness, except intercompany Indebtedness from UIPI or UIH Europe to the Company that is pledged pursuant to the Pledge Agreement, or issue any preferred stock, (iii) that UIH Europe (or, if UIH Europe is merged into UIPI as permitted by clause (v) of this paragraph, UIPI) will be the direct beneficial and record owner or all of the

Company's direct and indirect interests in UPC other than those interests held or reserved to be held (as of the Issue Date) through the foundation administering UPC's employee equity incentive plan, (iv) that neither UIPI nor UIH Europe will incur or suffer to exist any Lien, other than Permitted Liens, on any of its assets or property, and (v) that neither UIH Europe nor UIPI will consolidate or merge with or into any other Person (other than each other) after the date that no 1999 Note is outstanding and provided that the Trustee for the benefit of the Holders of the Senior Notes has a perfected security interest in all of the Collateral and no other Person has any Lien on the Collateral not permitted by the covenant "Limitation on Liens."

 Limitation on Sale of Assets and Subsidiary Stock

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets (other than cash or Cash Equivalents), including by merger or consolidation (in the case of a Subsidiary of the Company), and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary of the Company, whether by the Company or a Subsidiary of either or through the issuance, sale or transfer of Equity Interests by a Subsidiary of the Company, and including any sale and leaseback transaction (any of the foregoing, an "Asset Sale"), unless (l)(a) within 360 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied (i) to the optional redemption of the Senior Notes in accordance with the terms of the Indenture and other Indebtedness of the Company ranking on a parity with the Senior Notes with similar provisions requiring the Company to make an offer to purchase or to redeem such Indebtedness with the proceeds of such asset sale, pro rata in proportion to the respective Accreted Value (or principal amount and accrued interest in the case of Indebtedness without an original issue discount) of the Senior Notes and such other Indebtedness then outstanding, (ii) to the repurchase of the Senior Notes and such other Indebtedness ranking on a parity with the Senior Notes and having similar provisions requiring the Company to make an offer to purchase or to redeem such Indebtedness with the proceeds of such asset sale pursuant to an irrevocable, unconditional cash offer (pro rata in proportion to the respective Accreted Value (or principal amount and accrued interest in the case of Indebtedness without an original issue discount) of the Senior Notes and such other Indebtedness then outstanding) to repurchase the Senior Notes and such other Indebtedness (the "Asset Sale Offer") at a purchase price of 100% of Accreted Value (the "Asset Sale Offer Price"), together with accrued interest and Liquidated Damages, if any, to the date of payment, made within 360 days of such Asset Sale, or (iii) to the repayment of Indebtedness issued by a Subsidiary of the Company (in respect of which Indebtedness the Company is not a direct or contingent obligor) if required by the terms of such Indebtedness, or (b) within 360 days following such Asset Sale, the Asset Sale Offer Amount is invested in fixed assets and property which in the good faith reasonable judgment of the Board of Directors of the Company will be an asset of, and constitute or be a part of a Related Business of, the Company or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction or is used to make Permitted Investments (other than Cash Equivalents), (2) at least 85% of the consideration for such Asset Sale or series of related Asset Sales consists of Cash or Cash Equivalents, and (3) the Board of Directors of the Company determines, in good faith, that the Company or such Subsidiary, as applicable, receives fair market value for such Asset Sale.

  The Indenture provides that an acquisition of Senior Notes pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in any of clauses (l)(a)(i), l(a)(iii) or l(b) above (the "Excess Proceeds") exceeds $20 million, provided that, in the case of an Asset Sale by a Subsidiary that is not a Wholly-Owned Subsidiary, only the Company's pro rata portion of such Net Cash Proceeds shall constitute Net Cash Proceeds subject to the provisions of this covenant. Each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Company shall apply the Asset Sale Offer Amount, plus an amount equal to accrued interest and Liquidated Damages, if any, to the purchase of all Senior Notes and, if applicable, such other Indebtedness ranking on a parity with the Senior Notes and with provisions requiring the Company to make an offer to purchase or redeem such Indebtedness with the proceeds of such asset sale properly tendered (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Senior Notes so tendered) at the Asset Sale Offer Price (together with accrued interest and Liquidated Damages,

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

if any). To the extent that the aggregate amount of Senior Notes tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Company may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following each Asset Sale Offer the Excess Proceeds amount shall be reset to zero. For purposes of clause (2) above, total consideration received means the total consideration received for such Asset Sales, minus the amount of (a) Indebtedness (other than Subordinated Indebtedness) assumed by a transferee of such Asset Sale, (b) Purchase Money Indebtedness secured solely by the assets sold and repaid upon such Asset Sale or assumed by a transferee of such Asset Sale and (c) property that within 30 days of such Asset Sale is converted into Cash or Cash Equivalents (to the extent of such cash or Cash Equivalents received), provided that, with respect to this clause (c), such cash or Cash Equivalents so received shall be deemed to have been received on the date of such Asset Sale and shall be applied in the manner and within the time specified by this covenant pertaining to the proceeds from such Asset Sale.

  Notwithstanding, and without complying with, the foregoing provisions of the other paragraphs of this covenant:

    (i) the Company and its Subsidiaries may, in the ordinary course of business, (A) convey, sell, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business and (B) liquidate Cash Equivalents;

    (ii) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation";

    (iii) the Company and its Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable;

    (iv) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to the Company or any of its Subsidiaries or Restricted Affiliates;

    (v) the Company and each of its Subsidiaries may surrender or waive contract rights or settle, release or surrender of contract, tort or other claims of any kind or grant Liens not prohibited by the Indenture;

    (vi) the Company and its Subsidiaries may exchange all or a portion of its property, businesses or assets for Permitted Investments or for property, businesses or assets of a type used in a Related Business, or a combination of any such Permitted Investments, property, businesses or assets; provided that any Cash or Cash Equivalents received pursuant to any such exchange shall be applied in the manner applicable to Net Cash Proceeds from an Asset Sale as set forth pursuant to the provisions of the immediately preceding paragraphs of this covenant; and provided, further, that, in the case of a transaction exceeding $15 million of consideration to any party thereto, the Company shall have obtained a favorable written opinion by an independent financial advisor of national reputation as to the fairness from a financial point of view to the Company or such Subsidiary of the proposed transaction.

  All Net Cash Proceeds from an Event of Loss shall be invested or used to repurchase Senior Notes, all within the period and as otherwise provided above in clause (1) of the first paragraph of this covenant.

  Any Asset Sale Offer shall be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any applicable laws, rules or regulations conflict with the provisions of this covenant, compliance by the Company or any of its subsidiaries with such laws, rules or regulations shall not in and of itself cause a breach of its obligations under such covenant.

 Limitation on Transactions with Affiliates

  The Indenture provides that neither the Company nor any of its Subsidiaries are permitted on or after the Issue Date to enter into any contract, agreement, arrangement or transaction with any Affiliate of the Company (an "Affiliate Transaction"), or any series of related Affiliate Transactions, other than Exempted Affiliate

Transactions, (i) unless it is determined by the Board of Directors as evidenced by a Board Resolution, that the terms of such Affiliate Transaction are fair and reasonable to the Company, and no less favorable to the Company, than could have been obtained in an arm's length transaction with a non-Affiliate, (ii) if involving consideration to either party in excess of $1 million, unless such Affiliate Transaction(s) is evidenced by an Officers' Certificate addressed and delivered to the Trustee certifying that such Affiliate Transaction(s) has been approved by a majority of the members of the Board of Directors that are disinterested in such transaction and (iii) if involving consideration to either party in excess of $10 million, unless, in addition, the Company, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to the Company from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States.

 Limitation on Merger, Sale or Consolidation

  The Indenture provides that the Company may not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons or adopt a Plan of Liquidation, unless (i) either (a) the Company is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Senior Notes and the Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction; and (iii) immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation would immediately thereafter have a Debt Incurrence Ratio (as though such entity were the Company) no greater than the Company's Debt Incurrence Ratio immediately prior to such transaction.

  Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or consummation of a Plan of Liquidation in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made or, in the case of a Plan of Liquidation, the entity which receives the greatest value from such Plan of Liquidation shall succeed to, and be (except in the case of a lease) substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and (except in the case of a lease) the Company shall be released from the obligations under the Senior Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries or Restricted Affiliates, the Company's interest in which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

 Limitation on Lines of Business

  The Indenture provides that neither the Company nor any of its Subsidiaries or Restricted Affiliates shall directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company, is a Related Business.

 Limitation on Status as Investment Company

  The Indenture prohibits the Company and its Subsidiaries and Restricted Affiliates from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

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

REPORTS

  The Indenture provides that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and to each Holder, and to prospective purchasers of Senior Notes identified to the Company by Holders, (i) within 15 days after it is or would have been (if it were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such copies, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission and (ii) any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default in the payment of any installment of interest when due and the continuance of such default for 30 days; (ii) default in the payment when due of the principal, Accreted Value (as applicable), or premium of the Senior Notes, at maturity, upon acceleration, repurchase or otherwise; (iii) failure by the Company or any of its Subsidiaries or Restricted Affiliates to comply with provisions described above under the captions "Repurchase of Senior Notes at the Option of the Holder Upon a Change of Control," "Limitation on Sales of Assets," "Limitation on Restricted Payments," "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Capital Stock," "Limitation on Merger, Sale or Consolidation" or "Limitations on Subsidiary Structure;" (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Senior Notes;
(v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $10 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; and (viii) breach by the Company of any material representation or warranty set forth in the Pledge Agreement, or default by the Company in the performance of any covenant set forth in the Pledge Agreement, or repudiation by the Company of its obligations under the Pledge Agreement or the unenforceability of any material provision of the Pledge Agreement for any reason.

  If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (vii), above, relating to the Company or any of its Significant Subsidiaries,) then in every such case, unless the principal of all of the Senior Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest and Liquidated Damages, if any, thereon to be due and payable immediately. If an Event of Default specified in clause (vii), above, relating to the Company or any of its Significant Subsidiaries occurs, all principal and accrued interest and Liquidated Damages, if any, thereon will be immediately due and payable on all outstanding Senior Notes without any declaration or other act on the part of Trustee or the Holders. The Holders of a majority in aggregate principal amount of Senior Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, interest and Liquidated Damages, if any, which have become due solely by such acceleration and except on default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and have been cured or waived.

  The Holders of a majority in aggregate principal amount of the Senior Notes at the time outstanding may waive on behalf of all the Holders any default, except a default with respect to any provision requiring a supermajority approval to amend, which default may only be waived by such a supermajority, and except a default in the payment of principal of or interest on any Senior Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Senior Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Senior Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Indenture provides that the Company may, at its option and at any time prior to the Stated Maturity of the Senior Notes, elect to have its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented, and the Indenture and the Pledge Agreement shall cease to be of further effect as to all outstanding Senior Notes, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, when such payments are due from the trust funds;
(ii) the Company's obligations with respect to such Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Senior Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Senior Notes, and the holders of Senior Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the

United States reasonably acceptable to such Trustee confirming that the holders of such Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of such Senior Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the officers' certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i), (with respect to the validity and perfection of the security interest) (ii), (iii) and (v) of this paragraph have been complied with.

  If the funds deposited with the Trustee to effect Legal Defeasance or Covenant Defeasance are insufficient to pay the principal of premium, if any, and interest on the Senior Notes when due, then the obligations of the Company under the Indenture and the Pledge Agreement will be revived and no such defeasance will be deemed to have occurred.

AMENDMENTS AND SUPPLEMENTS

  The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Senior Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided that no such modification may, without the consent of holders of at least 66 2/3% in aggregate principal amount of Senior Notes at the time outstanding, modify the provisions (including the defined terms used therein) of the covenant "Repurchase of Senior Notes at the Option of the Holder upon a Change of Control" or release any Collateral from the Lien created by the Indenture for the benefit of the Holders of the Senior Notes or otherwise modify the security and collateral provisions of the Senior Notes, the Indenture, or the Pledge Agreement in a manner adverse to the holders and provided further, that no such modification may, without the consent of each Holder affected thereby: (i) change the Stated Maturity on any Senior Note, or reduce the principal amount thereof or the rate of accretion (or extend the time for payment of interest, if any) thereon or any premium payable upon the redemption at the option of the Company thereof, or change the place of payment where, or the coin or currency in which, any Senior Note or any premium or the interest, of any, thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at the option of the Company, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding the right of the Company to redeem the Senior Notes in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Senior Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Senior Note affected thereby or (iv) cause the Senior Notes to become subordinate in right of payment to any other Indebtedness.

NO PERSONAL LIABILITY OF STOCKHOLDERS, EMPLOYEES, OFFICERS, DIRECTORS

  The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company or any successor entity shall have any personal liability in respect of the

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

obligations of the Company under the Indenture or the Senior Notes solely by reason of his or its status as such stockholder, employee, officer or director.

CERTAIN DEFINITIONS

  "Accreted Value" means, as of any date of determination, the sum (rounded to the nearest whole dollar) of (a) the initial offering price of each $1,000 in principal amount at maturity of Senior Notes and (b) the portion of the excess of the principal amount of Senior Notes over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the rate of 10 3/4% per annum compounded semi-annually on each February 15 and August 15 from the date of issuance of the Senior Notes through the date of determination. On and after February 15, 2003, the Accreted Value of each Senior Note shall be equal to its principal amount at maturity.

  "Acquired Indebtedness" means Indebtedness or Disqualified Capital Stock of any Person existing at the time such Person becomes a Subsidiary or Restricted Affiliate of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries or Restricted Affiliates.

  "Acquisition" means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

  "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, provided that, with respect to ownership interest in the Company and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

  "Annualized Consolidated EBITDA" means Consolidated EBITDA multiplied by two.

  "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

  "Beneficial Owner" or "beneficial owner" for purposes of the definition of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "person" shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

  "Board of Directors" or "Board" means, with respect to any Person, the board of directors of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

  "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

  "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

  "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participation or other equivalents of or interests (however designated) in stock issued by that corporation.

  "Cash Equivalent" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million, (iii) commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc., and in the case of each of (i), (ii), and (iii) maturing within one year after the date of acquisition, and (iv) Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, provided that with respect to any Non-Domestic Person, Cash Equivalents shall also mean those investments that are comparable to clauses (ii) and (iv) above in such Person's country of organization or country where it conducts business operations.

  "Consolidated Cash Flow Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) Consolidated Debt of such Person on the Transaction Date to (b) the aggregate amount of Annualized Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period; provided that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Cash Flow Ratio shall be assumed to have occurred on the first day of the Reference Period, and (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of the Reference Period.

  "Consolidated Coverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided that for purposes of such calculation, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

  "Consolidated Debt" means, with respect to any Person as of any date of determination, the aggregate amount of Indebtedness and Disqualified Capital Stock of such Person and its Subsidiaries outstanding as of such date of determination, determined on a consolidated basis in accordance with GAAP.

  "Consolidated EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) Consolidated income tax expense,
(ii) Consolidated depreciation and amortization expense, and (iii) Consolidated Fixed Charges, less the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period.

  "Consolidated Fixed Charges" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including
(i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period and (b) the amount of dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person or such Person's Wholly Owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

  "Consolidated Invested Equity Capital" means, with respect to any Person as of any date, the sum of the Invested Equity Capital of such Person as of such date and, without duplication, the Invested Equity Capital of each of its Subsidiaries and Restricted Affiliates as of such date. For purposes of calculating the Consolidated Invested Equity Capital of any Person as of any date, in order to avoid duplication, the Invested Equity Capital of a Subsidiary or Restricted Affiliate of such Person shall not include any amounts that would be included in the Consolidated Invested Equity Capital of any equity owner of such Subsidiary or Restricted Affiliate, to the extent that such amounts were utilized by such equity owner prior to such date to permit the incurrence of Indebtedness pursuant to clause (ii)(3) of the first paragraph of the covenant entitled "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." For example, if a direct Subsidiary of the Company has Consolidated Invested Equity Capital of $100 and incurs $225 of such Indebtedness, then a direct or indirect Subsidiary (or a Restricted Affiliate) of such Subsidiary will not be deemed to have any Invested Equity Capital based on contributions or loans to it by such first Subsidiary. In addition, the Invested Equity Capital of a Subsidiary or Restricted Affiliate of a Person will never be considered to be greater than the Invested Equity Capital of such Person, except as a result of contributions of Invested Equity Capital to such Subsidiary or Restricted Affiliate by third parties.

  "Consolidated Net Income" means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains (but not losses) which are either extraordinary (as determined in accordance with GAAP) or are nonrecurring (including any gain from the sale or other disposition of assets outside the

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

ordinary course of business or from the issuance or sale of any capital stock), (b) the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person's pro rata share of such Person's net income for such period, (c) the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition,
(d) the net income, if positive, of any of such Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary other than the Indenture.

  "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

  "Consolidation" means, with respect to any Person, the consolidation of the accounts of the Subsidiaries of such Person with those of such Person, all in accordance with GAAP; provided that "consolidation" will not include consolidation of the accounts of any other Person other than a Subsidiary of such Person with such Person. The term "Consolidated or Consolidated" has a correlative meaning to the foregoing.

  "Disqualified Capital Stock" means (a) except as set forth in (b), with respect to any Person, Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Senior Notes and (b) with respect to any Subsidiary or Restricted Affiliate of the Company, any Equity Interests of such Subsidiary or Restricted Affiliate other than (i) any common equity with no preference, privileges, or redemption or repayment provisions or (ii) preferred stock convertible into such common equity of such Subsidiary or Restricted Affiliate with no payment of dividends or liquidation preference due or payable thereon on or prior to 91 days following the Stated Maturity of the Senior Notes and the proceeds of which are used directly or indirectly in the business of such Subsidiary or Restricted Affiliate.

  "Equity Interest" of any Person means any shares, interests, participation or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership or membership interests in, such Person.

  "Event of Loss" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

  "Exempted Affiliate Transaction" means (i) Restricted Payments comprised of pro rata dividends paid in cash on any class of Capital Stock and made in compliance with the Indenture, (ii) transactions, at arms-length and as so set forth in a Board Resolution, between or among holders of any Equity Interest of any Subsidiary of the Company and such Subsidiary, so long as such holder is not otherwise an Affiliate of the Company, (iii) transactions between or among the Company, and its Subsidiaries and Restricted Affiliates, and (iv) the Company or any of its Subsidiaries entering into or performing any employment agreement, stock option agreement or other agreement relating to the terms of employment, compensation or termination of employment in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary.

  "Existing Agreements" means (i) any and all instruments, as in effect on the Issue Date, between the Company or any of its Subsidiaries or Restricted Affiliates and a commercial lending institution or institutions, which makes borrowing of funds available to the Company or any such Subsidiary or Restricted Affiliate from such institution or institutions, and shall include the Sun Cable Facility with terms substantially similar to those

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

described in "Description of Other Indebtedness--UAP and Affiliates--Sun Cable," and (ii) any replacements of the instruments in clause (i) entered into by the respective Subsidiary or Restricted Affiliate that was party to the instrument so replaced or their respective successors and a commercial lending institution or institutions for an amount up to the maximum amount of the instrument so replaced.

  "Fair Market Value" means, with respect to any asset or property, the price which would be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

  "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness. The amount of any Guarantee shall be equal to the maximum potential liability in respect of the Guarantee, even if less than the Indebtedness supported by such Guarantee.

  "Indebtedness" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 60 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors; (b) all liabilities and obligations, contingent or otherwise, of such Persons (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) relating to any Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon); (c) all net obligations of such Person under Interest Swap and Hedging Obligations; (d) all liabilities and obligations of others of the kind described in the preceding clause (a), (b) or (c) that such Person has guaranteed or that is otherwise its legal liability or which are secured by any assets or property of such Person; (e) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a),
(b), (c) or (d), or this clause (e), whether or not between or among the same parties; and (f) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the Company.

  "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

  "Invested Equity Capital" means, with respect to any Person as of any date, without duplication, the sum of (i) the total dollar amount contributed in cash plus the value of all property contributed (valued at Fair Market Value at the time of contribution, determined in good faith by the Board of Directors) to such Person since the date of its creation in the form of common equity, plus, (ii) the total dollar amount contributed in cash plus the value of all property contributed (valued at Fair Market Value at the time of contribution, determined in good faith by the Board of Directors) to such Person since the date of creation by the holders of its common equity (and their Affiliates) in consideration of the issuance of preferred equity or Indebtedness, on a basis that is substantially proportionate to their common equity interests (with any disproportionately large equity interests received by the Company, a Restricted Affiliate, or a Subsidiary relative to their respective contributions being ignored for this purpose), plus, (iii) the total dollar amount contributed in cash plus the value of all property contributed (valued at Fair Market Value at the time of contribution, determined in good faith by the Board of Directors) to such Person since the date of its creation by the Company or a Wholly Owned Subsidiary of the Company in consideration of the issuance of preferred equity or Indebtedness, less (iv) the value of all interest, returns in respect of Indebtedness, dividends and other distributions (in whatever form and however designated, valued at Fair Market Value as determined in good faith by the Board of Directors) made by such Person since the date of its creation to the holders of its common equity (and their Affiliates), provided that in no event shall the aggregate amount of interest, dividends and other distributions made to any holder of common equity of a Person (or its Affiliates) operate to reduce the Invested Equity Capital of such Person by more than the total contributions to such Person (per clauses (i) through (iii) above) by such equity holder (and its Affiliates) and less (v) the total amount of Investments (measured as of the date made but without giving effect to any proration) made by such Person pursuant to clause (e) of the definition Permitted Investments since the date of the Indenture that are outstanding as of such date.

  "Investment" by any Person in any other Person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsements for collection or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness, of the Company or any Subsidiary to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or the definition of Permitted Indebtedness the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person; (d) the making of any capital contribution by such Person to such other Person; and (e) the designation by the Board of Directors of the Company of any Person to be an Unrestricted Subsidiary or no longer to be a Restricted Affiliate (and not thence to be a Subsidiary). The Company shall be deemed to make an Investment in an amount equal to the Fair Market Value of its Pro Rata Share of any Subsidiary or Restricted Affiliate (or, if neither the Company nor any of its Subsidiaries has therefore made an Investment in such subsidiary or affiliate, in an amount equal to its Pro Rata Share of the Investments being made), at the time that such Subsidiary or Restricted Affiliate is designated an Unrestricted Subsidiary or no longer to be a Restricted Affiliate (and not thence to be a Subsidiary). Any property transferred to an Unrestricted Subsidiary or such other Person from the Company and the Company's Pro Rata Share of the property transferred by a Subsidiary or Restricted Affiliate of the Company to such Person shall be deemed an Investment valued at its Fair Market Value at the time of such transfer.

  "Issue Date" means the date of first issuance of the Senior Notes under the Indenture.

  "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

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

  "Liquidated Damages" shall have the meaning set forth in the Registration Rights Agreement.

  "Net Cash Proceeds" means the aggregate amount of Cash or Cash Equivalents received by the Company in the case of a sale of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary) expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale.

  "Permitted Indebtedness" means any of the following:

    (a) that the Company may incur Indebtedness whose terms are governed by the Indenture up to the amounts specified therein as of the date thereof;

    (b) that the Company and the Subsidiaries and Restricted Affiliates, as applicable, may incur Refinancing Indebtedness with respect to any Indebtedness or Disqualified Capital Stock, as applicable, described in clause (a) of this definition, incurred pursuant to the second sentence or clauses (b) or (c), of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or which is outstanding on the Issue Date;

    (c) the Company and the Subsidiaries and Restricted Affiliates may incur Indebtedness solely in respect of bankers acceptances, letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money of others), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company's industry;

    (d) the Company may incur Indebtedness to any Subsidiary or Restricted Affiliate, and any Subsidiary or Restricted Affiliate of the Company may incur Indebtedness to any other Subsidiary or Restricted Affiliate of the Company, or to the Company; provided that, in the case of Indebtedness of the Company, such obligations shall be unsecured and subordinated in all respects to the Company's obligations pursuant to the Senior Notes and the date of any event that causes such Subsidiary or Restricted Affiliate no longer to be a Subsidiary or Restricted Affiliate shall be an Incurrence Date;

    (e) issuances of preferred stock or Indebtedness by a Subsidiary or a Restricted Affiliate of the Company to the holders (or their Affiliates) of the common equity of such Subsidiary or Restricted Affiliate on a basis that is substantially proportionate to their common equity interests (with any disproportionately large equity interests received by the Company, a Subsidiary of the Company or a Restricted Affiliate of the Company relative to their respective contributions being ignored for this purpose); and

    (f) Guarantees by the Company or a Subsidiary of the Company of up to $15 million in principal amount of Indebtedness of the Company's Subsidiaries or Restricted Affiliates at any one time outstanding and related accrued interest.

  "Permitted Investment" means Investments in (a) any of the Senior Notes; (b) Cash Equivalents; (c) intercompany notes to the extent permitted under clause
(d) of the definition of "Permitted Indebtedness," (d) Investments in any Person if as a result of such Investment such Person becomes a Subsidiary or Restricted Affiliate of the Company or is merged with or into Company or a Subsidiary or Restricted Affiliate of the Company, so long as the surviving entity is the Company or a Subsidiary or Restricted Affiliate of the Company and (e) other Investments, provided that, after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date that are outstanding (after giving effect to any such Investments that are returned to the Company or the Subsidiary or Restricted Affiliate that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation) at any time does not exceed the sum of (i) $100 million, plus (ii) the Net Cash Proceeds received by the Company from the sale (other than (A) to any Subsidiary or Restricted Affiliate of the Company, (B) to the extent used to effect a Qualified Exchange, or (C) to make Restricted Payments) of its Qualified Capital Stock after the Issue Date, minus (iii) the amount of any payments made (other than pursuant to a Qualified Exchange) in connection with the retirement of the Series A Convertible Preferred Stock, plus (iv) net proceeds received from The Wharf (Holdings) Limited ("Wharf Holdings") or any of its affiliates due to the wrongful acts, as determined in a final judgement of a court of competent jurisdiction, or pursuant to a contractual settlement of claims, in either case no longer subject to appeal or review, of Wharf Holdings or any of its affiliates, and plus (v) to the extent that any Unrestricted Subsidiary or Affiliate is properly designated as a Subsidiary or Restricted Affiliate in accordance with the terms of the Indenture, an amount equal to the Fair Market Value of the Company's Pro Rata Share of such properly designated Subsidiary or Restricted Affiliate. For purposes of clause (e), the amount of an Investment made by a Subsidiary, other than a Wholly-Owned Subsidiary, or a Restricted Affiliate, shall be deemed to equal the total amount of such Investment multiplied by the Company's Pro Rata Share in such Person making the Investment.

  "Permitted Lien" means (a) Liens existing on the Issue Date; (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the company in accordance with GAAP; (c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (i) the underlying obligations are not overdue for a period of more than 30 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;
(d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; (f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (g) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation; (h) leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary; and
(i) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business.

  "Pro Rata Share" means that portion of an Investment that corresponds to the Company's direct or indirect percentage interest in the profits of the Person in whom such Investment was made or, in the case of a transfer of property, the direct or indirect percentage interest in the profits of the Person making such Investment (which would be 100% in the case of any Investments made by the Company directly). The Pro Rata Share of an Investment as of any date shall be determined in good faith by the Company's Board of Directors.

  "Public Equity Offering" means a primary underwritten public offering and sale, after the Issue Date, of Qualified Capital Stock of the Company registered pursuant to the Securities Act for Net Cash Proceeds (after commissions, discounts, fees and expenses) to the Company of at least $20 million.

  "Purchase Money Indebtedness" means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease) of any after-acquired real or personal tangible property which, in the reasonable good faith judgment of the Board of Directors of the Company, is directly related to a Related Business of such Person and which is incurred concurrently with such acquisition and is secured only by the assets so financed.

  "Qualified Capital Stock" means any Equity Interest of the Company that is not Disqualified Capital Stock.

  "Qualified Exchange" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock or Indebtedness (in the case of such Indebtedness, that was issued on or after the Issue Date) of the Company with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness of the Company issued on or after the Issue Date.

  "Reference Period" with regard to any Person means the two full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Senior Notes or the Indenture.

  "Refinancing Indebtedness" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or
(b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount (or, if issued with an original issue discount, an original accreted value, determined in accordance with GAAP) or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing and the payment of any premium in accordance with the terms of the Indebtedness or Disqualified Capital Stock being refinanced, without regard to any modification thereof made in connection with or in contemplation of such refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness or Disqualified Capital Stock so Refinanced and (ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided that (A) such Refinancing Indebtedness of any Subsidiary or Restricted Affiliate of the Company shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock, as the case may be, of such Subsidiary or Restricted Affiliate, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Senior Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) such Refinancing Indebtedness shall have a final installment of principal (or redemption payment) scheduled to come due no earlier than the final scheduled maturity of the Indebtedness or Disqualified Capital Stock to be so refinanced.

  "Related Business" means any business in which the Company, its Subsidiaries or affiliated companies are engaged, as of the date of the Indenture or, directly or indirectly, (i) that consists primarily of, or is related to, operating, acquiring, developing and constructing multi-channel television systems, programming services, wire-based or "wireless" telephony services and related services, (ii) that uses existing or future technology for the transmission and delivery of programming, voice or other data or (iii) that supports or is incidental to any business listed in clause (i) or (ii).

  "Restricted Affiliate" means any Person that has been designated in a Board Resolution as a Restricted Affiliate based on a determination by the Board of Directors that the Company has, directly or indirectly, the requisite control over such Person to prevent it from incurring any Indebtedness, issuing any preferred stock, making any dividend, distribution, repurchase, retirement, or payment with respect to its Capital Stock (except on a pro rata basis with respect to all holders of its Capital Stock), or otherwise taking any action at any time in contravention of any of the provisions of the Indenture described above under the captions "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Capital Stock," "Limitation on Restricted Payments" and "Limitations on Subsidiary Structure" that are applicable to Restricted Affiliates. The Company will be required to deliver an Officers' Certificate to the Trustee, including a copy of the Board Resolution, upon

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designating any Person as a Restricted Affiliate. The Board of Directors may
designate a Restricted Affiliate no longer to be a Restricted Affiliate, provided that no Default or Event of Default will occur as a consequence thereof and that such redesignation shall be an Investment treated as having been made as set forth in the last sentence of the definition of "Investment."

  "Restricted Investment" means, in one or a series of related transactions, any Investment, other than Permitted Investments.

  "Restricted Payment" means, with respect to any Person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any parent or Subsidiary or Restricted Affiliate of such Person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any Subsidiary or Restricted Affiliate or parent of such Person, (c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or a parent or Subsidiary or Restricted Affiliate of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Restricted Investment by such Person; provided, however, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer, or (ii) any dividend, distribution or other payment to, or Investment in, the Company or any of its Subsidiaries or Restricted Affiliates by the Company or any of its Subsidiaries or Restricted Affiliates.

  "Retained Assets" means the Company's ownership and other interests in the Persons that comprise the Teleport St. Petersburg operating company.

  "Series A Convertible Preferred Stock" means the 170,513 shares of the Company's Series A Convertible Preferred Stock outstanding on the Issue Date.

  "Significant Subsidiary" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

  "Stated Maturity," when used with respect to any Senior Note, means February 15, 2008.

  "Subordinated Indebtedness" means Indebtedness of the Company that is subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto to the Senior Notes, in any respect or has a stated maturity on (except for the Senior Notes and any other Indebtedness incurred pursuant to clause (b) of the second paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock") or after the Stated Maturity.

  "Subsidiary," with respect to any Person, means (i) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or
(iii) a partnership in which such Person or a Subsidiary of such Person is, at the time, the managing general partner. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or of any Subsidiary of the Company. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

  "Unrestricted Subsidiary" means (a) those subsidiaries of the Company listed on Annex B attached hereto, and (b) any subsidiary of the Company that does not own any Equity Interests of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company and that is designated as an Unrestricted

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Subsidiary by the Board of Directors of the Company; provided that (i) such subsidiary shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business, and (ii) after giving pro forma effect to such designation would there exist a Default or Event of Default. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that no Default or Event of Default will occur as a consequence thereof. Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

  "U.S. Government Obligations" means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

  "Wholly-Owned Subsidiary" means a Subsidiary at least 99% of the Equity Interests of which are owned by the Company or one or more Wholly Owned Subsidiaries of the Company.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

  The Senior Notes sold to Qualified Institutional Buyers initially were in the form of registered global notes without interest coupons (collectively, the "U.S. Global Notes"). Upon issuance, the U.S. Global Notes were deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). The Senior Notes being offered and sold in offshore transactions in reliance on Regulation S initially were in the form of one or more temporary, registered, global book-entry notes without interest coupons (the "Reg S Temporary Global Notes"). The Reg S Temporary Global Notes will be deposited with the Trustee, as custodian for the DTC, in New York, New York, and registered in the name of a nominee of DTC (a "Nominee") for credit to the accounts of Indirect Participants at the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("CEDEL"). During the 40-day period commencing on the day after the later of the date hereof and the original Issue Date (as defined) of the Senior Notes (the "40-Day Restricted Period"), beneficial interests in the Reg S Temporary Global Note may be held only through Euroclear or CEDEL, and, pursuant to DTC's procedures, Indirect Participants that hold a beneficial interest in the Reg S Temporary Global Note will not be able to transfer such interest to a person that takes delivery thereof in the form of an interest in the U.S. Global Notes. Within a reasonable time after the expiration of the 40-Day Restricted Period, the Reg S Temporary Global Notes will be exchanged for one or more permanent global notes (the "Reg S Permanent Global Notes"; collectively with the Reg S Temporary Global Notes, the "Reg S Global Notes") upon delivery to DTC of certification of compliance with the transfer restrictions applicable to the Senior Notes and pursuant to Regulation S as provided in the Indenture. After the 40 Day Restricted Period,
(i) beneficial interests in the Reg S Permanent Global Notes may be transferred to a person that takes delivery in the form of an interest in the U.S. Global Notes and (ii) beneficial interests in the U.S. Global Notes may be transferred to a person that takes delivery in the form of an interest in the Reg S Permanent Global Notes, provided, in each case, that the certification requirements described below are complied with. See "Transfers of Interests in One Global Note for Interests in Another Global Note." All registered global notes are referred to herein collectively "Global Notes."

  Beneficial interests in all Global Notes and all Certificated Notes (as described below), if any, are subject to certain restrictions on transfer and bear a restrictive legend as described under "Notices to Investors." In addition, transfer of beneficial interests in any Global Notes are subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of Euroclear and CEDEL), which may change from time to time.

  The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for the Senior Notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Notes for Certificated Notes."

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

  Initially, the Trustee will act as Paying Agent and Registrar. The Senior Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

  DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and CEDEL. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant, (collectively, the "Indirect Participants"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

  DTC has also advised the Company that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount at maturity of the Global Notes allocated by the Initial Purchasers to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and among Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

  Investors in the U.S. Global Notes may hold their interests therein directly through DTC if they are Direct Participants or indirectly through organizations that are Direct Participants in DTC. Investors in the Reg S Temporary Global Notes may hold their interests therein directly through Euroclear or CEDEL or indirectly through organizations that are participants in Euroclear or CEDEL. After a reasonable period after the expiration of the 40-Day Restricted Period (but not earlier), investors may also hold interests in the Reg S Permanent Global Notes through organizations other than Euroclear and CEDEL that are Direct Participants in the DTC system. Morgan Guaranty Trust Company of New York, Brussels office is the operator and depository of Euroclear and Citibank, N.A. is the operator and depository of CEDEL (each a "Nominee" of Euroclear and CEDEL, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and CEDEL, respectively. Euroclear and CEDEL will maintain on their records the ownership interests, and transfers of ownership interests by and between, their own customer's securities accounts. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, customers of Euroclear or CEDEL. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear of CEDEL, may be subject to the procedures and requirements of DTC.

  The laws of some states require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Senior Notes, see "--Reg S Temporary and Reg S Permanent Global Notes" and "--Transfers of Interests in Global Notes for Certificated Notes."

  EXCEPT AS DESCRIBED IN "TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE SENIOR NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE

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PHYSICAL DELIVERY OF SENIOR NOTES IN CERTIFICATED FORM AND WILL NOT BE
CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

  Under the terms of the Indenture, the Company and the Trustee treat the persons in whose names the Senior Notes are registered (including Senior Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee are payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

  DTC has advised the Company that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Senior Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Senior Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Senior Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Senior Notes for all purposes.

  The Global Notes trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Senior Notes through Euroclear or CEDEL) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interest in the Notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Subject to compliance with the transfer restrictions applicable to the Senior Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Senior Notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear or CEDEL's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines (Brussels time for Euroclear and UK time for CEDEL). Indirect Participants who hold interest in the Senior Notes through Euroclear or CEDEL may not deliver instructions directly to Euroclear's or CEDEL's Nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

  Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Senior Notes through Euroclear or CEDEL purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL, during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have

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

access to the cash amount credited to their accounts as a result of a sale of an interest in Reg S Permanent Global Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Senior Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect to such portion of the aggregate principal amount of the Senior Notes as to which such Direct Participant or Direct Participants has or have given such direction. However, if there is an Event of Default under the Senior Notes, DTC reserves the right to exchange the Global Notes (without the direction of one or more of its Direct Participants) for legended Senior Notes in certificated form, and to distribute such certificated forms of Senior Notes to its Direct Participants. See "Transfers of Interests in Global Notes for Certificated Notes."

  Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Regulation S Permanent Global Notes and in the U.S. Global Notes among Direct Participants, Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

  The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Company believes to be reliable, but neither the Company nor the Initial Purchasers take any responsibility for the accuracy thereof.

REG S TEMPORARY AND REG S PERMANENT GLOBAL NOTES

  An Indirect Participant who holds an interest in the Reg S Temporary Global Notes through Euroclear or CEDEL must provide Euroclear or CEDEL, as the case may be, with a certificate in the form required by the Indenture certifying that such Indirect Participant is either not a U.S. Person (as defined below) or has purchased such interests in a transaction that is exempt from the registration requirements under the Securities Act, and Euroclear or CEDEL, as the case may be, must provide to the Trustee (or the Paying Agent, if other than the Trustee) a certificate in the form required by the Indenture prior to
(i) the payment of interest or principal with respect to such Indirect Participant's beneficial interests in such Reg S Temporary Global Notes or
(ii) any exchange of such beneficial interest for beneficial interests in Reg S Permanent Global Notes.

  "U.S. Person" means (i) any individual resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any estate of which an executor or administrator is a U.S. Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-U.S. Person who has sole or shared investment discretion with respect to its asset(s), (iv) any trust of which any trustee is a U.S. Person (other than a trust of which at least one trustee is a non-U.S. Person who has sole or shared investment discretion with respect to its assets and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. Person), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate of trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-U.S. Person, (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act (unless it is organized or incorporated and owned, by accredited investors within the meaning of Rule 501(a) under the Securities Act who are not natural persons, estates or trusts); provided, however, that the term "U.S. Person" shall not include (A) a branch or agency of a U.S. Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and

                                      124
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documentation of a foreign country and (C) the international organizations set forth in Section 902(o)(7) of Regulation S under the Securities Act and any other similar international organizations, and their agencies, affiliates and pension plans.

TRANSFERS OF INTERESTS IN ONE GLOBAL NOTE FOR INTERESTS IN ANOTHER GLOBAL NOTE

  Prior to the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in the Reg S Temporary Global Note through Euroclear or CEDEL is not permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes. After the expiration of the 40-Day Restricted Period, an Indirect Participant who holds an interest in Reg S Permanent Global Notes will be permitted to transfer its interest to a U.S. Person who takes delivery in the form of an interest in U.S. Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with the restrictions on transfer set forth under "--Notice to Investors" and set forth in the legend printed on the Reg S Permanent Global Notes.

  Prior to the expiration of the 40-Day Restricted Period, a Direct or Indirect Participant who holds an interest in the U.S. Global Note is not permitted to transfer its interests to any person that takes delivery thereof in the form of an interest in the Reg S Temporary Global Notes. After the expiration of the 40-Day Restricted Period, a Direct or Indirect Participant who holds an interest in U.S. Global Notes may transfer its interests to a person who takes delivery in the form of an interest in Reg S Permanent Global Notes only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 904 of Regulation S.

  Transfers involving an exchange of a beneficial interest in Reg S Global Notes for a beneficial interest in U.S Global Notes or vice versa will be effected by DTC by means of an instruction originated by the Trustee through DTC/Deposit Withdraw at Custodian (DWAC) system. Accordingly, in connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount at maturity of the one Global Note and a corresponding increase in the principal amount at maturity of the other Global Note, as applicable. Any beneficial interest in the one Global Note that is transferred to a person who takes delivery in the form of the other Global Note will, upon transfer, cease to be an interest in such first Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

TRANSFERS OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

  An entire Global Note may be exchanged for definitive Senior Notes in registered, certificated form without interest coupons ("Certified Notes") if
(i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Senior Notes. In any such case, the Company will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Senior Notes.

  Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

  In all cases described herein, such Certificated Notes will bear the restrictive legend referred to in "Notice to Investors," unless the Company determines otherwise in compliance with applicable law.

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

  Neither the Company nor the Trustee will be liable for any delay by the holder of the Global Notes or the DTC in identifying the beneficial owners of Senior Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or the DTC for all purposes.

TRANSFERS OF CERTIFICATED NOTES FOR INTERESTS IN GLOBAL NOTES

  Certificated Notes may only be transferred if the transferor first delivers to the Trustee a written certificate (and in certain circumstances, an opinion of counsel) confirming that, in connection with such transfer, it has complied with the restrictions on transfer described under "--Notice to Investors."

SAME DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the Senior Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Company expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

                    CERTAIN U.S. INCOME TAX CONSIDERATIONS

  The following is a general discussion of certain of the expected United States federal income tax consequences applicable to holders of the Old Notes who purchase the Old Notes pursuant to the Offering, exchange the Old Notes for the New Notes pursuant to the Exchange Offer and hold the Old Notes and will hold the New Notes as capital assets (referred to herein as the "Holders"). It is intended only as a descriptive summary and does not purport to be a complete technical analysis or listing of all potential tax effects to holders of the Senior Notes. The Company has received an opinion from its counsel, Holme Roberts & Owen LLP, that the following describes the material United States federal income tax consequences expected to result to the Holders, subject to the conditions and limitations described herein. The discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations ("Regulations") and public administrative and judicial interpretations of the Code and Regulations, all of which are subject to change, which changes could be applied retroactively. This discussion is also based on the information included in this Prospectus and the related documents, and on certain representations from the Company as to factual matters. This discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular Holders and does not address state, local and foreign tax consequences.

  The Company has not sought and will not seek any rulings from the Internal Revenue Service (the "Service") with respect to the Senior Notes. There can be no assurance that the Service will not take a different position concerning the tax consequences of the exchange of Old Notes for New Notes or the ownership or disposition of New Notes or that the Service's position would not be sustained by a court.

  The tax consequences to a Holder may vary depending on the Holder's particular situation or status. Holders subject to special rules under the Code (including insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, persons that hold the Senior Notes as part of a "straddle" or as a "hedge" against currency risk or in connection with a conversion transaction, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities and foreign entities and individuals) may be subject to special rules not discussed below.

  As used in this discussion, the term "U.S. Holder" means a Holder that, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any State, (iii) an estate the income of which is subject to United States federal income tax, regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. The term "Non-U.S. Holder" means a Holder that is, for United States federal income tax purposes, not a U.S. Holder.

  THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH PURCHASER IS EXPECTED AND URGED TO CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PURCHASER OF EXCHANGING OLD NOTES FOR NEW NOTES AND OF HOLDING AND DISPOSING OF THE NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ALL STATE, LOCAL OR FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN FEDERAL INCOME TAX LAW SINCE THE DATE OF THIS PROSPECTUS.

EXCHANGE OF NOTES

  Although there is no direct authority as to whether the exchange of the Old Notes for the New Notes pursuant to the Exchange Offer will be treated as a taxable exchange for United States federal income tax purposes, it is the opinion of Holme Roberts & Owen LLP, counsel to the Company, that based on its analysis of applicable law, the exchange should not be treated as a taxable exchange for United States federal income tax purposes. Accordingly, a U.S. Holder should not recognize gain or loss upon the exchange of Old Notes for New Notes and, upon such exchange, should have the same adjusted tax basis in and holding period for the New Notes as it had in the Old Notes immediately prior to the exchange.

ORIGINAL ISSUE DISCOUNT

  The New Notes will have substantial original issue discount for United States federal income tax purposes. As a result, a U.S. Holder who acquires a New Note generally will be required to include original issue discount in gross income as it accrues for United States federal income tax purposes regardless of the U.S. Holder's regular method of tax accounting. Therefore, inclusion in gross income will take place in advance of the receipt of cash payments on the New Notes.

  The amount of original issue discount with respect to each Senior Note will be the excess of the "stated redemption price at maturity" of such Senior Note over its "issue price." The "stated redemption price at maturity" of each Senior Note will include all payments, whether denominated as principal or interest, required to be made thereunder through and including maturity. The "issue price" of a New Note should be the same as the issue price of the Old Notes, which is equal to the first price at which a substantial amount of the Old Notes were sold to the public for money (excluding sales to underwriters, placement agents or wholesalers, etc., acting in an underwriting capacity).

  Each U.S. Holder will be required to include in gross income an amount equal to the sum of the "daily portions" of the original issue discount on the Senior Note for all days during the taxable year in which such holder holds the Senior Note. The daily portions of original issue discount will be determined by allocating to each day during an accrual period (generally a six-month period or shorter period from the date of original issue) a ratable portion of the original issue discount attributable to that accrual period. The amount of the original issue discount attributable to each full accrual period will be equal to the product of the "adjusted issue price" of the Senior Note (at the beginning of the accrual period) and the "yield to maturity" of the Senior Notes (taking into account the length of the particular accrual period). The adjusted issue price of a Senior Note at the beginning of an accrual period is the original issue price of the Senior Note plus the aggregate amount of original issue discount that has accrued in all prior accrual periods less any payments (other than payments not taken into account in determining the stated redemption price) made on the Senior Note. The yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the Senior Note, produces an amount equal to its issue price.

  The Company is required to furnish certain information to the Service regarding the original issue discount amounts. The Company will furnish annually to record holders of the Senior Notes, information with respect to original issue discount accruing during the calendar year, as well as interest paid during that year. This information will be based upon the adjusted issue price of the debt instrument as if the holder were the original holder of the debt instrument. The Company will classify the Senior Notes as debt under section 385 of the Code.

  The foregoing does not discuss special rules that may affect the treatment of purchasers who acquired the Old Notes (or who may acquire the New Notes) at a price that differs from the adjusted issue price of the Senior Notes at the time of acquisition, including those provisions of the Code relating to the treatment of "market discount," "acquisition premium" and "amortizable bond premium." Noteholders should consult their tax advisers regarding these matters.

EFFECT OF LIQUIDATED DAMAGES ON ORIGINAL ISSUE DISCOUNT

  The Company intends to treat the Liquidated Damages contingency described in "Exchange Offer" as a remote contingency for purposes of computing original issue discount. If Liquidated Damages are triggered, then the additional interest will be includible in income when such payment is made.

SALE, RETIREMENT OR OTHER TAXABLE DISPOSITION

  In general, a U.S. Holder will recognize gain or loss upon the sale, retirement or other taxable disposition of the Senior Notes measured by the difference between the amount of cash and fair market value of property received (except to the extent attributable to accrued interest not previously taken into account) in exchange therefor and the U.S. Holder's adjusted tax basis for the Senior Notes. Capital gains tax rates for some taxpayers have been modified by recent legislation. Please consult your tax advisor regarding the applicability of such modifications.

  The exchange of Old Notes for New Notes in the Exchange Offer should not constitute a taxable event to the Holders. See "Exchange Offer; Registration Rights." With respect to tax matters relating to legal defeasance and covenant defeasance in certain circumstances, see "Description of Securities-- Description of the Senior Notes--Defeasance."

BACKUP WITHHOLDING

  The backup withholding rules require a payor to deduct and withhold a tax amount if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor, (ii) the Service notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of a "reportable payment" and the Service has notified the payor that withholding is required, or (iv) there has been a failure of the payee to certify under the penalty of perjury that a payee is not subject to withholding under Section 3406 of the Code. If any one of the events discussed above occurs, the Company, its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment" which includes gross proceeds from the sale of, interest actually paid on, and original issue discount with respect to the Senior Notes, and amounts paid through brokers in retirement of securities. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a refund or credit against such U.S. Holder's United States federal income tax, provided that the required information is furnished to the Service. Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) are not subject to the backup withholding information reporting requirements.

EMPLOYEE BENEFIT PLANS

  Prior to exchanging an Old Note for a New Note, a prospective Holder who is a fiduciary with respect to an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), must comply with the fiduciary responsibility requirements of ERISA, including the prudency and diversification requirements, in making a decision to exchange an Old Note for a New Note. In addition, such plans, together with plans described in Section 4975(e)(1) of the Code, must consider the prohibited transaction provisions of ERISA and the Code and determine that the Company is not a "disqualified person" (as defined in the Code) or a "party in interest" (as defined in ERISA) with respect to such plan or that an exemption from the prohibited transaction provisions of ERISA or the Code is available.

NON-U.S. HOLDERS

  Payments of interest and accruals of original issue discount on the Senior Notes will generally be exempt from United States federal income tax, including withholding tax, if paid to a Non-U.S. Holder; provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (ii) the Non-U.S. Holder is not engaged in a trade or business in the United States in which the interest on the Senior Notes is effectively connected with such trade or business.

  A Non-U.S. Holder will not be subject to United States federal income or withholding tax on gain realized on the sale or other disposition of the Senior Notes unless (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States or, if a treaty applies, generally attributable to the United States permanent establishment maintained by the Non-U.S. Holder, or (ii) in the case of gain realized by an individual Non-U.S. Holder, the individual is present in the United States for at least 183 days in the taxable year of the disposition and certain other conditions are met.

  Recently promulgated Regulations (the "New Regulations"), could affect the procedures to be followed by Non-U.S. Holders and payors of interest and sale proceeds in complying with the United States federal withholding, backup withholding, and information reporting rules, and the availability of any exemption therefrom. The New Regulations are not currently effective, but will generally be effective for payments made after December 31, 1998. Each Non-U.S. Holder is strongly urged to consult its tax advisor regarding the effect of the New Regulations.

  The foregoing discussion with respect to Non-U.S. Holders does not purport to address all tax consequences applicable to Non-U.S. Holders. All Non-U.S. Holders are urged and expected to consult their own tax advisors as to the tax consequences of this investment, including the applicability and effect of foreign, state, or local tax laws.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company acknowledges and each holder, other than a broker-dealer, must acknowledge that it is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution of New Notes. The Company has agreed that starting on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Senior Notes will be passed upon for the Company by Holme Roberts & Owen LLP, Denver, Colorado.

                                    EXPERTS

  The consolidated financial statements of the Company incorporated by reference into this Prospectus from the Company's Form 10-K Annual Report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. In that report, that firm states that (i) with respect to the year ended February 28, 1997, it did not audit the combined financial statements of Tele Cable de Morelos S.A. de C.V. ("Megapo"), as of and for the year ended December 31, 1996, (ii) with respect to the year ended

February 29, 1996, it did not audit the financial statements of XYZ Entertainment Pty. Ltd. ("XYZ"), Megapo, Monor Communications Group, Inc. ("Monor"), Cabodinamica TV Cabo Sao Paulo S.A. ("Net Sao Paulo"), or Telefenua S.A. ("Telefenua") as of and for the year ended December 31, 1995, and (iii) with respect to the year ended February 28, 1995, it did not audit the financial statements of United International Investments ("UII") or Net Sao Paulo as of and for the year ended December 31, 1994, investments of the Company which are reflected in its consolidated financial statements using the equity method of accounting (with respect to XYZ, Megapo, Monor, Net Sao Paulo and UII) or consolidated (with respect to Telefenua). Instead, its report with regard to those entities is based on the reports of other auditors, namely Coopers & Lybrand (with respect to Telefenua and Monor) Deloitte Touche Tohmatsu (with respect to XYZ), Price Waterhouse (with respect to Net Sao Paulo), Price Waterhouse LLP (with respect to UII) and Galaz, Gomez, Morfino, Chavero, Yamazaki (with respect to Megapo). The report referred to above has been included in and incorporated by reference herein in reliance upon the authority of said firm.

  The consolidated financial statements of United International Properties, Inc. incorporated by reference into this Prospectus from the Company's Form 10-K Annual Report, have been audited by Arthur Andersen LLP, independent auditors, as indicated in their report with respect thereto. In that report, that firm states that (i) with respect to the year ended February 28, 1997, it did not audit the combined financial statements of Tele Cable de Morelos S.A. de C.V. ("Megapo"), as of and for the year ended December 31, 1996, and (ii) with respect to the year ended February 29, 1996, it did not audit the financial statements of XYZ Entertainment Pty. Ltd. ("XYZ"), Megapo, Monor Communications Group, Inc. ("Monor"), Cabodinamica TV Cabo Sao Paulo S.A. ("Net Sao Paulo"), or Telefenua S.A. ("Telefenua") as of and for the year ended December 31, 1995, investments which are reflected in its consolidated financial statements using the equity method of accounting (with respect to XYZ, Megapo, Monor and Net Sao Paulo) or consolidated (with respect to Telefenua). Instead, its report with regard to those entities is based on the reports of other auditors, namely Coopers & Lybrand (with respect to Telefenua and Monor) Deloitte Touche Tohmatsu (with respect to XYZ), Price Waterhouse (with respect to Net Sao Paulo) and Galaz, Gomez, Morfino, Chavero, Yamazaki (with respect to Megapo). The report referred to above has been incorporated by reference herein in reliance upon the authority of said firm.

  The consolidated financial statements as of and for the year ended December 31, 1996 of United and Philips Communications B.V. (now known as United Pan-Europe Communications N.V.) incorporated by reference into this Prospectus from the Company's Form 10-K Annual Report, have been audited by Arthur Andersen & Co., independent auditors, as indicated in their report with respect thereto, and are included in and incorporated by reference herein upon the authority of said firm.

  The Consolidated financial statements as of December 31, 1995 and for the period from inception (July 13, 1995) to December 31, 1995 of United and Philips Communications B.V. incorporated by reference into this Prospectus from the Company's Form 10-K Annual Report have been jointly audited by Arthur Andersen & Co. and KPMG Accountants N.V., independent public accountants, as indicated in their report with respect thereto and are included in and incorporated by reference herein upon the authority of said firms.

  The financial statements of Joint Venture, Inc. incorporated by reference into this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission, a Registration Statement on Form S-4 under the Securities Act, with respect to the securities offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby reference is made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected at, and copies thereof may be obtained at prescribed rates from the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  The Company files reports under Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"). Such reports filed by the Company can be inspected at, and copies thereof may be obtained, at the above-listed public reference facilities of the Commission.

                                     * * *

  The Company intends to furnish holders of the Senior Notes with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                          INCORPORATION BY REFERENCE

  The following documents have been filed with the Commission (File No. 0-21974) and are incorporated in this Prospectus by reference and made a part hereof:

  1. The Company's Annual Report on Form 10-K for the year ended February 28, 1997.

  2. The Company's Quarterly Reports on Form 10-Q for the quarters ended May 31, August 31 and November 30, 1997.

  3. The Company's Current Reports on Form 8-K dated September 10, October 7, October 17 (as amended by Form 8-K/A filed November 14, 1997), December 11, 1997 and February 5, 1998.

  All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the Offering, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Any such request should be directed to United International Holdings, Inc., Manager of Financial Reporting, 4643 South Ulster Street, Suite 1300, Denver, Colorado, 80237 (telephone number 303-770-4001).

                             ANNEX A TO PROSPECTUS

              SUBSIDIARIES AND RESTRICTED AFFILIATES OF THE ISSUER

I. UIH EUROPE AND COMPANIES HELD THROUGH UIH EUROPE

  A. SUBSIDIARIES

     Belmarken Holding B.V.
     Cable Network Brabant Holding B.V.
     Cable Network Zuid-Oost Brabant Holding B.V.
     Cable Networks Austria Holding B.V.
     Cable Networks Netherlands Holding B.V.
     Control Cable Ventures SRL
     Janco Multicom A/S
     Kabel Net Brno A.S.
     Kabel Net Holding A.S.
     Kabeltel s.r.o.
     Kabeltelevisie Eindhoven N.V.
     Kabeltelevisie Son en Breugel B.V.
     MediaReseaux Marne S.A.
     MediaReseaux S.A.
     Multicanal Holdings SRL
     Radio Public N.V./S.A.
     Slovatel s.r.o
     Telekabel Graz GmbH
     Telekabel Klagenfurt GmbH
     Telekabel Wien GmbH
     Telekabel-Fernsehnetz Region Baden Betriebs-GmbH
     Telekabel-Fernsehnetz Wiener Neustadt Neunkirchen Betriebs-GmbH Trnavatel s.r.o.
     UIH Europe, Inc.
     UIH Romania, Inc.
     UIH Romania Ventures, Inc.
     United Pan-Europe Communications N.V.

  B. RESTRICTED AFFILIATES

     Ceska Programova Spolecnost s.r.o.

II. UIPI AND COMPANIES HELD THROUGH UIPI

  A. SUBSIDIARIES

     Auldana Beach Pty Ltd.
     Austar Entertainment Pty Ltd.
     Austar Retail Pty Ltd.
     Austar Satellite Pty Ltd.
     Austar Services Pty Ltd.
     Cable Star S.A.
     Carryton Pty Ltd.
     CTV Pty Ltd.
     Dovevale Pty Ltd.

     Grovern Pty Ltd.
     Jacolyn Pty Ltd.
     Keansburg Pty Ltd.
     Kidillia Pty Ltd.
     Lystervale Pty Ltd.
     Maxi-Vu Pty Ltd.
     Minorite Pty Ltd.
     Orloff Pty Ltd.
     Palara Vale Pty Ltd.
     Plator Holding B.V.
     Saturn Communications Limited
     Selectra Pty Ltd.
     STV Pty Limited
     T.V. Cable, S.R. Ltda.
     Tara Television Limited
     Tara Television Global Ltd.
     Tara Television (UK) Limited
     UIH Argentina, Inc.
     UIH Asia Investment Co.
     UIH Asia, Ltd.
     UIH Asia/Pacific Communications, Inc.
     UIH Austar, Inc.
     UIH Austar Transponder, Inc.
     UIH Australia Holdings, Inc.
     UIH Australia/Pacific Finance, Inc.
     UIH Australia/Pacific, Inc.
     UIH Brazil, Inc.
     UIH Canada, Inc.
     UIH Chile, Inc.
     UIH China Holdings, Inc.
     UIH do Brasil Tecnologia Ltda.
     UIH El Salvador, Inc.
     UIH GTS, Inc.
     UIH Hunan, Inc.
     UIH Hungary, Inc.
     UIH Iberian Programming, Inc.
     UIH Latin America, Inc.
     UIH Latin America Programming, Inc.
     UIH Management, Inc.
     UIH Mexico, Inc.
     UIH Mexico Resources, Inc.
     UIH Mexico Ventures, Inc.
     UIH Middle East, Inc.
     UIH New Zealand Holdings, Inc.
     UIH Peru, Inc.
     UIH Peru, S.A.
     UIH Philippines Holdings, Inc.
     UIH Programming, Inc.
     UIH Programming-Malta Ltd.
     UIH-SFCC Holdings, L.P.
     UIH-SFCC II, Inc.
     UIH-SFCC L.P.
     UIH Taiwan, Inc.

     UIH U.K. Programming, Inc.
     UIH UK, Inc.
     UIH Venezuela, Inc.
     UIH XYZ Holdings, Inc.
     UIHLA Holdings, Inc.
     UIHLA Management, Inc.
     UIHLA Ventures, Inc.
     United International Holdings Argentina, S.A.
     United International Properties, Inc.
     United Wireless, Inc.
     United Wireless Pty Limited
     Vermint Grove Pty Ltd.
     Vinatech Pty Ltd.
     Windytide Pty Ltd.
     Xtek Bay Pty Ltd.
     Yanover Pty Ltd.

  B. RESTRICTED AFFILIATES

     Cablevision S.A.
     Century United Programming Ventures Pty Limited
     Chippawa Pty Ltd.
     Cuemamu, S.A. De C.V.
     Grupa Telecable de Mexico, S.A. de C.V.
     Hunan International Telecommunications Company Limited
     Ibercom, Inc.
     Iberian Programming Services C.V.
     Ilona Investments Pty Ltd.
     Inversiones UIH Latin America Limitada
     MCG Management, Inc.
     Megacomm M. Servicios, S.A. de C.V.
     Monor Telfon Tarasag Rt.
     Monor Communications Group, Inc.
     Multicanel TPS, S.A.
     Nidlo B.V.
     Plator Holding, B.V.
     Red de Television y Servicios Por Cable S.A.
     Societe Francaise des Communications et du Cable S.A.
     Spanish Program Services, C.V.
     Telecable de Chilpancingo, S.A. de C.V.
     Telecable de Morelos, S.A. de C.V.
     Telecable Mexicano, S.A. de C.V.
     Telefenua S.A.
     Television Universidad de Talcia S.A.
     TV Max Constitucion Limitada
     TV Show Brasil, S/A
     TV Cabo e Comunicacoes de Jundiai, S A
     United Family Communications, LLC
     Vision por Cable de Oaxaca, S.A. de C.V.
     VTR Galaxy de Chile S.A.
     VTR Hipercable, S.A.
     VTR Telefonica S.A.
     VTR Cable Express S.A.
     VTR Cable Express (Chile) S.A.
     XYZ Entertainment Pty Limited

                             ANNEX B TO PROSPECTUS

                    UNRESTRICTED SUBSIDIARIES OF THE ISSUER

I. SUBSIDIARIES HELD THROUGH UIH EUROPE

     Binan Investment B.V.
     Intercabo Atlantico - Communicacoes por Cabo S.A.
     Intercabo Capital - Communicacoes por Cabo S.A.
     Intercabo Centro - Televisao por Cabo S.A.
     Intercabo Norte - Communicacoes por Cabo S.A.
     Intercabo Sul - Communicacoes por Cabo S.A.
     Intercabo Televisao por Cabo S.A.
     Melita Cable TV PLC
     Melita Partnership
     Stipdon Investments B.V.
     Tishdoret Achzakot Ltd.
     UCI Enterprises, Inc.
     UIH Bulgaria, Inc.
     UIH Portugal, Inc.
     UIH Slovakia, Inc.
     UIH Spain, Inc.
     UIH Turkey, Inc.
     UII - Ireland Limited Liability Company
     UII - Ireland Ltd.
     United International Investments
     UPC Intermediates B.V.
     UPC Kft

II. SUBSIDIARIES HELD THROUGH UIPI

     UIH AML, Inc.
     UIH Brazil, SP, Inc.
     UIH Communication, Inc.
     UIM Aircraft, Inc.

                       [UIH EUROPE PHOTO APPEARS HERE]



[UIH ASIA/PACIFIC PHOTO APPEARS HERE]


                                          [UIH LATIN AMERICA PHOTO APPEARS HERE]



          [LOGO OF UNITED INTERNATIONAL HOLDINGS, INC. APPEARS HERE]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE INITIAL PURCHASERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE SENIOR NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                           PAGE
Prospectus Summary........................................................   5
Risk Factors..............................................................  22
Exchange Offer............................................................
Use of Proceeds...........................................................  35
Capitalization............................................................  36
Selected Consolidated Financial Data......................................  38
Pro Forma Consolidated Condensed Financial Information of the Company.....  40
Management's Discussion and Analysis of Financial Condition...............  45
Business..................................................................  49
Corporate Organizational Structure........................................  83
Regulation................................................................  86
Description of Other Debt.................................................  91
Description of Senior Notes...............................................  97
Certain U.S. Income Tax Considerations.................................... 127
Plan of Distribution...................................................... 130
Legal Matters............................................................. 130
Experts................................................................... 130
Additional Information.................................................... 131
Incorporation by Reference................................................ 132
Index to Financial Statements............................................. F-1
Subsidiaries and Restricted Affiliates of the Issuer...................... A-1
Unrestricted Subsidiaries of the Issuer................................... B-1


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 $1,375,000,000


                    [LOGO OF UNITED INTERNATIONAL HOLDINGS]


            10 3/4% SENIOR SECURED DISCOUNT NOTES DUE 2008, SERIES B



                                  -----------

                                   PROSPECTUS

                                  -----------



                                        , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

  Capitalized terms used but not defined in Part II have the meanings ascribed to them in the Prospectus contained in this Registration Statement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 (a) Exhibits

  4.1   Indenture dated as of February 5, 1998, between the Company and Firstar
        Bank of Minnesota, N.A. (the "1998 Indenture").*
  4.2   The form of New Note is included as Exhibit A-2 to the 1998 Indenture.
  5.1   Opinion of Holme Roberts & Owen LLP as to the legality of the Senior
        Notes.*
  8.1   Opinion of Holme Roberts & Owen LLP as to certain other matters.*
 12.1   Statement re: Ratio of Earnings to Fixed Charges.*
 23.1   Consent of Independent Public Accountants--Arthur Andersen LLP (United
        International Holdings, Inc.).*
 23.2   Consent of Independent Public Accountants--Arthur Andersen LLP (United
        International Properties, Inc.).*
 23.3   Consent of Independent Public Accountants--Arthur Andersen & Co.
        (United and Philips Communications B.V.) (for year ended December 31,
        1996).*
 23.4   Consent of Independent Public Accountants--Arthur Andersen & Co.
        (United and Philips Communications B.V.) (for year ended December 31,
        1995).*
 23.5   Consent of Independent Public Accountants--KPMG Accountants N.V.
        (United and Philips Communications B.V.) (for year ended December 31,
        1995).*
 23.6   Consent of Independent Auditors--Deloitte Touche Tohmatsu (XYZ
        Entertainment Pty Ltd.).*
 23.7   Consent of Independent Auditors--Galaz, Gomez Morfin, Chavero,
        Yamazaki, S.C. (Tele Cable de Morelos, S.A. de C.V.).*
 23.8   Consent of Independent Accountants--Coopers & Lybrand L.L.P. (Monor
        Communications Group, Inc.).*
 23.9   Consent of Independent Accountants--Price Waterhouse (Cabodinamica TV
        Cabo Sao Paulo S.A.).*
 23.10  Consent of Independent Auditors--Coopers & Lybrand (Telefenua S.A.).*
 23.11  Consent of Independent Accountants--Price Waterhouse LLP (United
        International Investments).*
 23.11A Consent of Independent Public Accountants--Arthur Andersen LLP (Joint
        Venture, Inc.).
 23.12  The consent of Holme Roberts & Owen LLP is included in Exhibit 5.1.
 24.1   Powers of Attorney.*
 25.1   Statement of Eligibility of the Trustee.*

---------------------

* Previously filed.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THIS 10TH DAY OF MARCH, 1998.

                                         United International Holdings, Inc.,
                                           A Delaware corporation

                                                   /s/ J. Timothy Bryan
                                         By: __________________________________
                                                   J. TIMOTHY BRYAN,
                                                CHIEF FINANCIAL OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                                      TITLE/POSITION HELD
                                      WITH THE REGISTRANT
             SIGNATURE                                             DATE

                 *                    Chairman of the
------------------------------------   Board and Chief        March 10, 1998
         GENE W. SCHNEIDER             Executive Officer

                 *                    Executive Vice
------------------------------------   President and          March 10, 1998
         MARK L. SCHNEIDER             Director

        /s/ J. Timothy Bryan          Chief Financial
------------------------------------   Officer                March 10, 1998
          J. TIMOTHY BRYAN

                 *                    Director
------------------------------------                          March 10, 1998
         ALBERT M. CAROLLO

                 *                    Director
------------------------------------                          March 10, 1998
        LAWRENCE F. DEGEORGE

                 *                    Director
------------------------------------                          March 10, 1998
        LAWRENCE J. DEGEORGE

                 *                    Director
------------------------------------                          March 10, 1998
         WILLIAM J. ELSNER

                 *                    Director
------------------------------------                          March 10, 1998
        JOSEPH E. GIOVANINI

                 *                    Director
------------------------------------                          March 10, 1998
         ANTONY P. RESSLER

                 *                    Director
------------------------------------                          March 10, 1998
         CURTIS W. ROCHELLE

                 *                    Director
------------------------------------                          March 10, 1998
          BRUCE H. SPECTOR

                 *                    Controller
------------------------------------   (Principal             March 10, 1998
          VALERIE L. COVER             Accounting
                                       Officer)

        /s/ J. Timothy Bryan
------------------------------------
       BY: J. TIMOTHY BRYAN,
          Attorney-In-Fact

                                      II-2